Exhibit 2.1

Portions of this exhibit, indicated by [***], have been omitted in accordance with Item 601(b)(10)(iv) of Regulation S-K. The omitted information is (i) not material and (ii) treated by the Registrant as private or confidential.

Portions of this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K.

The Registrant undertakes to furnish a copy of all omitted information, schedules, and exhibits to the U.S. Securities and Exchange Commission upon its request.

PURCHASE AND SALE AGREEMENT

between

KNOWLES CORPORATION,

and

SYNTIANT CORP.

dated as of September 18, 2024

i

ii

Exhibit A-1	Illustrative Working Capital Calculation
Exhibit A-2	Illustrative Company's Proportionate Share Shortfall Calculation
Exhibit B	[Reserved]
Exhibit C	Form of IP Assignment Agreement
Exhibit D	Form of IP License Agreement
Exhibit E	Form of Trademark License Agreement
Exhibit F	Form of Transition Services Agreement
Exhibit G	Sony Consent
Exhibit H-1	Form of Stamping Supply Agreement (KEM-2)
Exhibit H-2	Form of MEMS Release Supply Agreement
Exhibit I	Form of Itasca Lease
Exhibit J	Form of Suzhou Sublease
Exhibit K-1	Form of Penang Manufacturing Lease
Exhibit K-2	Form of Penang Warehouse Lease (Units 11 & 49)
Exhibit K-3	Form of Penang Warehouse Lease (Unit 51)
Exhibit L-1	Form of Series D Stock Purchase Agreement
Exhibit L-2	Form of Series D Voting Agreement
Exhibit L-3	Form of Series D Investor Rights Agreement
Exhibit L-4	Form of Series D Right of First Refusal and Co-Sale Agreement
Exhibit L-5	Form of Series D Side Letter (Knowles)

iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and effective as of September 18, 2024 among KNOWLES CORPORATION, a Delaware corporation (the “Company”), and SYNTIANT CORP., a Delaware corporation (“Buyer”).

WHEREAS, KNOWLES LUXEMBOURG INTERNATIONAL SARL, a private limited liability company formed under the laws of Luxembourg and wholly owned subsidiary of the Company (the “Equity Seller”), owns all of the issued and outstanding capital stock or other equity interests of Knowles Electronic Taiwan Ltd. (the “Acquired Company”);

WHEREAS, KNOWLES ELECTRONICS LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“KELLC”) KNOWLES ELECTRONICS GMBH, a Swiss company with limited liability and wholly owned subsidiary of the Company (“KER”), KNOWLES KOREA YUHAN HOESA, a corporation formed under the laws of Korea (“KEK”), KNOWLES ELECTRONICS (SUZHOU) CO. LTD., a limited company formed under the laws of PRC and wholly owned subsidiary of the Company (“KES”), KNOWLES ELECTRONICS JAPAN, K.K., a corporation formed under the laws of Japan and wholly owned subsidiary of the Company (“KEJ”), KNOWLES DISTRIBUTION SDN BHD (MALAYSIA), a private limited company formed under the laws of Malaysia and wholly owned subsidiary of the Company (“KDM”), KNOWLES ELECTRONICS (MALAYSIA) SDN. BHD., a private limited company formed under the laws of Malaysia and wholly owned subsidiary of the Company (“KEM”), KNOWLES IPC (M) SDN. BHD., a private limited company formed under the laws of Malaysia and wholly owned subsidiary of the Company (“KIPC”), AUDIENCE COMMUNICATIONS SYSTEMS INDIA PRIVATE LIMITED, a private company formed under the laws of India and wholly owned subsidiary of the Company (“KIDC”) and KNOWLES ELECTRONICS (SHANGHAI) CO., LTD., a limited company formed under the laws of PRC and wholly owned subsidiary of the Company (“KST”) (KELLC, KER, KEK, KES, KEJ, KDM, KEM, KIPC, KIDC and KST, collectively, the “Asset Sellers”), own certain assets used in the Acquired Business as further set forth herein;

WHEREAS, the Acquired Company is engaged in the Acquired Business;

WHEREAS, Buyer desires to purchase the Acquired Equity (as defined below) from the Equity Seller, and the Company desires to cause the Equity Seller to sell the Acquired Equity to Buyer, all upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Buyer and the Buyer Designees (as defined below) desire to purchase the Acquired Assets and assume the Assumed Liabilities from the Asset Sellers, and the Company desires to cause the Asset Sellers to sell the Acquired Assets and transfer the Assumed Liabilities to Buyer and the Buyer Designees, all upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, each of Key Employees have entered into an employment arrangement with Buyer;

WHEREAS, concurrently with the execution of this Agreement, the Company and Buyer are entering into the Sony Side Letter;

WHEREAS, in connection with the Closing, the Company and Buyer or an Affiliate of the Company or Buyer, respectively, will enter into (i) that certain IP License Agreement, substantially in the form attached hereto as Exhibit D, pursuant to which the Company or an Affiliate of the Company will license certain Intellectual Property Rights used in the Acquired Business to Buyer or an Affiliate of Buyer following the Closing (the “IP License Agreement”); and (ii) that certain Trademark License Agreement, substantially in the form attached hereto as Exhibit E, pursuant to which the Company or an Affiliate of the Company will license certain Knowles Marks (as defined below) to Buyer or an Affiliate of Buyer following the Closing (the “Trademark License Agreement”);

WHEREAS, in connection with the Closing, the Company and Buyer or an Affiliate of the Company or Buyer, respectively, will enter into that certain Transition Services Agreement, substantially in the form attached hereto as Exhibit F, pursuant to which the Company or an Affiliate of the Company will provide certain transition services to Buyer or an Affiliate of Buyer following the Closing (the “Transition Services Agreement”); and

WHEREAS, capitalized terms used but not defined in the context of the Section in which such terms first appear shall have the meanings set forth in Section 11.19.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound, the Company and Buyer agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1. Acquired Equity. Upon the terms set forth in this Agreement, on the Closing Date, the Company shall cause the Equity Seller to sell, transfer and assign to Buyer, or one or more Buyer Designees, and Buyer shall purchase and accept from each such Equity Seller, all right, title and interest in and to all of the issued and outstanding capital stock or other equity interests of the Acquired Company, free and clear of all Liens (except for Permitted Liens) (collectively, the “Acquired Equity”).

Section 1.2. Acquired Assets.

(a)
Assets. Upon the terms set forth in this Agreement, on the Closing Date, the Company shall cause the Asset Sellers to sell, transfer, assign and convey to Buyer all right, title and interest, and Buyer shall purchase and accept all such right, title and interest from the Asset Sellers, in and to the Acquired Assets, free and clear of all Liens (except for Permitted Liens).
(b)
Liabilities.
(i)
Assumed Liabilities. Upon the terms set forth in this Agreement, on the Closing Date, Buyer or one or more Buyer Designees, shall assume and agree to pay, perform and discharge, as and when due, the following Liabilities (such items, collectively, the “Assumed Liabilities”):
(A)
all Liabilities (other than the Excluded Liabilities listed in Section 1.2(b)(ii)(A)-(M)) related to the Acquired Assets whether such Liabilities accrue or are required to be performed before, at or after the Closing;

(B)
all Liabilities arising under the Sony Contracts (excluding the Liabilities arising under Sections 1.2(b)(ii)(B)-(C)), whether such Liabilities accrue or are required to be performed before, at or after the Closing, including (1) the obligation to make payments to Sony totaling $38.3 million between April 1, 2026 and March 31, 2027, pursuant to that certain Purchase Commitment Agreement, dated as of October 10, 2022, by and between Sony, Knowles Corporation and KDM, as amended by that certain Amendment to Purchase Commitment Agreement, dated as of February 26, 2024 (the “Sony Purchase Commitment Agreement”) and (2) the minimum volume purchase obligations set forth in the Sony Purchase Commitment Agreement;
(C)
any Liabilities of Buyer or any of its Affiliates under this Agreement or any other Transaction Document, including, as set forth in the Transition Services Agreement, IP License Agreement or the Trademark License Agreement;
(D)
the Liabilities related to any Current Employees who do not receive an offer of employment from Buyer or its Affiliates that complies in all respects with Section 6.2(a) and Section 6.2(b) hereof (a “Qualifying Offer”), and have not been terminated by Seller or its Affiliates prior to the Closing, and any Transferred Employees, in each case which accrue or arise before, at or after the Closing (except as otherwise provided in Section 6.2);
(E)
any Liabilities related to the indemnification obligations of the Buyer or any of its Affiliates to the Company Indemnified Parties pursuant to Article X; and
(F)
all Liabilities for the Transfer Taxes allocated to Buyer pursuant to Section 6.1(a).
(ii)
Excluded Liabilities. Other than Assumed Liabilities, Buyer is not assuming, is not responsible for paying, performing or discharging, and is not otherwise bearing the economic burden of any claims against or obligations or Liabilities of the Company or any Asset Seller, or any of their respective Affiliates relating to the Acquired Business or the Retained Businesses, whether known, unknown, direct or indirect, matured or unmatured, absolute, accrued, contingent or otherwise (collectively, the “Excluded Liabilities”), including:
(A)
all Liabilities arising out of, relating to, in the nature of or caused by any violation of law, breach of contract, infringement of Intellectual Property Rights, breach of warranty, tort, claim, lawsuit or indemnification obligations for pre-Closing occurrences arising as of or prior to Closing with respect to (i) the Business IP and/or (ii) all Transferred Technology and other Technology used or held for use in the Acquired Business, in each case, including any Intellectual Property Rights or Technology licensed, sold, assigned or otherwise conveyed or provided to the Company or any of its Affiliates under the Business In-Licenses;

(B)
all Liabilities arising from the Settlement Agreement, dated November 4, 2022, by and among Sony (acting through its Sony Semiconductor Solutions America Division), the Company and KDM, whether arising prior to, at or following the Closing;
(C)
all Liabilities arising from the Knowles Parties’ purchases under the Sony Contracts in the Hearing Health Field of Use and/or related to the Retained Businesses, whether arising prior to, at or following the Closing;
(D)
any Accounts Payable arising out of the Company’s purchases of MEMS wafers under the Sony Contract prior to Closing;
(E)
any Liabilities related to the indemnification obligations of the Knowles Parties to Buyer pursuant to Article X;
(F)
any Liabilities related to any intercompany accounts, indemnity obligations or Contracts involving the Company or any Affiliate thereof (other than the Acquired Company), on the one hand, and the Acquired Company, on the other hand;
(G)
any Liabilities of any Knowles Party under this Agreement or any other Transaction Document (regardless of when they are incurred or accrued);
(H)
the Liabilities related to any (1) Current Employees who received a Qualifying Offer, but are not Transferred Employees or (2) non- employee consultants or contractors, in each case which accrue or arise before, at or after the Closing (except as otherwise provided in Section 6.2);
(I)
all Indebtedness for borrowed money of any Knowles Party (other than the Acquired Company);
(J)
all guarantees of third-party Indebtedness made by any Knowles Party (other than the Acquired Company) and any reimbursement obligations to guarantors of any Knowles Party’s (other than the Acquired Company) obligations or under letters of credit or other similar agreements or instruments;
(K)
any Liabilities of the Asset Sellers or their Affiliates, or otherwise imposed on the Acquired Assets or with respect to the Acquired Business, in respect of Taxes relating to any Pre-Closing Tax Period, including without limitation, any Liability of the Asset Sellers or their Affiliates for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), as a transferee or successor, or by Contract;
(L)
all Liabilities for Indemnified Taxes; and
(M)
all Liabilities for the Transfer Taxes allocated to Sellers pursuant to Section 6.1(a).

(c)
Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not require and shall not constitute an agreement to sell, contribute, dividend, distribute, assign, transfer, convey or deliver any Acquired Asset or any claim or right or benefit arising thereunder or resulting therefrom if an attempted sale, contribution, dividend, assignment, transfer, conveyance or delivery thereof (without Third Party Consent) would violate, constitute a default under or breach of any Contract or would violate or otherwise be prohibited by any applicable Law (each such Acquired Asset or claim or right or benefit arising thereunder or resulting therefrom, a “Non-Transferable Asset”), without first obtaining any such Third Party Consents. Notwithstanding anything to the contrary contained in this Agreement, in the event that any applicable Third Party Consent in connection with the contribution, dividend, distribution, assignment, transfer, conveyance or delivery of any Non-Transferable Asset that would otherwise be considered an Acquired Asset cannot be obtained prior to the Closing, the Company shall cause the applicable Asset Seller to hold such Non-Transferable Asset, as of and from the Closing, in trust for the Acquired Company and the covenants and Assumed Liabilities thereunder shall be performed by the Acquired Company (and Buyer shall, and shall cause the Acquired Company to do so) in the applicable Asset Seller’s name and all benefits and Assumed Liabilities existing thereunder shall be for the Acquired Company. If such Third Party Consent is not obtained, (a) the Company shall take (or cause the applicable Asset Seller to take) such actions in its name or otherwise as Buyer may reasonably request so as to (i) provide Buyer with the benefits of such Non-Transferable Assets for no additional consideration (it being the intent of such action to put Buyer and the Company in the same position with respect to benefits and burdens as if such Non- Transferable Asset were transferred to Buyer at the Closing), (ii) to effect the collection of money or other consideration that becomes due and payable under such Non-Transferable Assets and (iii) to enforce for the benefit of the Acquired Company and at the expense of the Acquired Company, any and all rights against a third party arising under such Non-Transferable Asset, and (b) the Company shall (or shall cause the applicable Asset Seller to) promptly pay, or cause to be paid, to the Acquired Company all money or other consideration received by the applicable Asset Seller with respect to all such Non-Transferable Assets net of any withholding or deduction required under applicable Law with respect to such payment; provided, that the Company shall use commercially reasonable efforts to provide notice to the applicable payee prior to making any such withholding or deduction and reasonably cooperate with the applicable payee to reduce or eliminate any such withholding or deduction. Buyer shall reimburse the Company for the reasonable and documented out of pocket expenses of the Company or its Affiliates incurred in connection with the Company’s performance of its obligations pursuant to this Section 1.2(c) to the extent such expenses would have been incurred by Buyer in the ordinary course of business had any such Non-Transferable Assets been transferred to Buyer at the Closing.
(d)
For the period of twelve (12) months following the Closing Date, the Company and Buyer shall use commercially reasonable efforts to obtain any Third Party Consent to the sale, contribution, dividend, distribution, assignment, transfer, conveyance or delivery of any Non-Transferable Asset to the Acquired Company, or otherwise transition the Acquired Assets to Buyer; provided, however, that neither the Company, the applicable Asset Seller nor Buyer shall be required to compensate any third party, commence or participate in any litigation, or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such Third Party Consent or transition the Acquired Assets. If and when such Third Party Consents are obtained, and/or such Acquired Assets transitioned, after the Closing to effect the sale, contribution, dividend, distribution, assignment, transfer, conveyance or delivery of any Acquired Asset that had constituted a Non-Transferable Asset, such sale, contribution, dividend, distribution, assignment, transfer, conveyance or delivery shall be promptly effected in accordance with the terms of this Agreement, for no additional consideration, after which, such Acquired Asset shall no longer be subject to this Section 1.2 as a Non-Transferable Asset.

Section 1.3. Shared Contracts. With respect to each Shared Contract, prior to the Closing, each Party shall use its commercially reasonable efforts to cooperate and consult with one another to formulate a strategy and plan regarding the transition of rights and obligations set forth in the Shared Contracts with respect to the Acquired Business to Buyer or a Buyer Designee, which strategy and plan may include the splitting, partial assignment or replication of such Shared Contract to or for Buyer or a Buyer Designee, or to otherwise enter into a new Contract with Buyer or a Buyer Designee on substantially the same terms as exist under the applicable Shared Contract. Notwithstanding the foregoing, no Party shall be required to pay any transfer or other fee or incur any liability to split, assign or replicate any Shared Contract, other than to the extent such fee or liability is expressly contemplated by the terms of such Shared Contract. With respect to any Assignable Shared Contract, the parties agree to use their commercially reasonable efforts to formulate such a strategy and plan that does not require the consent of the applicable third party.

Section 1.4. Designation of Affiliates. To the extent that any of the Acquired Assets are under the control of any of the Company’s Affiliates (other than the Asset Sellers), the Company shall cause such Affiliates to promptly take such legal action as may be necessary to consummate the transfer to Buyer and its Affiliates of such Acquired Assets under terms and conditions which are consistent with and subject to the terms of this Agreement. Prior to the Closing, Buyer may designate one or more Affiliates (each, a “Buyer Designee”) to, at the Closing, (i) acquire all or part of the Acquired Assets, (ii) assume all or part of the Assumed Liabilities or (iii) pay a designated portion of the Purchase Price pursuant to Section 2.1, in which event all references herein to Buyer will be deemed to refer to such Buyer Designees, as appropriate, in each case, subject to the terms and conditions hereof (including, for the avoidance of doubt, the last sentence of Section 5.4(b) and the last proviso of Section 11.2 hereof).

Section 1.5. Local Agreements.

(a)
Execution and Delivery. The Parties acknowledge and agree that the implementation of the transactions contemplated by Sections 1.1 and 1.2 may need to be effected at the Closing pursuant to certain short-form assignment and assumption, merger, sale or other similar short-form transfer agreements, including, as necessary, transfer instruments, notices of transfer, certificates of merger, notarial deeds, powers of attorney and any other ancillary agreement or document reasonably requested by Buyer on behalf of itself or a Buyer Designee, in all cases subject to and conforming with the requirements of applicable local Law (on a country-by-country basis) and the organizational documents of the Acquired Company (collectively, the “Local Agreements”). The Parties shall negotiate in good faith the provisions of the Local Agreements, which shall be in a form mutually agreed upon by the Parties prior to the Closing, under the fundamental principle that the operative provisions governing the transactions contemplated by Sections 1.1 and 1.2 shall be contained in this Agreement to the maximum extent practicable so as to avoid confusion regarding the terms of such transactions. Unless otherwise required by applicable local Law (on a country-by-country basis), the Local Agreements shall not contain any representations, warranties, covenants, indemnities or conditions. Each Local Agreement with respect to each applicable jurisdiction shall be in substantively the same form except, as the Parties shall mutually agree, for (i) the deletion of provisions which are inapplicable to the Acquired Business (or portion thereof) in such jurisdiction, (ii) such changes as may be necessary to satisfy the requirements of applicable local Law or applicable organizational documents of any relevant Persons and (iii) subject to matters set out in Section 6.2, such changes regarding employees and employee benefit matters in order to adapt such Local Agreement to the particular circumstances of the Acquired Business and jurisdiction. The Parties will cooperate to prepare the Local Agreements as soon as reasonably practicable following the date hereof and will execute and deliver or cause their respective Affiliates to execute and deliver such Local Agreements at the Closing upon the terms and subject to the conditions of this Agreement.

(b)
Claims Under Local Agreements. For the avoidance of doubt, each applicable Local Agreement will be entered into solely for the purpose of implementing (in the relevant jurisdictions) the sale, purchase and delivery of the Acquired Equity and the Acquired Assets, and the assignment and assumption of the Assumed Liabilities, as provided under the provisions of this Agreement. The Acquired Equity, Acquired Assets and Assumed Liabilities that are subject to the Local Agreements shall be treated as the Acquired Equity, Acquired Assets and Assumed Liabilities, as applicable, for all purposes under this Agreement. None of Buyer, any Buyer Designee, the Company or any Asset Seller shall be permitted to bring any claim against the other parties to such Local Agreement in respect of or under any Local Agreement that is inconsistent with the terms and conditions of this Agreement regarding claims against the parties.

ARTICLE II

PURCHASE PRICE; PAYMENT; R&W INSURANCE POLICY

Section 2.1. Purchase Price.

(a)
In consideration for the Acquired Equity and the Acquired Assets, Buyer or one or more Buyer Designees shall (a) assume the Assumed Liabilities as provided in Section 1.2(b), (b) issue and deliver to KELLC the Closing Stock Consideration and (c) pay to the Company or its designee(s) (including the Equity Seller and/or Asset Sellers) cash in an aggregate amount equal to the Closing Cash Consideration. The “Purchase Price” shall be as set forth below:

(i) the Base Purchase Price;

(ii) plus the amount, if any, by which the Closing Date Working Capital exceeds the Working Capital Target;

(iii) minus the amount, if any, by which the Working Capital Target exceeds the Closing Date Working Capital;

(iv) plus an amount equal to the Closing Date Cash;

(v) minus an amount equal to the Closing Date Indebtedness;

(vi) minus an amount equal to the Closing Date Transaction Expenses; and

(vii) plus an amount equal to the Closing Date Company’s Proportionate Share Shortfall.

(b)
Not less than five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyer a written statement (the “Estimated Closing Statement”) setting forth a good faith estimate by the Company of (i) (A) Working Capital as of or immediately prior to Closing (the “Estimated Closing Date Working Capital”), (B) Cash and Cash Equivalents as of or immediately prior to Closing (the “Estimated Closing Date Cash”), (C) Indebtedness outstanding as of or immediately prior to Closing (the “Estimated Closing Date Indebtedness”), (D) Transaction Expenses as of or immediately prior to Closing (the “Estimated Closing Date Transaction Expenses”) and (E) the Company’s Proportionate Share Shortfall as of or immediately prior to Closing (the “Estimated Company’s Proportionate Share Shortfall”), and (ii) based on such estimates, the calculation of the Purchase Price pursuant to Section 2.1(a) and the resulting calculation of the Closing Cash Consideration, all in reasonable detail prepared in accordance with the Accounting Principles, with supporting documentation and calculations and, with respect to the calculation of the Estimated Closing Date Working Capital, in a manner consistent with the illustration set forth on Exhibit A-1 (the “Estimated Working Capital Statement”). Exhibit A-1 sets forth the calculation of Working Capital as if the Closing occurred on the Balance Sheet Date (the “Illustrative Working Capital Calculation”).

Section 2.2. Payment at Closing. Subject to fulfillment or waiver (in the event permissible) of the conditions set forth in Article VII and Article VIII, at the Closing, Buyer or one or more Buyer Designees shall:

(a)
pay to any Person to whom Estimated Closing Date Transaction Expenses are due, on behalf of the Company, the amounts required to discharge fully the then outstanding balance of such Estimated Closing Date Transaction Expenses, to the account or accounts specified by the Company in the Estimated Closing Statement delivered pursuant to Section 2.1(b);
(b)
issue and deliver to the Company evidence in book-entry form of the Closing Stock Consideration, with customary restrictive legends and legends with respect to the indemnifications set off rights of Buyer described in Article X; and
(c)
pay to the Company or its designee(s) (including the Equity Seller and/or Asset Sellers), by wire transfer of immediately available funds to the bank account or accounts specified by the Company in writing in the Estimated Closing Statement delivered pursuant to Section 2.1(b), an aggregate amount equal to the Initial Closing Cash Consideration.

Section 2.3. Purchase Price Adjustment.

(a)
As promptly as practicable (but not later than ninety (90) days) following the Closing Date, Buyer or one of its Affiliates shall (i) prepare, in accordance with the Accounting Principles and in a manner consistent with the illustration set forth on Exhibit A-1, and deliver to the Company a consolidated balance sheet of the Acquired Business as of the close of business on the Business Day immediately preceding the Closing Date (the “Preliminary Closing Date Balance Sheet”) and (ii) prepare and deliver to the Company a written statement setting forth in reasonable detail Buyer’s calculation of (A) Working Capital as of immediately prior to Closing (the “Preliminary Working Capital Determination”), (B) Cash and Cash Equivalents as of immediately prior to Closing (the “Preliminary Cash Determination”), (C) Indebtedness as of immediately prior to Closing (the “Preliminary Indebtedness Determination”), (D) Transaction Expenses as of immediately prior to Closing (the “Preliminary Transaction Expense Determination”) and (E) the Company’s Proportionate Share Shortfall as of immediately prior to Closing (the “Preliminary Company’s Proportionate Share Shortfall” and, together with the Preliminary Closing Date Balance Sheet, the Preliminary Working Capital Determination, the Preliminary Cash Determination, the Preliminary Indebtedness Determination and the Preliminary Transaction Expense Determination, the “Preliminary Closing Statement”). The Preliminary Closing Statement and all individual elements used to calculate the Purchase Price shall be prepared in accordance with the Accounting Principles and the Illustrative Working Capital Calculation. Until such time as the calculation of the amounts shown on the Closing Date Balance Sheet and the Closing Date Working Capital and Closing Date Cash determinations are final and binding upon the Parties pursuant to this Section 2.3, the Company and its accountants (at the Company’s expense) shall be permitted to discuss with Buyer and its accountants the Preliminary Closing Statement and shall be provided copies of, and have access upon reasonable advance notice at reasonable times during normal business hours reasonably acceptable to Buyer and its accountants, and subject to the Company’s and/or its accountants’ entrance into a customary confidentiality agreement with Buyer’s accountants (if required thereby), to the work papers and supporting records of Buyer and its accountants used in connection with the preparation of the Preliminary Closing Statement. If Buyer fails to provide the Preliminary Closing Statement to Seller within the ninety (90) day period set forth above, then the Company shall, at its option, (x) be entitled to prepare the Preliminary Closing Statement upon notice to Buyer, in which case all subsequent references in this Section 2.3 to Buyer and the Company, respectively, shall be read as references to the Company and Buyer, respectively, and the provisions hereof shall apply mutatis mutandis, or (y) elect that the Estimated Closing Date Working Capital, the Estimated Closing Date Cash, the Estimated Closing Date Indebtedness and the Estimated Closing Transaction Expenses shall be deemed to be the “Closing Date Working Capital”, the “Closing Date Cash”, “Closing Date Indebtedness”, the “Closing Date Transaction Expense” and the “Closing Date Company’s Proportionate Share Shortfall”, respectively, without modification, and shall be final, binding and conclusive for all purposes hereunder.
(b)
The Company shall have an opportunity to review the Preliminary Closing Statement for a period of forty-five (45) days. If the Company concurs with the Preliminary Closing Statement, the Company shall deliver a written statement to Buyer within such forty-five (45) day period accepting the Preliminary Closing Statement (an “Acceptance Notice”), in which case, or if the Company otherwise fails to object to such Preliminary Closing Statement within such forty-five (45) day period, the Preliminary Closing Date Balance Sheet, the Preliminary Working Capital Determination, the Preliminary Cash Determination, the Preliminary Indebtedness Determination, the Preliminary Transaction Expense Determination and the Preliminary Company’s Proportionate Share Shortfall set forth therein shall be final and binding on the Parties, effective as of the earlier of the date on which Buyer receives the Acceptance Notice or the day after the end of such forty- five (45) day period, as the “Closing Date Balance Sheet”, “Closing Date Working Capital”, the “Closing Date Cash”, the “Closing Date Indebtedness”, the “Closing Date Transaction Expense” and the “Closing Date Company’s Proportionate Share Shortfall”, respectively. If the Company disagrees with any aspect of the Preliminary Closing Statement, the Company shall deliver written notice to Buyer indicating in reasonable detail the basis for such disagreement and the amount in dispute (a “Dispute Notice”). Without limiting the foregoing, any item set forth in the Preliminary Closing Statement for which the Company does not expressly disagree in the Dispute Notice in accordance with this Section 2.3(b), shall be deemed accepted by the Company and such items will be conclusive and binding on the Parties.
(c)
If the Company delivers a Dispute Notice to Buyer in accordance with Section 2.3(b), the Parties shall attempt in good faith to resolve the disagreements set forth in such Dispute Notice for a period of thirty (30) days (or such longer period as they may mutually agree) after Buyer’s receipt of such Dispute Notice. If the Parties are able to resolve the disagreements set forth in the Dispute Notice prior to the expiration of such thirty (30) day period (or such longer period as they may mutually agree), then the Parties shall reduce such resolution to writing as the “Closing Date Balance Sheet”, “Closing Date Working Capital”, the “Closing Date Cash”, the “Closing Date Indebtedness”, the “Closing Date Transaction Expense” and the “Closing Date Company’s Proportionate Share Shortfall”, which shall be final and binding on the Parties.
(d)
If the Company and Buyer are not able to resolve the disagreements set forth in the Dispute Notice within thirty (30) days (or such longer period as they may mutually agree) after Buyer’s receipt of such Dispute Notice, then such disagreements shall be promptly referred to BDO LLP or, if BDO LLP cannot or does not agree to serve, another independent accounting firm of national reputation mutually acceptable to the Company and Buyer (the “Independent Auditor”) (it being understood that in resolving any such disagreements, the Independent Auditor shall be functioning as an expert and not as an arbitrator). The Independent Auditor shall resolve only the specific disputes and determine the correct calculations to be used with respect to such specific disputes presented to it in writing by the Parties based on the Preliminary Closing Statement and the Dispute Notice (not by independent review) as promptly as reasonably practicable and shall be directed by the Company and Buyer to complete such process within a period of no more than thirty (30) days following the engagement thereof by the Parties. A copy of all materials submitted to the Independent Auditor shall be provided to the other Party substantially concurrently with the submission thereof to the Independent Auditor. The Independent Auditor (i) shall apply the provisions of this Agreement concerning the determination of the amounts set forth in the Preliminary Closing Statement, including, for the avoidance of doubt, the Accounting Principles and Exhibit A-1 and (ii) may not assign a value to any item greater than the greatest value for such item claimed by Buyer or the Company, or less than the smallest value for such item claimed by Buyer or the Company. The Independent Auditor’s decision shall be solely based on (A) whether any item objected to was prepared in accordance with the guidelines set forth in this Agreement and (B) whether such item objected to contains a mathematical or clerical error. The Independent Auditor shall deliver to Buyer and the Company concurrently a written statement setting forth its determination, which shall be final and binding on Buyer and the Company, effective as of the date the Independent Auditor’s written statement is received by Buyer and the Company, and the Preliminary Closing Date Balance Sheet, Preliminary Working Capital Determination, the Preliminary Cash Determination, the Preliminary Indebtedness Determination, the Preliminary Transaction Expense Determination and the Preliminary Company’s Proportionate Share Shortfall resulting from the Independent Auditor’s determination shall be final and binding on the Parties as the “Closing Date Balance Sheet”, the “Closing Date Working Capital”, the “Closing Date Cash”, the “Closing Date Indebtedness”, the “Closing Date Transaction Expense” and the “Closing Date Company’s Proportionate Share Shortfall”, respectively, absent manifest error.
(e)
The Parties shall make available to the Independent Auditor (if applicable) such books, records and other information (including work papers) as the Independent Auditor may reasonably request in order to review the Preliminary Closing Statement and Dispute Notice (subject to customary confidentiality agreements and access letters, as applicable). The fees and disbursements of the Independent Auditor shall be paid by the Company, on the one hand, and Buyer, on the other hand, based on the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For the avoidance of doubt, the dispute resolution process set forth in Section 2.3(d) shall be independent and exclusive of the dispute resolution procedures set forth in any other section of this Agreement.

Section 2.4. Purchase Price Adjustment Payments. If the Purchase Price, as finally determined pursuant to Section 2.3, is less than the Initial Purchase Price, the Company or its designee(s) shall pay to Buyer or its designee(s) the amount of such difference by wire transfer of immediately available funds. If the Purchase Price, as finally determined pursuant to Section 2.3, is greater than the Initial Purchase Price, then Buyer or its designee(s) shall pay to the Company or its designee(s) the amount of such excess by wire transfer of immediately available funds. Any payments required to be made pursuant to this Section 2.4 shall be made promptly (but not later than five (5) Business Days) after the final determination of the Purchase Price pursuant to Section 2.3.

Section 2.5. R&W Insurance Policy.

(a)
As of the date hereof, Buyer shall bind a buyer-side representation and warranty insurance policy (the “R&W Insurance Policy”). The R&W Insurance Policy shall contain no entitlement to subrogation rights of recovery against any Seller, except in the case of Fraud.
(b)
In connection with the R&W Insurance Policy, Buyer covenants and agrees not to, and to ensure that its Affiliates, officers, managers, members, directors, agents and representatives do not, take any action (or omit to take any action) the effect of which would, or would reasonably be expected to, terminate, cancel, amend, waive or otherwise modify the R&W Insurance Policy’s subrogation provision, in each case in a manner adverse to the Company or Sellers without the prior written consent of the Company. Buyer shall promptly deliver to the Company a copy of the R&W Insurance Policy upon it becoming issued and effective. Notwithstanding the foregoing, Buyer acknowledges and agrees that receipt of the R&W Insurance Policy is not a condition to the obligations of Buyer with respect to the closing of the transactions contemplated hereby. The cost of obtaining the R&W Insurance Policy, including all premiums, taxes, commissions and any related brokers or other fees (to the extent required to be paid by Buyer pursuant to the R&W Insurance Policy), shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by the Company.

Section 2.6. Withholding. Each of Buyer, Buyer’s agents and Buyer’s Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Sellers or any other Person such amounts as are required to be deducted and withheld under the Code, or any Tax Law, with respect to the making of such payment; provided, that Buyer shall use commercially reasonable efforts to (i) provide at least five (5) Business Days’ notice to the applicable Person prior to making any such withholding or deduction and (ii) provide such Person with a reasonable opportunity to provide such Tax forms or other information that would reduce or eliminate such withholding or deduction in accordance with applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be (i) treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made and (ii) properly remitted to the appropriate taxing authority.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company makes the following representations and warranties to Buyer as of the date hereof and as of the Closing (except for those representations and warranties expressly made as of a particular date, which are made only as of such date):

Section 3.1. Due Authorization and Power.

(a)
Sellers. The Company and each Seller is a company duly formed, incorporated or organized, validly existing and in good standing (or the local equivalent, to the extent such jurisdiction recognizes such concept) under the laws of its jurisdiction of formation, incorporation or organization, which jurisdictions are listed in Schedule 3.1(a). The Company has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by the Company pursuant hereto and to carry out the transactions contemplated hereby and thereby. Each of the Sellers has all requisite corporate or limited company power to enter into the documents and instruments to be executed and delivered by the Sellers, as applicable, pursuant hereto and to carry out the transactions contemplated hereby and thereby.

(b)
Acquired Company. The Acquired Company is a company duly formed, incorporated or organized, validly existing and in good standing (or the local equivalent, to the extent such jurisdiction recognizes such concept) under the laws of Taiwan. The Acquired Company has all requisite corporate or limited company power and authority to own, operate and lease its properties and to carry on its business as it has been and is currently conducted. The Acquired Company is duly qualified or licensed to do business as a foreign corporation in, and is in good standing (or the local equivalent, to the extent such jurisdiction recognizes such concept) under the laws of, each jurisdiction wherein the character of the properties owned by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to be so qualified is not material to the Acquired Company or would not prevent or materially delay the ability of the Company to consummate the transactions contemplated hereby.

Section 3.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by the Company and Sellers (collectively, the “Knowles Parties”) pursuant hereto and the consummation by the Knowles Parties of the transactions contemplated hereby and thereby have been duly authorized. No other corporate act or proceeding on the part of Knowles Parties or their shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by the Knowles Parties pursuant hereto or the consummation of the transactions contemplated hereby and thereby. Assuming the due execution and delivery by Buyer, this Agreement constitutes a valid and binding agreement of the Knowles Parties, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws relating to or affecting creditors’ rights generally, and by general equitable principles (the “Enforceability Exceptions”). When executed and delivered by each party thereto, the other documents and instruments to be executed and delivered by one or more of the Sellers, as applicable, pursuant hereto will constitute valid and binding agreements of such parties, as the case may be, enforceable in accordance with their respective terms, except as such may be limited by the Enforceability Exceptions.

Section 3.3. Ownership. Schedule 3.3(a) sets forth the name, jurisdiction of organization and ownership of the Acquired Company. The Acquired Equity constitutes all of the issued and outstanding shares of the Acquired Company. All of the Acquired Equity has been duly authorized and validly issued, is fully paid and non-assessable and free of preemptive rights. Except as set forth on Schedule 3.3(b), there are no (i) securities convertible into or exchangeable for any capital stock or other securities of the Acquired Company, (ii) options, warrants or other rights to purchase or subscribe to capital stock or other securities of the Acquired Company or securities that are convertible into or exchangeable for capital stock or other securities of the Acquired Company or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other securities of the Acquired Company, any such convertible or exchangeable securities or any such options, warrants or other rights. The Acquired Company has issued and sold the Acquired Equity in compliance with all applicable Laws in the jurisdiction in which such Acquired Company is formed, incorporated or organized.

Section 3.4. Title to Acquired Equity. The Equity Seller is the sole record and beneficial owner of all of the Acquired Equity set forth opposite such Equity Seller’s name on Schedule 3.4, free and clear of all Liens (other than Permitted Liens). Each Equity Seller has the full requisite right, power and authority to sell, transfer, assign and deliver the Acquired Equity owned by such Equity Seller to Buyer as provided in this Agreement.

Section 3.5. No Violation. Neither the execution, delivery and performance by the Knowles Parties of this Agreement, the Transaction Documents or the other documents and instruments to be executed and delivered by Knowles Parties pursuant hereto and thereto, nor the consummation by the Knowles Parties of the transactions contemplated hereby and thereby (a) will violate or conflict with any Law or Order applicable to the Knowles Parties or the Acquired Company, (b) assuming the accuracy of the representations and warranties of Buyer set forth in clause (b) of the first sentence of Section 4.3 and the second to last sentence of Section 4.3, will require any authorization, consent or approval by, filing with or notice to any Governmental Entity (including any authorization, consent or approval required by any Investment Screening Laws or Antitrust Laws applicable to the transactions contemplated hereby and thereby and any authorizations, consents, approvals, filings or notice requirements applicable with respect to the transfer of the Acquired Equity) except for those identified on Schedule 3.5(b), or (c) subject to obtaining the consents referred to in Schedule 3.5(b), and except as set forth on Schedule 3.5(c), will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (other than Permitted Liens) upon any of the Acquired Equity, Acquired Assets, or assets of the Acquired Company under (i) any term or provision of the corporate charter, bylaws or similar organizational documents of any of the Knowles Parties or the Acquired Company or (ii) the terms of any Material Contract to which any Knowles Party is a party or by which the Acquired Company or any of their respective assets or properties are bound or affected.

Section 3.6. Financial Statements.

(a)
Schedule 3.6(a) contains copies of (i) the unaudited consolidated balance sheet of the CMM Segment, as reported by the Company for financial reporting purposes as of June 30, 2024 (the “Interim Balance Sheet” and the date thereof, the “Balance Sheet Date”) and the related unaudited consolidated statements of income of the CMM Segment, as reported by the Company for financial reporting purposes for the six (6) month period ended June 30, 2024 (such statements of income, together with the Interim Balance Sheet, the “Interim Financial Statements”), and (ii) the audited consolidated balance sheets of the Company as to the CMM Segment, as reported by the Company for financial reporting purposes as of December 31, 2023 and December 31, 2022, and the related consolidated statements of income for the twelve (12) month periods then ended (collectively, with the Interim Financial Statements, the “Financial Statements”). Schedule 3.6(a) further sets forth a description of the material adjustments to the balance sheet and statement of income of the CMM Segment necessary to reflect a balance sheet and statement of income of the Acquired Business, in each case as of June 30, 2024.
(b)
The Financial Statements (x) were prepared in accordance with the Accounting Principles as in effect on the date of such Financial Statements and applied on a consistent basis in such Financial Statements and (y) fairly present, in all material respects, the financial position, results of operations and cash flows of the CMM Segment on a consolidated basis as of their respective dates and for the respective periods covered thereby.
(c)
Except (i) as set forth in Schedule 3.6(c), (ii) to the extent set forth in the Financial Statements, (iii) for Liabilities incurred in the ordinary course of business since the Balance Sheet Date, (iv) for Liabilities expressly contemplated by this Agreement as required to be incurred in connection with the transactions contemplated hereby or (v) for Liabilities that would not, individually or in the aggregate, be material to the Acquired Business, the Acquired Business does not have, and the Assumed Liabilities do not include, any Liabilities of a type required to be set forth in the Interim Balance Sheet in accordance with the Accounting Principles.

(d)
All transactions related to the Acquired Business are and have been properly and accurately recorded in reasonable detail in its books and records, and each document upon which such entries in its books and records are based is complete and accurate in all material respects. None of the Sellers, the Acquired Company, nor, to the Knowledge of the Company, any Person on behalf of or for the benefit of any Seller or the Acquired Company, has created or used any off-books cash funds, bank accounts or other property in connection with the Acquired Business. None of the Sellers nor the Acquired Company have made any false or fictitious entries in its books or records related to the Acquired Business, and the Sellers and the Acquired Company maintain a system of internal accounting controls adequate to ensure that such Seller or the Acquired Company maintains no off-the-books accounts in relation to the Acquired Business and that its assets are used only in accordance with management directives.

Section 3.7. Tax Matters.

(a)
All income and other material Tax Returns required to have been filed by the Acquired Company and with respect to the Acquired Assets have been timely filed (taking into account extensions properly obtained), and all such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes of the Acquired Company or with respect to the Acquired Assets due and owing (whether or not shown on any Tax Returns) have been timely paid. No extension of time within which to file any such income or other material Tax Return is in effect, other than as a result of a properly obtained extension to extend the time for filing any Tax Return in the ordinary course of business.
(b)
No income or other material deficiencies for Taxes with respect to the Acquired Company or with respect to any of the Acquired Assets have been claimed, proposed or assessed in writing by any taxing authority, which have not been paid or otherwise resolved. There are no pending or threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Acquired Company or with respect to any of the Acquired Assets. No waiver of any statute of limitations relating to income or other material Taxes for which the Acquired Company is liable or with respect to the Acquired Assets has been granted. There is no Proceeding pending or threatened in writing with respect to income or other material Taxes payable by the Acquired Company or with respect to the Acquired Assets. There are no Liens for Taxes upon the assets of the Acquired Company or the Acquired Assets except for Permitted Liens.
(c)
All Taxes which the Acquired Company and each of the Asset Sellers and the Affiliates thereof with respect to the Acquired Assets or the Acquired Business is required to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Entity.
(d)
The current United States federal income tax classification of the Acquired Company is set forth on Schedule 3.7(d).
(e)
Since January 1, 2021, the Acquired Company has not been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code applied.
(f)
No power of attorney with respect to any Taxes of the Acquired Company (or any Subsidiary thereof) has been executed or filed with any taxing authority that will be in effect following the Closing.

(g)
The unpaid Taxes of the Acquired Company did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto). Since the Balance Sheet Date, the Acquired Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.
(h)
The Acquired Company has not engaged in or entered into any “reportable transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulation Section 1.6011-4(b) or any similar provision of non-U.S. Tax Law.
(i)
The Company has delivered or made available to Buyer complete and accurate copies of all material federal, state, local and non-U.S. Tax Returns of the Acquired Company (including any predecessor of the Acquired Company).
(j)
The Acquired Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return, and (ii) has no liability for the Taxes of any Person (other than a member of the group the common parent of which was the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of Law), as a transferee or successor or by Contract, including any Tax Sharing Agreement.
(k)
The Acquired Company has complied with all statutory provisions, rules, regulations, Orders and directions in respect of material value added taxes and similar taxes (“Indirect Taxes”), submitted accurate returns within applicable time limits, and maintained full and accurate Indirect Tax records, invoices and other requisite documents.
(l)
The Acquired Company (i) has not received a notice of any claim made by a taxing authority in a jurisdiction where the Acquired Company does not file Tax Returns stating that the Acquired Company is or may be subject to taxation by that jurisdiction, or (ii) has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.
(m)
The Acquired Company (i) is not or was not a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (ii) was not created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulations Section 301.7701-5(a).
(n)
The Acquired Company will not be required to include any material item of income in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made at or prior to the Closing, (ii) prepaid amount or deferred revenue received at or prior to the Closing, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law) entered into prior to the Closing, (v) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, or (vi) a gain recognition agreement under Section 367 of the Code (or any corresponding or similar provision of applicable Tax Law).

(o)
There is no material property or material obligation of the Acquired Company or any Asset Sellers and the Affiliates thereof with respect to the Acquired Assets or the Acquired Business, including uncashed checks to vendors, customers or employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that is, or may become, escheatable or reportable as unclaimed property to any Governmental Entity under any applicable escheatment, unclaimed property or similar provisions of Law.

Notwithstanding anything to the contrary in this Agreement, this Section 3.7, Section 3.16, and Section 3.17 contain the sole representations and warranties of the Company with respect to Tax matters, and the Company makes no representations or warranties in this Section 3.7 (other than Sections 3.7(d), 3.7(f), 3.7(j) and 3.7(n)) relating to any Taxes arising in any taxable year or period (or relevant portions thereof) beginning after the Closing Date.

Section 3.8. Absence of Certain Changes.

(a)
From the Balance Sheet Date to the date hereof, there has been no event, circumstance, change or effect on the Acquired Business that has had, or would reasonably be expected to have, a Material Adverse Effect.
(b)
Except as set forth in Schedule 3.8, since the Balance Sheet Date, the Acquired Company and the Acquired Business has been conducted in all material respects in the ordinary course consistent with past practice.

Section 3.9. No Proceedings. Except as set forth in Schedule 3.9, (a) there are no outstanding Orders involving the Acquired Company or, to the extent relating to the Acquired Business, the Company or any of its Affiliates, and (b) there are no Proceedings pending or, to the Company’s Knowledge, threatened in any local, state, federal or foreign jurisdiction involving the Acquired Company or, to the extent relating to the Acquired Business, the Company or any of its Affiliates.

Section 3.10. Compliance With Laws and Orders. Except as set forth in Schedule 3.10, (i) neither the Acquired Company nor any Asset Seller is conducting, or has conducted since January 1, 2021, the Acquired Business in violation of any applicable Laws or Orders in any material respect, and (ii) since January 1, 2021, neither the Company nor any of its Affiliates has received written notice from any Governmental Entity alleging that the Acquired Business is not being conducted in all material respects in accordance with applicable Law or Orders.

Section 3.11. Licenses and Permits. Except as set forth in Schedule 3.11, each Asset Seller and the Acquired Company holds or possesses all material licenses, permits, approvals, authorizations and consents of all Governmental Entities required for the conduct of the Acquired Business substantially as it is currently conducted. The Acquired Business is currently in compliance with all such permits and licenses, approvals, authorizations and consents of Governmental Entities in all material respects.

Section 3.12. Environmental Matters. Except as set forth in Schedule 3.12:

(a)
the operations of the Acquired Business and the Acquired Assets are, and since January 1, 2021, have been, in compliance with all applicable Environmental Laws, which compliance includes the possession by each Asset Seller and the Acquired Company of all material permits, licenses, registrations and other authorizations required under applicable Environmental Laws for the conduct of the Acquired Business substantially as currently conducted (“Environmental Permits”), except for any failures to comply with such Environmental Laws or to possess or comply with such Environmental Permits that would not be material to the Acquired Business following the Closing or prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement;
(b)
since January 1, 2021, no Hazardous Substances have been Released by any Asset Seller or the Acquired Company at any Real Property, except as would not be material to the Acquired Business following the Closing or prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement; and
(c)
there are no pending or, to the Company’s Knowledge, threatened Proceedings alleging any violation of or Liability under Environmental Laws by any Asset Seller in relation to the Acquired Assets or the Acquired Company, except for such Proceedings that would not be material to the Acquired Business following the Closing or prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

Section 3.13. Assets.

(a)
The Asset Sellers have good, valid and marketable title in, or valid leasehold interests with respect to (or other valid rights to use), all of the Acquired Assets owned or purported to be owned by the Asset Sellers, and the Acquired Assets owned or purported to be owned by the Asset Sellers are held free and clear of all Liens other than Permitted Liens and Permitted Real Property Exceptions. The Asset Sellers are entitled to sell all of the Acquired Assets on the terms set forth in this Agreement and the Transaction Documents and no Asset Seller is party to, and the Acquired Assets are not subject to, any option or Contract (other than this Agreement or the Transaction Documents) that require or grant the right to sell, transfer or otherwise dispose of the Acquired Assets.
(b)
The Acquired Company has good, valid and marketable title in, or valid leasehold interests with respect to (or other valid rights to use), all of the assets owned or purported to be owned by the Acquired Company, and the assets owned or purported to be owned by the Acquired Company are held free and clear of all Liens other than Permitted Liens and Permitted Real Property Exceptions.
(c)
On the Closing Date (assuming receipt of all consents, approvals and authorizations contemplated by Section 3.5), except as set forth on Schedule 3.13 and except for the properties and assets to be made available to Buyer and its Affiliates under the IP License Agreement, Trademark License Agreement and the Transition Services Agreement, the assets of the Acquired Company and the Acquired Assets will constitute all of the properties and assets necessary to conduct the Acquired Business immediately following the Closing in all material respects as it has been conducted during the twelve (12) months prior to the date of this Agreement; provided, however, that nothing in this Section 3.13 shall be deemed to constitute a representation or warranty as to the adequacy of the amounts of Cash and Cash Equivalents or Working Capital (or the availability of the same). All equipment and other items of tangible property forming part of the Acquired Assets are (i) in good and serviceable operating condition and repair (subject to ordinary wear and tear) and (ii) usable in the ordinary course of business.

Section 3.14. Real Property.

(a)
Schedule 3.14(a) sets forth a true and complete list of (i) all real property leasehold and subleasehold interests or rights to use or occupy in or to the Acquired Company and the Asset Sellers (with respect to the Acquired Assets) and the address thereof (the “Leased Real Property”) and the Acquired Company or Asset Seller which holds such interest or right to use or occupy, (ii) all leases, subleases, licenses, Contracts and other agreements for the use and occupancy, and any amendments, modifications, extensions, guaranties, assignments and material supplements thereto, by the Acquired Company or Asset Sellers (with respect to the Acquired Assets) of such Leased Real Property (the “Leases”), and (iii) all owned real property of the Acquired Company and the Asset Sellers (with respect to the Acquired Assets) and the address thereof (the “Owned Real Property” and, together with the Leased Real Property, the “Real Property”) and the Acquired Company or the Asset Seller, as the case may be, which owns such Owned Real Property. In respect of each Leased Real Property, the Acquired Company or Asset Seller listed as lessee, sublessee, licensee or occupant on Schedule 3.14(a) has not assigned, subleased, licensed or otherwise granted any Person the right to use or occupy all or any portion of the Leased Real Property nor has the Person listed as lessee, sublessee, licensee or occupant on Schedule 3.14(a) transferred or conveyed any interest in the Leased Real Property or the Leases. The Real Property constitutes all of the real property used in the Acquired Business.
(b)
The Acquired Company and each Asset Seller identified in Schedule 3.14(a)(i), has valid leasehold or subleasehold interests or rights to use or occupy in or to the Leased Real Property, subject only to Permitted Real Property Exceptions. The Company has made available to Buyer true, correct and complete copies of all Leases. Each Lease is a legal, valid and binding obligation of the applicable Acquired Company or Asset Seller and is in full force and effect and enforceable against the parties thereto, except as would not, individually or in the aggregate, reasonably be expected to adversely affect the Acquired Business in any material respect. None of the Acquired Company or Asset Sellers is in or, to the Knowledge of the Company, is alleged to be in, breach or material default under any Lease.
(c)
The Acquired Company and each Asset Seller identified in Schedule 3.14(a)(iii) owns fee simple title (or the local equivalent, to the extent such jurisdiction recognizes such concept) to the Owned Real Property, free and clear of any Lien, subject only to Permitted Real Property Exceptions. No third party has any outstanding option, right of first offer or right of first refusal, letter of intent, purchase agreement or other right to acquire the Owned Real Property or any portion thereof.
(d)
Neither the Acquired Company nor any Asset Seller has received written notice of any pending or overtly threatened Order to be sold or condemned, expropriated or otherwise taken by any Governmental Entity with or without payment of compensation therefor, and to the Knowledge of the Company, no such condemnation, expropriation or taking has been proposed which would materially detract from the value of the Owned Real Property or materially impair the existing use thereof.
(e)
To the Knowledge of the Company, there is no existing structural or other physical defect or deficiency in the condition of any Real Property, or any component or portion thereof, that would or is likely to impair or impose costs upon the use, occupancy or operation of the Real Property, and that has not been fully corrected, other than ordinary, routine maintenance that is not material in nature or cost.

(f)
To the Knowledge of the Company, current local zoning ordinances, general plans and other applicable land use regulations and all private covenants, conditions and restrictions, if any, affecting any Real Property permit the use and operation of such Real Property for its current use. Neither the Acquired Company nor any Asset Seller has received written notice of any pending or threatened proceedings for the rezoning (i.e., as opposed to the current zoning) of any Real Property or any portion thereof, or the taking of any other action by Governmental Entities concerning such Real Property that would hinder or prevent the use of such Real Property for its current use. To the Knowledge of the Company, certificates of occupancy are in full force and effect for each Real Property, and the uses thereof being made by the Acquired Company and the Asset Sellers, as applicable, do not violate any applicable zoning, subdivision, land use or other requirements of Law.
(g)
With respect to each Real Property, (i) all public utilities, including telephone, gas, electric power, sanitary and storm sewer and water are adequate for the current use of such Real Property, and, to the Knowledge of the Company, there is no condition which would reasonably be expected to result in the termination of the present access from any Real Property to such utility services; and (ii) the means of ingress and egress, parking, access to public streets and drainage facilities are adequate for the current use of such Real Property and, to the Knowledge of the Company, there is no condition which would reasonably be expected to result in the termination of the present means of ingress and egress, parking or access.
(h)
Neither the Acquired Company nor any Asset Seller has received any written notice of, nor to the Knowledge of the Company, have, any existing, pending, or proposed (i) public improvement in, about, or outside any Real Property that has or would result in the imposition of any Lien (other than Permitted Liens) against any part of such Real Property; and (ii) special assessment imposed or to be imposed by any Governmental Entity materially impacting or that would materially impact, respectively, any part of any Real Property.

Section 3.15. Material Contracts.

(a)
Schedule 3.15 sets forth a complete and accurate list, as of the date of this Agreement, of each of the following types of Contracts (other than Benefit Plans) (x) to which any of the Company or its Affiliates (in relation to the Acquired Business), or the Acquired Company, is a party; or (y) to which any of the Acquired Assets are otherwise bound (each, a “Material Contract”):
(i)
any Contract for the purchase of services, supplies, raw materials, components or equipment that is reasonably expected to involve the payment of more than $1,000,000 in the fiscal year ending December 31, 2024, or which includes any “output”, “take or pay”, or similar purchase commitment;
(ii)
any Contract for the sale of any services or products that is reasonably expected to involve the payment of more than $500,000 in the fiscal year ending December 31, 2024;
(iii)
any Contract for capital expenditures involving payments of more than $500,000 after the date hereof;

(iv)
any Contract pursuant to which any Intellectual Property Right or Technology used in and material to the Acquired Business is licensed, sold, assigned or otherwise conveyed or provided to the Company or any of its Affiliates by a third party or pursuant to which any third party has agreed not to enforce any Intellectual Property Right against the Company or any of its Affiliates in relation to the Acquired Business, excluding (A) Standard Software and (B) Contracts entered into pursuant to the Company’s or its Affiliates’ standard form employee or contractor invention assignment agreements (copies of which have been made available to Buyer) (collectively, other than (A) and (B), the “Business In-Licenses”);
(v)
any Contract pursuant to which any Intellectual Property Right or Technology used in and material to the Acquired Business is or has been licensed (whether or not such license is currently exercisable), sold, assigned or otherwise conveyed or provided to any third party by the Company or any of its Affiliates, or pursuant to which the Company or any of its Affiliates has agreed not to enforce any Intellectual Property Right against any third party in relation to the Acquired Business, excluding non-exclusive licenses granted under customer contracts entered into in the ordinary course of business in connection with the commercial sale of Products;
(vi)
any Contract providing for the development of any Technology or Intellectual Property Rights used in and material to the material operations of the Acquired Business, independently or jointly, by or for the Company or any of its Affiliates, other than Contracts entered into pursuant to the Company’s or its Affiliates’ standard form employee or contractor invention assignment agreements (copies of which have been made available to Buyer) between the Company or any of its Affiliates and its or their employees or contractors regarding the development of Technology or Intellectual Property Rights by such employees;
(vii)
any Contract that (A) restricts or limits the right or ability of the Company or any of its Affiliates to (1) enter into, compete or engage in any market or line of business with any other Person or in any jurisdiction, (2) develop or distribute any Business IP or any Product, or (3) use, assert, enforce or otherwise exploit anywhere in the world any Business IP, (B) provides for “most favored nation” or similar terms (including with respect to pricing), or (C) grants to any Person a right of first refusal, right of first negotiation, right of exclusivity or any other similar right (including any exclusive sale or purchase obligation with respect to any Product or any geographic location);
(viii)
any partnership, joint venture or other similar Contract involving a sharing of profits, losses, costs or Liabilities with any other Person or involving sharing of equity;
(ix)
any personal property lease involving future Liability for annual rental payments in excess of $500,000;
(x)
any settlement or co-existence agreement under which the Company or any of its Affiliates have ongoing obligations; and

(xi)
any Contract or instrument relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any Acquired Asset) which will remain outstanding as of the Closing.
(b)
Except as set forth in Schedule 3.15, each Material Contract is in full force and effect and constitutes legal, valid and binding obligations of the Knowles Party or the Acquired Company that is party thereto and, to the Company’s Knowledge, the other party or parties thereto, enforceable in accordance with its terms, except as such may be limited by the Enforceability Exceptions. Except as set forth in Schedule 3.15, each Knowles Party and the Acquired Company is in compliance with all terms and requirements of each Material Contract (and there does not exist under any Material Contract any alleged breach or default, or any event or condition that, with notice or lapse of time or both, would constitute a breach or default), other than those breaches or defaults which would not, individually or in the aggregate, with notice or lapse of time, or both, constitute a material breach or default thereunder on the part of the applicable Knowles Party or Acquired Company or is otherwise material to the Acquired Business, and, to the Company’s Knowledge, each other party thereto is in material compliance with all terms and requirements of each Material Contract.
(c)
Schedule 3.15(c) lists each shared Contract (other than the Contracts being made available to Buyer and its Affiliates under the IP License Agreement, the Trademark License Agreement and the Sony Consent, the “Shared Contracts”) that is material to the Acquired Business. The Company has made available to Buyer true and correct copies of all material Shared Contracts, together, in each case, with all material written amendments, waivers or other changes thereto.

Section 3.16. Employee Benefits.

(a)
Schedule 3.16(a) lists each material Assumed Benefit Plan and each material Benefit Plan and identifies each material Assumed Benefit Plan. For purposes of this Agreement, “Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other compensation or benefit arrangement, policy, plan, program or agreement, including, and each (i) compensatory equity or other equity-based incentive compensation, supplemental retirement, severance, sabbatical, health or medical, dental, vision care, disability, flexible spending, sick leave, hospitalization, employee relocation reimbursement, group legal, cafeteria benefit under Section 125 of the Code, dependent care benefit under Section 129 of the Code, life insurance, death benefit or accident insurance plan, program or arrangement, (ii) bonus, pension, profit sharing, savings, retirement, deferred compensation, cash incentive or other incentive plan, program or arrangement, (iii) vacation, paid time off, supplemental unemployment, fringe benefit, welfare or other employee benefit plan, program or arrangement and (iv) employment, individual consulting, individual independent contractor, retention, change of control or executive compensation or severance agreement, in each case, that is sponsored, maintained, or contributed to by the Acquired Company or by the Company or any of its Affiliates (other than the Acquired Company) for the benefit of any Current Employee or with respect to which the Acquired Company has any liability on account of any Current Employee, excluding (i) any such plan, program, or arrangement required under applicable Law, (ii) any such plan, program, or arrangement maintained, sponsored, or funded by a Governmental Entity or any plan, program, or arrangement to which a Person is required to contribute to by a Governmental Entity, or (iii) employment offer letters, employment agreements, individual consulting, individual independent contractor, or equity or other grant agreements that do not materially differ from the forms of offer letters, employment agreements, individual consulting, individual independent contractor, or equity or other grant agreements upon which they are based. With respect to each material Benefit Plan (other than an Assumed Benefit Plan), the Company has made available to Buyer a copy of the current plan document and amendments thereto or a summary of the material terms thereof. With respect to each material Assumed Benefit Plan, the Company has made available to Buyer, to the extent applicable, (i) a current copy each Assumed Benefit Plan and, with respect to any unwritten Assumed Benefit Plan, a written summary of such Assumed Benefit Plan, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent financial statements and actuarial valuation reports prepared with respect thereto, (iv) the three (3) most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto, (v) the most recent summary plan description any summaries of material modification with respect thereto, (vi) the most recent determination or opinion letter received from the Internal Revenue Service with respect to each Assumed Benefit Plan intended to qualify under Section 401 of the Code, and (vii) all non-routine, written communications relating thereto received or provided during the prior three (3) years.
(b)
Each Assumed Benefit Plan has been maintained, operated, funded and administered in compliance in all material respects with its terms and all applicable Laws and Tax regulations, and the Company and each of the Subsidiaries has performed in all material respects all obligations required to be performed by it under, is not in default under or in violation of any of the Assumed Benefit Plans. All contributions, payments and premiums (including employee salary reduction contributions) required under or due with respect to any Assumed Benefit Plan have been made on or before their due dates or, to the extent not yet due, have been properly accrued on the Financial Statements in accordance with the terms of the Assumed Benefit Plan and all applicable Laws and accounting standards. With respect to each Assumed Benefit Plan, (A) no breaches of fiduciary duty under Section 404 of ERISA or non-exempt “prohibited transactions” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) have occurred that, in each case, would reasonably be expected to result in liability to the Acquired Company, (B) the Company has not made any filing under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program or any similar program sponsored by the Department of Labor or the Internal Revenue Service (or similar non-US entity), and (C) no Lien has been imposed on the assets of the Acquired Company under the Code, ERISA or any other applicable Law. Each Assumed Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms to the extent permitted by the applicable Laws. No Assumed Benefit Plan is maintained by a professional employer organization.
(c)
Each Benefit Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code or has been established under a pre-approved plan for which an IRS opinion letter has been obtained by the plan sponsor, and to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to adversely affect the Tax-qualified status of any such Benefit Plan.
(d)
Except as set forth in Schedule 3.16(d), the Acquired Company does not sponsor or maintain, and no Assumed Benefit Plan is, a “welfare plan” (as defined under Section 3(1) of ERISA) that is self-funded, including any plan to which a stop-loss policy applies. None of the Assumed Benefit Plans promises or provides, and the Acquired Company does not have any obligation to provide, retiree medical or other retiree welfare benefits to any person other than (i) as required under Section 4980B of the Code or similar state or local Law (“COBRA”), or (ii) through the end of the month in which a termination of employment occurs. The Acquired Company and the Asset Sellers do not have any material liability (including contingent liability as a result of an ERISA Affiliate) as a result of a violation of COBRA on account of the Transferred Employees. The Acquired Company and the Asset Sellers on account of the Transferred Employees is in compliance in all material respects with the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended. No Assumed Benefit Plan is a voluntary employee benefit association (within the meaning of Section 501(a)(9) of the Code).
(e)
No material Proceeding (excluding routine claims for benefits) has been brought and is pending or, to the Knowledge of the Company, is threatened in writing against or with respect to any Assumed Benefit Plan or with respect to any Benefit Plan that involves a Transferred Employee.
(f)
No Assumed Benefit Plan (or Benefit Plan in which a Transferred Employee participates) is, and the Acquired Company does not maintain, sponsor, participate in, contribute to, and has not within the prior six (6) years maintained, established, sponsored, participated in, or contributed to, or had any obligation or liability (whether fixed or contingent, direct or indirect and including contingent liability as a result of an ERISA Affiliate) with respect to (i) a pension plan (within the meaning of Section 3(2) of ERISA) or other plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA, Section 412 of the Code, (ii) a “multiemployer plan” as such term is defined in Section 3(37) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA. Without limiting the foregoing, within the prior six (6) years, the Acquired Company and the Asset Sellers on account of the Transferred Employees has not incurred any liability (including contingent liability as a result of an ERISA Affiliate) under Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA.
(g)
Without limiting the foregoing provisions of this Section 3.16, with respect to each Assumed Benefit Plan (or Benefit Plan in which a Transferred Employee participates) that is subject to the laws and jurisdiction outside the United States or primarily maintained for any Current Employees located outside of the United States (each, an “International Plan”): (i) payments (including premiums due) and employer and employee contributions required by applicable Law have in all material respects been paid in respect of each International Plan have been paid when due, or if applicable, accrued on the balance sheet of the Company or any of its Subsidiaries, (ii) no material Taxes, penalties or fees are owing or assessable under or against any International Plan and (iii) except as set forth in Schedule 3.16(g), neither the Company nor any of its Subsidiaries operates any International Plans that are unfunded or underfunded.
(h)
Except as set forth in Schedule 3.16(h), none of the Acquired Business will incur any obligation to make any material compensatory payments to any Transferred Employees, to increase or accelerate the funding or vesting of benefits under any Assumed Benefit Plan, or to increase the vesting of benefits provided to a Transferred Employee under any Benefit Plan as a result of the consummation of the transactions contemplated by this Agreement (either alone or together with any other event).
(i)
Each Assumed Benefit Plan or, with respect to the participation of a Transferred Employee, each Benefit Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been administrated, operated and maintained in all material respects according to the requirements of Section 409A of the Code, and the Acquired Company and the Asset Sellers with respect to the Transferred Employees has not been required to withhold or pay any Taxes as a result of a failure to comply with Section 409A of the Code. No amounts paid or payable by the Acquired

Company and the Asset Sellers with respect to the Transferred Employees are subject to any Tax or penalty as a result of a failure to comply with Section 457A of the Code. The Acquired Company and the Asset Sellers with respect to the Transferred Employees is under no obligation to gross up any Taxes or reimburse any Taxes to any person, including with respect to any Tax-related payments, including any Tax imposed under Section 409A of the Code or Section 4999 of the Code.
(j)
No amount paid or payable (whether in cash, in property, or in the form of benefits) to any Current Employee in connection with the transactions contemplated hereby (either alone or in combination with another event) will be an “excess parachute payment” within the meaning of Section 280G of the Code (other than as a result of any amount paid or payable by or at the direction of Buyer or any of its Affiliates).

Section 3.17. Labor Matters.

(a)
The Company has provided to Buyer a true and complete list of all Current Employees, which includes for each such individual the following information: unique identifier; employing entity; position; leave status; annualized salary amount; target bonus, commission or other cash incentive opportunity; country of employment and principal work location; provided, however, that such list shall have been redacted as required by applicable Law. The Current Employees constitute all of the employees that are employed in the Acquired Business.
(b)
Except as set forth in Schedule 3.17(b), as of the date of this Agreement, (i) no work stoppage, slowdown, or labor strike against the Acquired Company or the Company on account of the Transferred Employees only is pending or, to the Company’s Knowledge, threatened with respect to the Current Employees, nor has the Acquired Company suffered any strike, picketing or work stoppage by any group of Current Employees during the five (5) years preceding the date of this Agreement; (ii) to the Company’s Knowledge, there are no ongoing activities or proceedings of any labor union to organize any Current Employees; (iii) there are no material complaint, investigation, claims, allegations or Proceedings pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety, harassment, retaliation or discrimination matters against the Acquired Company or involving any Current Employees, including material charges of unfair labor practices or material discrimination complaints; and (iv) the Acquired Company is not, nor, with respect to the Acquired Business, is any Asset Seller, presently a party to, or bound by, any collective bargaining agreement or works council agreement with respect to Current Employees and no collective bargaining agreement or works council agreement is being negotiated by the Acquired Company or, with respect to the Acquired Business, any Asset Seller, with respect to the Current Employees.
(c)
No Current Employee with an annual base salary of more than $150,000 has given notice to the Acquired Company or any Asset Seller of the termination of his, her or their employment with the Acquired Company or any Asset Seller and, to the Knowledge of the Company, no Current Employee with an annual base salary of more than $150,000 intends to terminate his, her or their employment with the Acquired Company or any Asset Seller (or, within twelve (12) months following the Closing, with Buyer or its Affiliates). Except as prohibited by, or inapplicable under, applicable Law, the employment of each of the Current Employees is “at will” and can be terminated at any time without liability to the Acquired Company. To the Knowledge of the Company, no Current Employee is in violation of any term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee or contractor to be employed or engaged (as applicable) by the Company or any of the Subsidiaries because of the nature of the Acquired Businesses or to the use of trade secrets or proprietary information of others.
(d)
The Acquired Company and, with respect to the Acquired Business, the Asset Sellers, are in compliance in all material respects with all applicable Laws governing labor and employment matters and practices of the Acquired Company or involving the Current Employees, including applicable Laws, rules and regulations regarding child labor, disability rights or benefits, equal opportunity, unemployment insurance, work authorization, collective bargaining, discrimination in employment, harassment and retaliation in employment, terms and conditions of employment, employee benefits, worker classification, wages, hours and occupational safety and health, employment practices, immigration, and other employment or labor matters. The Acquired Company and, with respect to the Acquired Business, the Asset Sellers are not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing (other than amounts not yet due that are accrued on the applicable financial statements and to be paid in the ordinary course of business). To the Knowledge of the Company, since January 1, 2021, the Acquired Company and, with respect to the Transferred Employees, the Asset Sellers has properly classified (i) its service providers as independent contractors, consultants or employees and (ii) its current and former employees as “exempt” or “non-exempt” (or the equivalent, if any, under applicable Law) in each case for all relevant purposes (including, without limitation and as applicable, for purposes of Benefit Plans and overtime) and has made all appropriate filings in connection with service provided by, and compensations paid to, such service providers. The Acquired Company has not and, with respect to the Acquired Business, no Asset Seller has, received written communication with respect to the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation of the Acquired Company or Asset Sellers in connection with the Acquired Business and, to the Knowledge of the Company, no such investigation is in progress.

Section 3.18. Intellectual Property.

(a)
Schedule 3.18(a) sets forth:
(i)
a complete and accurate list of all the Acquired Business IP that is Registered IP (the “Acquired Business Registered IP”), setting forth for each item of Acquired Business Registered IP: (A) the application or registration, serial or other similar identification number of such item; (B) the jurisdiction in which such item is registered or in which such application has been filed; (C) the name of the current registrant or applicant of record of such item and if different, the legal owner(s) and beneficial owner(s) of such item;; (D) the filing date or registration date and the issuance date or grant date for such item; (E) with respect to domain names, the applicable domain name registrar; and
(ii)
a complete and accurate list of all the Licensed Business IP that is Registered IP (the “Licensed Registered IP” and, collectively with the Acquired Business Registered IP, the “Business Registered IP”), setting forth for each item of Licensed Registered IP: (A) the application or registration, serial or other similar identification number of such item; (B) the jurisdiction in which such item is registered or in which such application has been filed; (C) the name of the current registrant or applicant of record of such item and if different, the legal owner(s) and beneficial owner(s) of such item; (D) the filing date or registration date and the issuance date or grant date for such item; and (E) with respect to domain names, the applicable domain name registrar.
(b)
Other than communications with Governmental Entities or registration organizations regarding prosecution of the Business Registered IP, neither the Company nor any of its Affiliates has received any notice or claim challenging the validity or enforceability of any of the Business Registered IP or indicating an intention on the part of any Person to bring a claim that any of the Business Registered IP is invalid or unenforceable, nor to the Company’s Knowledge is there a reasonable basis for any claim that any of the Business Registered IP is either invalid or unenforceable. All Business Registered IP has been registered or obtained in accordance with all applicable legal requirements, and the Company or any of its Affiliates has timely paid all filing, examination, issuance, post registration and maintenance fees and annuities associated with or required with respect thereto. None of the Business Registered IP has been or is now involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding, nor has any such action is or has been threatened. Neither the Company nor any of its Affiliates has taken any action or failed to take any action that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any Business Registered IP.
(c)
Except as set forth in Schedule 3.18(c), (i) the current registrant or applicant of record identified on Schedule 3.18(a) with respect to each item of Business Registered IP is the sole owner of all right, title and interest in and to (free and clear of all Liens, except Permitted Liens) such item of Business Registered IP and (ii) the Acquired Company and the Asset Sellers, as the case may be, are the sole and exclusive owners of all right, title and interest in and to (free and clear of all Liens, except Permitted Liens) the Business IP.
(d)
None of the Company nor any of its Affiliates is bound by, and no Acquired Business IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any of its Affiliates to use, assert, enforce, or otherwise exploit any Business IP anywhere in the world. No Person has the right to make or own improvements or derivative works of any Acquired Business IP whereby such improvements or derivative works are not owned by the Company or any of its Affiliates. Except as set forth on Schedule 3.18(d), the Company or one of its Affiliates owns or has a valid right to grant the licenses to the Licensed Business IP that it is licensing to Buyer pursuant to the IP License Agreement, the Trademark License Agreement or any other ancillary agreement hereunder. Neither the Company nor any of its Affiliates has received any notice or claim challenging the Company’s or any of its Affiliates’ ownership or use of any Business IP or any Business In-Licensed IP or suggesting that any other Person has any claim of legal or beneficial ownership or exclusive rights with respect to any Business IP, nor to the Company’s Knowledge is there a reasonable basis for any such claim. All Business IP is valid, subsisting, and enforceable. Except as set forth on Schedule 3.18(d), since January 1, 2021, neither the Company nor any of its Affiliates has transferred ownership of (whether a whole or partial interest) any Intellectual Property Rights used or held for use in the Acquired Business.

(e)
Except as set forth on Schedule 3.18(e): (i) there is currently no Proceeding pending or threatened in writing against the Company or any of its Affiliates, and since January 1, 2021, there have been no Proceedings pending and no Person has asserted in writing (or threatened in writing to assert) any claims against the Company or any of its Affiliates (A) contesting the right of the Company or any of its Affiliates to use, exercise, sell, license, transfer or dispose of any Business IP, (B) challenging the ownership, validity or enforceability of any Business IP, or (C) alleging that the conduct of the Acquired Business or the Products has since January 1, 2021 infringed, misappropriated or violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property Rights of any Person (including, in each case, any notice or communication inviting the Company or any of its Affiliates to take a license under any Intellectual Property Rights); (ii) no Business IP is subject to any outstanding Order related to or restricting in any manner the licensing, assignment, transfer, use or conveyance thereof by the Company or any if its Affiliates; (iii) to the Company’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating or otherwise violating any Business IP; and (iv) since January 1, 2021, no Seller has sent any written communication regarding any actual, alleged, or suspected infringement, misappropriation or other violation of any Acquired Business IP.
(f)
The operation and conduct of the Acquired Business and the design, use, sale, import, export, and manufacture of the Products by the Company and any of its Affiliates has not since January 1, 2021 infringed, misappropriated or otherwise violated, and is not currently infringing, misappropriating or otherwise violating, the Intellectual Property Rights of any Person. Except as set forth in Schedule 3.18(f), since January 1, 2021, none of the Company nor any of its Affiliates has received any written claims, notices, warnings or threats alleging that the conduct of the Acquired Business infringes, misappropriates or otherwise violates the Intellectual Property Rights of any Person.
(g)
Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions or agreements contemplated by this Agreement, will, with or without notice or the lapse of time or both, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Business IP, (ii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Business IP, including any such grant, assignment or transfer by Buyer or its Affiliates, or (iii) any obligation to grant any rights in or to any of Buyer’s or its Affiliates’ Technology or Intellectual Property Rights (other than pursuant to Contracts of Buyer or its Affiliates (excluding the Acquired Company)).
(h)
Other than Standard Software, the Business IP and the Business In-Licensed IP (as well as any rights provided under the Transition Services Agreement. Trademark License Agreement or IP License Agreement) constitute all the Intellectual Property Rights and Technology that are used or held for use in or otherwise necessary for the operation and conduct of the Acquired Business and are sufficient to permit Buyer to conduct the Acquired Business immediately following the Closing in substantially the same manner as it is currently conducted.
(i)
Each Person who is or was an employee, officer, director, consultant or contractor of the Company or any of its Affiliates who has participated in or has made any contributions to the creation of any Business IP or has access to any Business Trade Secrets has signed an agreement substantially on the Company’s or its Affiliates’ standard forms (copies of which have been made available to Buyer) that provides for (i) an effective, irrevocable assignment by such Person to the Company or the applicable Affiliate of the Company of all Intellectual Property Rights and Technology

arising out of such Person’s employment or engagement by, or contract with, the Company or any of its Affiliates, and (ii) the non-disclosure by such Person of any of the Company’s or its Affiliates’ confidential information.
(j)
The Company and its Affiliates have taken all measures reasonably necessary or appropriate to protect and maintain (i) the confidential information included in the Business IP, including Trade Secret rights (the “Business Trade Secrets”) and other information that at any time constitute Trade Secrets relating to the Acquired Business. Without limiting the foregoing, none of the Company nor any of its Affiliates have disclosed, nor are under any contractual or other obligation to disclose, to another Person any Business Trade Secrets, except pursuant to an enforceable confidentiality agreement or undertaking, and, to the Company’s Knowledge, no Person has materially breached any such agreement or undertaking.
(k)
At no time during the conception of or reduction to practice of any Business IP was the Company or any of its Affiliates or any developer, inventor or other contributor to such Business IP operating under any grants from any Governmental Entity or agency or private source, or any university, college, other educational institution, military, multi-national, bi-national or international organization or research center or institution (each an “R&D Sponsor”), performing (directly or indirectly) research sponsored by any R&D Sponsor, or subject to any employment agreement, invention assignment or nondisclosure agreement or other obligation with any R&D Sponsor that could adversely affect the Company’s or any of its Affiliates’ rights in such Business IP. No R&D Sponsor has any claim of right to, ownership of or other encumbrance on any Business IP. No funding, facilities, or personnel of any R&D Sponsor were used, directly or indirectly, to develop or create, in whole or part, any Business IP.
(l)
None of the Products (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Products or any product or system used in conjunction therewith; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Product or any product or system used in conjunction therewith.
(m)
No source code for any Acquired Software has been delivered, licensed, or made available to any escrow agent or other Person who is or was not an employee of the Company or any of its Affiliates who needs or needed such source code to perform his or her job duties. Neither the Company nor any of its Affiliates has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Acquired Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that, will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Acquired Software to any other Person.
(n)
To the Knowledge of the Company, no Acquired Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “malware,” “vulnerability,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or security of any data or damaging or destroying any data or file without consent (collectively, “Malicious Code”). The Company and its Affiliates implement commercially reasonable industry standard measures materially designed to prevent the introduction of Malicious Code into the Acquired Software, including firewall protections and regular virus scans.
(o)
With respect to Open Source Software that is or has been included, incorporated or embedded in, linked to, combined with or otherwise used in the provision of any of the Products, the Company and its Affiliates have been and are in compliance with the terms and conditions of all applicable Open Source Software Licenses, including attribution and copyright notice requirements. Neither the Company nor any of its Affiliates has incorporated any Open Source Software in any Products in a manner that could require, or could condition the use, modification, hosting, or distribution of such Products (or any portion thereof) on (including any obligation or condition under any “copyleft” Open Source Software License such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License): (i) the disclosure, licensing or distribution in source code form of any Acquired Software (or any portion(s) thereof); (ii) the granting to licensees of the right to reverse engineer or make derivative works or other modifications to any Acquired Software (or any portion(s) thereof); or (iii) redistributing, hosting, licensing, distributing or otherwise making available any Acquired Software (or portion(s) thereof) at no or a nominal fee or charge.
(p)
Except as set forth in Schedule 3.18(p), neither the Company nor any of its Affiliates is or has ever been a member or promoter of, or a contributor to, any SSO that could require or obligate the Company or any of its Affiliates to grant or offer to any other Person any license or right to or otherwise impair any of the Company’s or any of its Affiliates’ control of any Acquired Business IP.
(q)
The information technology systems used by the Company and its Affiliates in connection with the Acquired Business (the “IT Systems”) are sufficient for the needs of the Acquired Business as currently conducted. The IT Systems and the Company’s and its Affiliates’ related procedures and practices are designed, implemented, operated and maintained in accordance with customary industry standards and practices for entities operating businesses similar to the Acquired Business. Without limiting the foregoing, the Company and its Affiliates (i) have taken commercially reasonable steps and implemented commercially reasonable procedures to ensure that the IT Systems are free from Malicious Code, and (ii) have in effect industry standard disaster recovery plans, procedures and facilities for the Acquired Business and have taken all commercially reasonable steps to safeguard the security and the integrity of the IT Systems.
(r)
To the Knowledge of the Company and since January 1, 2021, there has been no failure or other substandard performance of the IT Systems which has caused any material disruption to the Acquired Business, nor any actual or suspected illegal or unauthorized intrusions or breaches of the security of the IT Systems. To the Knowledge of the Company, the Acquired Business has not experienced any material data loss, business interruption, or other harm as a result of any Malicious Code intentionally designed to permit (i) unauthorized access to a computer or network, (ii) unauthorized disablement or erasure of Software, hardware or data, or (iii) any other similar type of unauthorized activities.

Section 3.19. Data Privacy.

(a)
Since January 1, 2021, the Acquired Company, the Asset Sellers with respect to the Acquired Business, and to the Knowledge of the Company, all Affiliates and/or third parties processing Personal Information on behalf of the Acquired Company or, with respect to the Acquired Business, the Asset Sellers (“Data Processors”) have materially complied with all applicable (i) Privacy Laws, (ii) policies, notices, and/or statements related to privacy, security or the processing of Personal Information (each, a “Privacy Policy”), and (iii) contractual commitments related to privacy, security, or the processing of Personal Information to which the Acquired Company or, with respect to the Acquired Business, the Asset Sellers, is a party to or bound by (collectively, the “Privacy Requirements”). The Company has delivered or made available to Buyer true, complete, and correct copies of all current and past Privacy Policies drafted, published or issued by the Acquired Company or, with respect to the Acquired Business, the Asset Sellers.
(b)
The execution, delivery, and performance of this Agreement and the transactions contemplated by this Agreement do not and will not (i) conflict with or result in a material violation or breach of any Privacy Requirements, (ii) to the extent applicable under any Privacy Requirements, require the consent of or provision of notice to any Person concerning such Person’s Personal Information, (iii) give rise to any right of termination or other right to materially impair or limit the Buyer’s rights to own and process any Personal Information used in or necessary for the operation of the Acquired Business, or (iii) otherwise materially prohibit the transfer of Personal Information to the Buyer. For the avoidance of doubt, the transfer of Personal Information pursuant to this Agreement does not constitute a “sale” under the California Consumer Privacy Act.
(c)
Since January 1, 2021, the Acquired Company and the Asset Sellers with respect to the Acquired Business have (i) had contracts in place with all Data Processors which impose appropriate obligations related to privacy, security, and the processing of Personal Information and (ii) taken commercially reasonable steps to monitor all Data Processors to verify fulfillment of their contractual obligations regarding privacy, security, and the processing of Personal Information in all material respects.
(d)
Since January 1, 2021, the Acquired Company, the Asset Sellers with respect to the Acquired Business and, to the Knowledge of the Company, their Data Processors have implemented, maintained and complied with commercially reasonable technical, physical, and organizational measures that are designed to protect Personal Information against material Security Incidents. Neither the Company, including its Affiliates (in relation to the Acquired Business) and the Acquired Company, nor, to the Knowledge of the Company, any of its Data Processors have experienced any material Security Incidents.
(e)
Since January 1, 2021, in relation to any Security Incident and/or any actual or, to the Knowledge of the Company, potential violation of a Privacy Requirement relating to the Acquired Business or Acquired Company, neither the Company, including its Affiliates and the Acquired Company, nor any Asset Seller or, to the Knowledge of the Company, Data Processors has (i) notified or been required to notify any Person, or (ii) received any notice, inquiry, request, claim, complaint, correspondence or other communication from, or been the subject of any Proceeding by any Person. To the Knowledge of the Company, there are no facts or circumstances that could give rise to the occurrence of (i) or (ii).

(f)
Since January 1, 2021 and with respect to the Acquired Business, the Company and its Affiliates have maintained cyber-insurance with commercially reasonable coverage limits, and no claims have been made under any such policy.

Section 3.20. Product Warranty and Product Liability. Except as set forth on Section 3.20 none of the Company nor any of its Affiliates has any material undischarged liability with respect to any Product designed, manufactured or sold by the Acquired Business arising out of (a) any injury to individuals or property, (b) any defect in design or manufacture of such Product, (c) any failure to warn in compliance with applicable Law with respect to such Product or (d) any recall or post-sale warning of such Product. Since January 1, 2021, none of the Company nor any of its Affiliates has changed in any material respect the scope of its contractual obligations for warranties with respect to the return, repair or replacement of Products manufactured or sold by the Acquired Business. A specimen copy of the form of each material written warranty covering Products that has not yet expired has been made available to Buyer. Except as set forth on Schedule 3.20, since January 1, 2021, none of the Products has been the subject of any material campaign for replacement, field fix, retrofit, modification or recall.

Section 3.21. Certain Relationships. Other than the Contracts that will be terminated as of the Closing set forth in Schedule 3.21, no Affiliate, officer, director, partner, member or employee of the Acquired Company or any individual in such partner’s, member’s, officer’s, director’s or employee’s immediate family, is a party to or the beneficiary of any Contract with the Acquired Company (other than an employment or similar Contract) or is involved in any business arrangement with the Acquired Company or has any material interest in any assets or property used in the Acquired Business (including any arrangement pursuant to which the Acquired Company has pledged any assets or guaranteed any obligations on behalf of such Person) (collectively, “Affiliate Arrangements”; provided that “Affiliate Arrangements” shall not include any employment arrangements or commercial purchase orders entered into on an arms’ length basis in the ordinary course of business on terms generally available to unrelated parties). The Company has made available to Buyer true, correct and complete copies of all Affiliate Arrangements.

Section 3.22. Insurance. Except as set forth on Schedule 3.22: (a) all policies of insurance held by or for the benefit of the Acquired Business and the Acquired Company (excluding any policy maintained in connection with any Benefit Plan) are valid and binding policies in full force and effect, and are sufficient for compliance with all applicable Laws and all Material Contracts to which the Company and each Asset Seller (in each case, with respect to the Acquired Business) is a party or to which it is bound; and (b) there are, as of the date hereof, no claims pending with respect to the Acquired Business or the Acquired Company under any such policy, and all premiums due and payable with respect to such policies have been paid.

Section 3.23. Indebtedness. Other than Indebtedness that will be paid off, terminated and/or released prior to the Closing, except as set forth on Schedule 3.23, the Acquired Company does not have any Indebtedness as of the date hereof.

Section 3.24. Accounts Receivable; Accounts Payable.

(a)
All Accounts Receivable were acquired or arose from sales actually made or services actually performed in the ordinary course of business that represent bona fide transactions and valid claims, are not subject to any setoff, counterclaim or Proceeding and are enforceable in accordance with their terms, except to the extent of any specific reserves against such Accounts Receivable are reflected on the Financial Statements.

(b)
All Accounts Payable arose in bona fide transactions in the ordinary course of business.

Section 3.25. Foreign Corrupt Practices Act. Except as set forth on Schedule 3.25, none of the Sellers (with respect to the Acquired Business, the Acquired Assets or the Assumed Liabilities) nor the Acquired Company (including, to the Knowledge of the Company, any of their officers, directors, employees or other Persons acting on their behalf) and, to the Knowledge of the Company, no contractor, supplier, distributor, licensee, agent or other Person acting on its or their behalf, has offered or given anything of value to: (i) any official of a Governmental Entity, any political party or official thereof, or any candidate for political office; or (ii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any official of a Governmental Entity or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person in such Person’s official capacity, including a decision to fail to perform such Person’s official function or (y) inducing such Person to use such Person’s influence with any government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality to assist the Acquired Company in obtaining or retaining business for, or with, or directing business to any Person.

Section 3.26. Material Customers and Vendors.

(a)
Schedule 3.26(a) sets forth a complete and accurate list of the top ten (10) customers of the Acquired Business based upon the revenue generated by the Acquired Business from such customer (including any and all Affiliates as a single customer) (i) during the year ended December 31, 2023, and (ii) during the six (6) month period ending on the Balance Sheet Date (such customers listed pursuant to the foregoing clauses (i) and (ii), collectively, the “Material Customers”). Except as set forth in Schedule 3.26(a), none of the Company nor any of its Affiliates has received any written notice, or, to the Knowledge of the Company, any other notice, from a Material Customer that it has taken action to, or will take action to (x) cease to purchase or license the Products, or materially reduce the purchase or license of the Products, from the Acquired Business; (y) terminate or modify in a manner materially adverse to the Acquired Business, any Acquired Asset or the Acquired Company, such Material Customer’s relationship with the Acquired Business; or (z) renegotiate the price or other material terms, in any material manner (which, for the avoidance of doubt, shall exclude any ordinary course renegotiation of price or terms consistent with prevailing market conditions and consistent with past practices), pursuant to which such Material Customer purchases or licenses the Products from the Acquired Business, and, to the Knowledge of the Company, no such Material Customer plans to do any of the foregoing.
(b)
Schedule 3.26(b) sets forth a complete and accurate list of the top ten (10) vendors or suppliers of the Acquired Business based upon the payments made by the Acquired Business to such vendor or supplier (including any and all Affiliates as a single vendor or supplier) (i) during the year ended December 31, 2023, and (ii) during the six (6) month period ending on the Balance Sheet Date (such vendors and suppliers listed pursuant to the foregoing clauses (i) and (ii), collectively, the “Material Vendors”). Except as set forth in Schedule 3.26(b), none of the Company or any of its Affiliates has received any written notice, or, to the Knowledge of the Company, any other notice, from a Material Vendor that it has taken action to, or will take action to (i) cease to provide or materially reduce the amount of goods or services that it is willing to supply to the Acquired Business; (ii) terminate or modify in a manner materially adverse to the Acquired Business, any Acquired Asset or the Acquired Company,

such Material Vendor’s relationship with the Acquired Business; or (iii) materially increase the price of any goods or services that such Material Vendor has previously supplied to the Company or any of its Affiliates (which, for the avoidance of doubt, shall exclude any ordinary course increase in price consistent with prevailing market conditions and consistent with past practices); and, to the Knowledge of the Company, no such Material Vendor plans to do any of the foregoing.

Section 3.27. OFAC Compliance; Anti-Corruption; Anti-Money Laundering.

(a)
The Knowles Parties and, to the Knowledge of the Company, any contractor, supplier, distributor, licensee, agent or other Person acting on its or their behalf, are conducting, and for the past five (5) years, have conducted, the Acquired Business in compliance with applicable Anti-Corruption Laws, AML Laws, and Sanctions, and in material compliance with Trade Controls, and have instituted and maintain policies and procedures reasonably designed to promote compliance with such Laws.
(b)
Neither the Acquired Company, any of its directors or officers nor, to the Knowledge of the Company, any of its employees, contractors, suppliers, distributors, licensees or agents are “Sanctioned Parties”, which is defined as (i) any party that is listed on the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, the European Union list of asset freeze targets, or any other Sanctions-related list of restricted parties applicable to the Knowles Parties; (ii) the government, including any political subdivision, agency, or instrumentality thereof, of any country or territory against which a Sanctions authority maintains comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic) (“Sanctioned Country”) or the Government of Venezuela; (iii) an ordinary resident of, or entity registered in or established under the jurisdiction of a Sanctioned Country; or (iv) a Person acting or purporting to act, directly or indirectly, on behalf of, or a Person fifty percent (50%) or more owned or controlled by, any of the Persons listed in clauses (i), (ii) or (iii). For the past five (5) years, neither the Acquired Company nor any of its directors or officers nor, to the Knowledge of the Company, any of their employees, contractors, suppliers, distributors, licenses or agents, have, directly or indirectly, conducted any business or other dealings involving any Sanctioned Party or Sanctioned Country, and are not now (y) subject to debarment or any list-based designations under any Trade Controls, or (z) engaged in transactions, dealings or activities that might reasonably be expected to cause such Person to become a Sanctioned Party.
(c)
The operations of the Acquired Company and the Acquired Business are, and or the past five (5) years have been, conducted in material compliance with all applicable financial recordkeeping, reporting and internal control requirements and AML Laws, Sanctions, and Trade Controls.
(d)
In the past five (5) years, no Proceeding or, to the Knowledge of the Company, inquiry or investigation by or before any court or Governmental Entity involving the Acquired Company, the Acquired Business or any Seller with respect to AML Laws, Anti- Corruption Laws, Sanctions or Trade Controls is pending or, to the Company’s Knowledge, threatened.

(e)
Neither the Acquired Company nor any Seller is, or is owned 50% or greater or controlled by, a Person or Persons that is or are (i) Sanctioned Parties or (ii) located, organized or resident in a Sanctioned Country.

Section 3.28. Brokers. The Acquired Business has not paid or become obligated to pay any fees or commissions to any broker or finder in connection with the transactions contemplated hereby or in connection with the negotiation of this Agreement.

Section 3.29. No Other Representations or Warranties; Disclosure. None of the Company, the Sellers or any Person acting on their behalf makes or has made any representations or warranties, express or implied, with respect to any projections, forecasts or forward-looking information provided to Buyer. There is no assurance that any projected or forecasted results will be achieved. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, EACH OF THE SELLERS, AS APPLICABLE, IS SELLING THE ACQUIRED EQUITY, THE ASSETS AND PROPERTIES OF THE ACQUIRED COMPANY REPRESENTED THEREBY AND THE ACQUIRED ASSETS ON AN “AS IS, WHERE IS” BASIS, AND EACH OF SELLERS DISCLAIM ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES WHETHER EXPRESS OR IMPLIED.

Section 3.30. Disclosure. Buyer acknowledges and agrees that the representations and warranties contained in Article III are qualified in their entirety by any fact, matter or circumstance to the extent that it is disclosed in the Schedules. In addition, any fact, matter or circumstance disclosed in any section of the Schedules shall be deemed to be disclosed in any other section of the Schedules if the relevance of such fact, matter or circumstance to such other section would be readily apparent on its face.

Section 3.31. Acknowledgement. The Company acknowledges that neither Buyer nor any of its Affiliates or representatives or any other Person has made any oral or written representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, presentations, charts, summaries, discussions, responses to questions (whether orally or in writing) or materials, information or responses to questions in any data room (virtual or otherwise) heretofore made available by Buyer, its Affiliates or representatives or other such Persons, to the Company or any other information which is not included in this Agreement or the Schedules, and neither Buyer nor its Affiliates or representatives or any other Person will have or be subject to any Liability or responsibility whatsoever to the Company, any Affiliate of the Company or any other Person resulting from (i) the distribution of any such information to, or use of any such information by, Buyer, any Affiliate of Buyer or any of their representatives or any other Person or (ii) any errors in or omissions from any such information. The Company acknowledges and agrees that it is not entitled to rely upon any representations or warranties or other statements of fact or opinion, other than the representations and warranties expressly set forth in Article IV of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer makes the following representations and warranties to the Company as of the date hereof and as of the Closing (except for those representations and warranties expressly made as of a particular date, which are made only as of such date):

Section 4.1. Due Organization and Power. Buyer is a corporation validly existing and in good standing under the laws of its jurisdiction of the State of Delaware. As of the Closing, each Buyer Designee is a company duly formed, incorporated or organized, validly existing and in good standing (or the local equivalent, to the extent such jurisdiction recognizes such concept) under the laws of its jurisdiction of formation, incorporation of organization. Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to carry out the transactions contemplated hereby and thereby. As of the Closing, each Buyer Designee has all requisite corporate or limited company power to enter into the documents and instruments to be executed and delivered by the Buyer Designees, as applicable, pursuant hereto and to carry out the transactions contemplated hereby and thereby.

Section 4.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of Buyer and, as of the Closing, by each Buyer Designee. No other corporate act or proceeding on the part of Buyer or its equityholders, or, as of the Closing, any Buyer Designee, is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. Assuming the due execution and delivery by the Parties, this Agreement constitutes, and when executed and delivered by each party thereto, the other documents and instruments to be executed and delivered by Buyer or any Buyer Designee pursuant hereto will constitute, valid and binding agreements of Buyer or such Buyer Designee, as the case may be, enforceable in accordance with their respective terms, except as such may be limited by the Enforceability Exceptions.

Section 4.3. No Violation. Neither the execution, delivery and performance by Buyer of this Agreement or by Buyer or any Buyer Designee of the Transaction Documents or other documents and instruments to be executed and delivered by Buyer or a Buyer Designee pursuant hereto and thereto, nor the consummation by Buyer or any Buyer Designee of the transactions contemplated hereby and thereby, (a) will violate or conflict with any Law or Order applicable to Buyer or any Buyer Designee, (b) assuming the accuracy of the representations and warranties of the Company set forth in Section 3.5, will require any authorization, consent or approval by, filing with or notice to any Governmental Entity (including any authorization, consent or approval required by any Investment Screening Laws or Antitrust Laws applicable to the transactions contemplated hereby or thereby and any authorizations, consents, approvals, filings or notice requirements applicable with respect to the transfer of the Acquired Equity and any authorizations, consents or approvals that become applicable solely as a result of the specific regulatory status of Buyer or any of its Affiliates), except for those identified on Schedule 4.3 or otherwise contemplated by this Agreement, or (c) subject to obtaining the consents referred to in Schedule 4.3, and except as set forth on Schedule 4.3, will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (other than Permitted Liens) upon any of the Acquired Equity, Acquired Assets, or assets of the Acquired Company under the terms of any Contract material to Buyer’s business to which Buyer is a party or any of its assets or properties are bound or affected. Buyer has determined, in good faith and in accordance with 16 CFR 801.10(c)(3), that the fair market value of the U.S. Acquired Assets is not greater than $119.5 million, and therefore, the transactions contemplated hereby do not require notification under the HSR Act. This determination is made solely for the purpose of determining the applicability of the HSR Act to the transactions contemplated hereby.

Section 4.4. Proceedings. There are no outstanding Orders involving Buyer or any Buyer Designee and there are no Proceedings pending or, to Buyer’s Knowledge, threatened, in any local, state, federal or foreign jurisdiction involving Buyer of any Buyer Designee that, individually or in the aggregate, would be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering in any material respect with any of the transactions contemplated hereby.

Section 4.5. Investment Intent.

(a)
Buyer or its applicable Buyer Designee is acquiring the Acquired Equity for its own account and not with a view toward any resale or distribution of any of the Acquired Equity or any beneficial interest in the Acquired Equity. Buyer or such Buyer Designee agrees that the Acquired Equity may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933 or an applicable exemption therefrom, and without compliance with all other applicable federal, foreign and state securities laws.
(b)
Buyer acknowledges, on behalf of itself and its controlled Affiliates, that it has received all the information it considers necessary or appropriate for deciding whether to purchase the Acquired Equity and Acquired Assets. Buyer further represents, on behalf of itself and its controlled Affiliates, that it has had the opportunity to discuss the Acquired Business’ business, management, financial affairs and the terms and conditions of the purchase of the Acquired Equity and Acquired Assets. Buyer acknowledges, on behalf of itself and its controlled Affiliates, that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, Liabilities, properties and projected operations of the Acquired Company and the Acquired Business. The foregoing, however, does not limit or modify the representations and warranties of the Company set forth in Article III of this Agreement or the right of Buyer to rely thereon.

Section 4.6. Solvency. Assuming (i) the accuracy of the representations and warranties of the Company set forth in Article III and any closing certificate delivered hereunder, (ii) compliance in all material respects by the Company with its covenants and obligations set forth herein and (iii) satisfaction of the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement (or waiver of such conditions by Buyer, to the extent permissible), then immediately after giving effect to the transactions contemplated by this Agreement, (x) Buyer will be able to pay its debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent liabilities) and (y) Buyer and its Subsidiaries will have adequate capital to carry on their businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud creditors of Buyer (including, after the Closing, the Acquired Business).

Section 4.7. OFAC Compliance; Anti-Corruption; Anti-Money Laundering.

(a)
Buyer and its controlled Affiliates are conducting, and for the past five (5) years have conducted, its operations with respect to Buyer’s business in compliance with applicable Anti-Corruption Laws, AML Laws, and Sanctions, and in material compliance with Trade Controls, and have instituted and maintain policies and procedures reasonably designed to promote compliance with such Laws.
(b)
Neither Buyer, its controlled Affiliates nor any of their respective directors or officers nor, to the Knowledge of Buyer, any of its employees or any of its or its Affiliates’ contractors or agents are Sanctioned Parties.
(c)
The operations of Buyer and its controlled Affiliates are, and for the past five(5) years have been, conducted, in material compliance with all applicable financial recordkeeping and reporting requirements and AML Laws, Sanctions, and Trade Controls.
(d)
No Proceeding or, to the Knowledge of Buyer, investigation by or before any court or Governmental Entity involving Buyer or its controlled Affiliates with respect to AML Laws, Anti-Corruption Laws, Sanctions, or Trade Controls is pending or, to the Knowledge of Buyer, threatened.
(e)
Neither Buyer nor any of its Affiliates are owned 50% or greater or controlled by, a Person or Persons that is or are (i) Sanctioned Persons or (ii) located, organized or resident in a Sanctioned Country.

Section 4.8. Financing.

(a)
Concurrently with the execution of this Agreement, Buyer has delivered to the Company a true and correct copy of the executed Debt Commitment Letter. As of the date hereof, the Debt Commitment Letter constitutes the legal, valid and binding obligation of Buyer and, to the Knowledge of Buyer, the other parties thereto, enforceable in accordance with its respective terms, subject to the Enforceability Exceptions. As of the date hereof, Buyer has provided the Company with a complete copy of the Fee Letter, which is the only fee letter relating to the Debt Commitment Letter. As of the date hereof, (i) the Debt Commitment Letter is in full force and effect, and has not been withdrawn, rescinded or terminated or otherwise amended, supplemented or modified in any respect and no waiver has been granted thereunder, (ii) no such amendment, supplement, modification or waiver is contemplated except as expressly set forth in paragraph 4 of Annex A, and (iii) to the Knowledge of Buyer, no withdrawal, recission or termination thereof is contemplated. The obligations to fund the full amount of the commitments under the Debt Commitment Letter are not subject to any conditions or contingencies other than as specifically set forth in Section 3 of the Debt Commitment Letter. Assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2, there is no fact or event existing as of the date of this Agreement that (i) would constitute a breach or default by Buyer under the terms and conditions of the Debt Commitment Letter, (ii) precludes or is reasonably likely to preclude the satisfaction of the conditions set forth in the Debt Commitment Letter or (iii) would otherwise result in the Debt Financing not being available on the Closing Date. Assuming the accuracy of the Company’s representations and warranties set forth in this Agreement to the extent required by Section 7.2 and performance by the Company in all material respects of its obligations hereunder, Buyer has no reason to believe that it will be unable to satisfy (or obtain a waiver of) the conditions contained in the Debt Commitment Letter on the Closing Date or that the Debt Financing will not be made available at the time of Closing. All commitment and other fees required to be paid under the Debt Commitment Letter and the Fee Letter on or prior to the date hereof have been paid. The only conditions precedent relating to the funding of the Debt Financing on the Closing Date are the conditions contained in Section 3 of the Debt Commitment Letter. As of the date hereof, there are no other agreements, side letters or arrangements relating to the Debt Financing (other than the Debt Commitment Letter) that would impose conditions on the availability of the Debt Financing or that would otherwise reasonably be expected to cause the full amount of the Debt Financing contemplated to be funded at Closing to be unavailable at the time of Closing.
(b)
Concurrently with the execution of this Agreement, Buyer has delivered to the Company true and correct copies of the agreed forms of Series D Documents, providing the terms and conditions upon which the Series D Investors will purchase shares of Series D preferred stock of Buyer for cash (the “Series D Financing” and, together with the Debt Financing, the “Financing”). The obligations to fund the full amount of the Series D Financing are not subject to any conditions or contingencies other than as set forth in the Series D Documents delivered to the Company on or prior to the date hereof. There is no fact or event existing as of the date of this Agreement that (i) makes any of the assumptions, statements, representations or warranties set forth in the Series D Documents inaccurate, (ii) would constitute a breach or default by Buyer under the terms and conditions of the Series D Documents, or that causes the Series D Documents to be ineffective with respect to Buyer, (iii) precludes or is reasonably likely to preclude the satisfaction of the conditions set forth in the Series D Documents or (iv) would otherwise result in the Series D Financing not being available on the Closing Date. All fees required to be paid in connection with the Series D Financing on or prior to the date hereof have been paid. There are no other agreements, side letters or arrangements relating to the Series D Financing not contemplated by this Section 4.8 that would impose additional conditions on the availability of the Series D Financing or that would otherwise reasonably be expected to cause the full amount of the Series D Financing contemplated to be funded at Closing to be unavailable at the time of Closing.
(c)
The net cash proceeds of the Financing, when funded in accordance with the Debt Commitment Letter, the Series D Financing, any convertible notes on terms and conditions acceptable to the Company (it being understood that such convertible notes shall not be acceptable to the Company unless they have been approved by the “Lenders” under and as defined in the Debt Commitment Letter pursuant to paragraph 6 of Annex A thereof), together with other cash on hand of Buyer (and any parent company thereof) and its Subsidiaries taken together and the Seller Loan (if any), will provide Buyer with cash proceeds on the Closing Date sufficient (x) to pay the Closing Cash Consideration and all related fees, expenses and other cash obligations in connection with this Agreement and the transactions contemplated hereby that are payable at the Closing and (y) immediately after giving effect to the foregoing payments and such other transactions contemplated to occur on the Closing Date, to fund Cash to the balance sheet(s) of Buyer (and any parent company thereof) and its Subsidiaries taken together in a minimum aggregate amount of not less than

$40,000,000.

(d)
There are no conditions precedent related to the funding of the Debt Financing or any contingencies that would permit the Lenders to reduce the total amount of the Debt Financing. There are no conditions precedent related to the funding of the Series D Financing or any contingencies that would permit the Series D Investors to reduce the total amount of the Series D Financing. In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Debt Financing and the Series D Financing) by Buyer or any of its Affiliates or any other financing or other transactions be a condition to any of Buyer’s obligations under this Agreement. Notwithstanding anything to contrary contained in this Agreement, the Company agrees that a breach of any representation and warranty contained in this Section 4.8 shall not result in the failure of a condition precedent to the Company’s obligations under this Agreement, if (notwithstanding such breach) Buyer is willing and able to consummate the transactions contemplated by this Agreement on the Closing Date.

Section 4.9. Brokers. Neither Buyer nor any of its Affiliates has paid or become obligated to pay any fees or commissions to any broker or finder, other than Needham & Company, in connection with the transactions contemplated hereby or in connection with the negotiation of this Agreement.

Section 4.10. Acknowledgment Buyer acknowledges that, except as set forth in this Agreement, the Transaction Documents or the Schedules, neither the Company nor any of its Affiliates or representatives or any other Person has made any oral or written representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, presentations (including management presentations), charts, summaries, discussions or responses to questions (whether orally or in writing, and any including responses to questions in any data room (virtual or otherwise)) or materials or information (including cost estimates and financial projections) heretofore made available by the Company, its Affiliates or representatives or other such Persons, to Buyer or any other information which is not included in this Agreement or the Schedules. Other than for purposes of establishing Fraud, neither the Company nor its Affiliates or representatives or any other Person will have or be subject to any Liability or responsibility whatsoever to Buyer, any Affiliate of Buyer or any other Person resulting from (i) the distribution of any such information to, or use of any such information by, Buyer, any Affiliate of Buyer or any of their representatives or any other Person or (ii) any errors in or omissions from any such information. Buyer acknowledges and agrees that it is not entitled to rely upon any representations or warranties, opinion or, other than for purposes of establishing Fraud, other statements of fact, other than the representations and warranties expressly set forth in Article III of this Agreement.

ARTICLE V

COVENANTS PRIOR TO CLOSING

Section 5.1. Access to Information Concerning Properties and Records; Confidentiality. The Company shall cause the Acquired Company and each Asset Seller, during the period commencing on the date of this Agreement and ending on the Closing Date, to furnish or cause to be furnished to Buyer and its authorized representatives, at reasonable times and upon reasonable advance notice, (a) such access, during normal business hours, to the offices and properties relating to the Acquired Business as Buyer may reasonably request and (b) such access to the Books and Records of the Acquired Business, including the Acquired Contracts, as Buyer may reasonably request (other than the Excluded Books and Records); provided, however, that (i) the Company and its Affiliates shall not be required to violate any obligation of confidentiality, applicable Order or applicable Law to which any such Person is subject or to waive any privilege which any such Person may possess in discharging the obligations set forth in this Section 5.1 (provided, that in such event, the Company and its Affiliates shall reasonably cooperate with Buyer to seek an appropriate remedy to permit the access contemplated hereby); (ii) neither Buyer, any of its Affiliates, nor their respective officers, employees, agents or representatives shall have access to any employees or personnel of Sellers or any of their Affiliates without the Company’s prior written consent; and (iii) the Company and its Affiliates shall not be required to furnish or otherwise make available to Buyer customer-specific data, competitively sensitive information or otherwise privileged information. Buyer shall treat all information obtained from the Company, its

Affiliates or its or their respective representatives in accordance with this Section 5.1 or otherwise and all other information related to the transactions contemplated hereby as “Proprietary Information” and “Transaction Information,” respectively, under the confidentiality agreement, dated as of July 5, 2023, by and between the Company and Buyer (the “Confidentiality Agreement”), and Buyer shall continue to honor its obligations thereunder in accordance with its terms; provided, however, that the Company hereby consents to the disclosure of confidential information regarding the Acquired Business, the Acquired Company, this Agreement or the transactions contemplated thereby, by Buyer to any potential broker or insurer to the extent necessary or advisable in connection with obtaining a R&W Insurance Policy and acknowledges and agrees that Buyer shall have the right to disclose confidential information regarding the Company and to enter into discussions with any potential broker or insurer in connection with obtaining a R&W Insurance Policy, and each Person contemplated in this proviso would constitute a “Representative” of Buyer or its Affiliate, as such term is defined in the Confidentiality Agreement and shall be bound by, and be subject to, the obligations of Representatives set forth in the Confidentiality Agreement. From the date of this Agreement until the Closing Date, Buyer and the Company shall cooperate in good faith in developing arrangements for discussions with third parties relating to the transactions contemplated by this Agreement. Buyer hereby acknowledges and agrees that any access granted pursuant to this Section 5.1 shall be conducted in such a manner as to not interfere unreasonably with the normal operations of the Acquired Business or the Company or any of its Affiliates, and Buyer shall not be permitted to undertake any environmental sampling or invasive testing without the Company’s prior written consent, which shall be in the Company’s sole discretion.

Section 5.2. Conduct of Business Pending the Closing. From the date of this Agreement through the earlier of the Closing and the termination of this Agreement, the Company shall, and shall cause each Asset Seller and the Acquired Company to, use commercially reasonable efforts to operate and carry on the Acquired Business in the ordinary course consistent with past practice in all material respects and to preserve the business relationships of the Acquired Business, and maintain its current relations and goodwill with its key suppliers, customers, employees and others having business relationships with the Acquired Business. Without limiting the generality of the foregoing, except as set forth on Schedule 5.2, as expressly required by this Agreement or the Transaction Documents or with prior written consent from Buyer (which Buyer agrees shall not be unreasonably withheld, conditioned or delayed), the Company shall not (with respect to the Acquired Business), and shall cause each Asset Seller and Acquired Company not to (with respect to the Acquired Business):

(a)
incur or guarantee any Indebtedness for borrowed money which the Acquired Company will be liable, or grant any Lien (other than Permitted Liens or Permitted Real Property Exceptions) with respect to the Acquired Assets or any of the material assets of the Acquired Company, other than through intercompany borrowings from the Company or an Affiliate of the Company in the ordinary course of business;

(b)
amend the certificate of incorporation and bylaws (or other similar organizational documents) of the Acquired Company;
(c)
authorize new individual capital expenditures with respect to the Acquired Business in excess of $500,000, other than those contemplated by the capital expenditure budget for the Acquired Business;
(d)
transfer, issue, sell, pledge, encumber, or dispose, or authorize the issuance of, sell or agree to transfer, issue, sell, pledge, encumber or dispose any shares of the capital stock or other equity interests of the Acquired Company;
(e)
transfer, sell, lease, pledge, encumber or otherwise transfer or dispose of any Acquired Asset or assets of the Acquired Company, except for (i) the sale of Inventory in the ordinary course of business consistent with past practice, including up to $250,000 of any Inventory that are obsolete (i.e., have not been used in the Acquired Business during the twelve (12) months); and (ii) the sale of any such assets (other than any obsolete inventory) with a value that does not exceed $250,000 in the aggregate;
(f)
(i) amend or modify (other than by automatic extension or renewal if deemed an amendment or modification of any such Contract, or any other ordinary course renewal on substantially the same terms and conditions and which the Company has provided Buyer advanced notice of in writing) or waive in any respect, the terms of any Material Contract or cancel or terminate any Material Contract prior to the end of its natural term (excluding, for the avoidance of doubt, any expiration or non-renewal of such Material Contract in accordance with its terms or any termination of such Material Contract by any counterparty thereto other than the Company or any of its Affiliates); (ii) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement (excluding, for the avoidance of doubt, any ordinary course customer form Contracts that are entered into on substantially the same terms as any existing customer Contract that constitutes a Material Contract, including with respect to pricing and payment terms); or (iii) otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Affiliates under any Material Contract;
(g)
(A) fail to maintain, abandon or permit to lapse, including by failure to pay the required fees in any jurisdiction, any Acquired Business Registered IP or Licensed IP that is registered IP (in each case, other than Patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company or any of its Affiliates)); or (B) disclose (other than pursuant to a confidentiality agreement) or fail to maintain any material Business Trade Secrets;
(h)
take any action that could reasonably be expected to trigger the release of the source code of any Acquired Software to any third party;
(i)
assign, dispose of, or grant any licenses or similar rights under any Business IP, other than non-exclusive licenses granted pursuant to customer contracts in the ordinary course of business in connection with the commercial sale of Products;
(j)
make any material change in the accounting methods used by the Acquired Company, except as required by changes in GAAP or other applicable Law;

(k)
(i) make, revoke or change any material Tax elections (including, for the avoidance of doubt, any entity classification election or change in entity classification pursuant to Treasury Regulations Section 301.7701-3), (ii) adopt or change any material tax accounting method, (iii) change any annual Tax accounting period, (iv) amend any income or material Tax Return, (v) surrender any right to claim a refund of material Taxes, (vi) settle or compromise any claim, audit or assessment with respect to Taxes, or (vii) enter into a closing agreement with respect to Taxes, in each case with respect to the Acquired Company, the Acquired Assets or the Acquired Business;
(l)
cancel, compromise or settle any Proceeding with respect to the Acquired Business (except for any Excluded Liabilities), provided that the Company may settle any such Proceeding if such settlement does not provide for any relief other than the payment of monetary damages of no more than $150,000 and such payment is made by the Company prior to the Closing;
(m)
unless required by, or advisable to comply with, applicable Law or in connection with annual enrollment, establish, adopt, terminate, or materially amend any Assumed Benefit Plan (other than to implement any action that would not be prohibited by Section 5.2(o) or (p));
(n)
terminate the employment of any Current Employee other than for cause (as determined by the Company, provided that the Company shall inform Buyer of such termination within thirty (30) days thereof), or hire any new employee that will be a Current Employee (unless such employee is hired to replace a similarly situated departing employee or fill an existing vacancy), in each case with respect to such individuals with, or expected to receive, an annual base salary or annualized wages of more than $150,000 (or the local equivalent thereof), except in Malaysia and PRC, which shall be $100,000 (or the local equivalent thereof);
(o)
with respect to any Current Employee with an annual base salary or annualized wages of more than $150,000 (or the local equivalent thereof) and $100,000 (or the local equivalent thereof) in Malaysia and PRC, grant any increase, or commit to grant any increase, in annual base salary or other target cash compensation payable to such employee, except (i) as required by any Contract or Benefit Plan (or any plan or other arrangement that would be a Benefit Plan if in existence as of the date hereof), (ii) in connection with merit increases or promotions for Current Employees in positions lower than Senior Manager in the ordinary course of business consistent with past practice, or (iii) as required by, or advisable to comply with, applicable Law;
(p)
change the title, position or duties, promote any Current Employee with annual base salary or annualized wages of more than $150,000 (or the local equivalent thereof), except in Malaysia and PRC, which shall be $100,000 (or the local equivalent thereof), or in a position of Senior Manager or above, temporarily layoff, furlough Current Employees; accelerate, or commit to accelerate, the vesting, funding or payment of any compensation or benefits to any Current Employee; waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant with respect to any Current Employee; or enter into, amend, terminate or negotiate any collective bargaining agreement, works council recognition agreement or any other Contract with any labor organization, labor union or works council or recognize any labor union, works council or other labor organization as the bargaining representative of any Current Employees;
(q)
transfer any Acquired Assets to any Affiliate or enter into any Contract with an Affiliate other than in the ordinary course of business consistent with past practice; or

(r)
enter into any Contract or make any written offer or proposal which, if accepted, would result in any of the foregoing.

Section 5.3. Further Actions. Subject to Section 5.4, the Parties shall use their commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, and to cooperate in good faith with each other with respect to, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including using their commercially reasonable efforts to provide any required notifications, secure any required consents or seek the re-issuance of all licenses, permits, consents, approvals, authorizations, qualifications and Orders and other third parties, in each case that are necessary for the consummation of the transactions contemplated hereby or the continued operations of the Acquired Business (including, the Company or its Affiliates completing all information/consultation processes of the works council of the Acquired Company prior to the Closing Date); provided, however, that, notwithstanding anything to the contrary in this Agreement, such action shall not include any requirement of Buyer or its Affiliates or the Company or its Affiliates to pay money to any third party, commence or participate in any litigation, offer or grant any accommodation or undertake any obligation or Liability (in each case financial or otherwise) to any Governmental Entity or other third party.

Section 5.4. Certain Filings.

(a)
Filing. Each of the parties hereto shall (i) make initial contact with such Governmental Entities as may be required under applicable foreign Laws to obtain any licenses, permits or other authorizations which are set for the on Schedule 4.3 and Schedule 3.5(b) and reasonably necessary to continue material operations of the Acquired Assets (in the case of Seller) and/or the Retained Businesses (in the case of Buyer) in the ordinary course and in a manner consistent with past practice, in all cases, as promptly as reasonably practicable and in any event by the third (3rd) Business Day after date hereof, and make such filings required with respect to any such Laws as promptly as reasonably practicable after making such initial contact, (ii) file, or make initial contact, with the relevant agency, as required under the applicable foreign Antitrust Laws in connection with the transactions, as promptly as reasonably practicable and in any event by the first (1st) Business Day after the thirtieth (30th) calendar day following the date hereof and make the filings required with respect to any such foreign Antitrust Laws as promptly as reasonably practicable after making such initial contact, and/or (iii) prepare and file the initial notifications required under Investment Screening Laws in connection with the transactions as promptly as reasonably practicable and in any event by the first (1st) Business Day after the 45th calendar day following the date hereof, or earlier if legally required (collectively, the “Required Governmental Approvals”). Buyer and the Company shall each pay its own legal expenses and advisor expenses, and Buyer and the Company shall each pay fifty percent (50%) of any filing fees required to be paid in connection with the foregoing.
(b)
Additional Actions. Each Party shall respond as promptly as practicable to any requests for additional information made by any Governmental Entities with respect to all Required Governmental Approvals, including under applicable Investment Screening Laws or Antitrust Laws. The Parties agree to use commercially reasonable efforts to take any and all steps necessary to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity or any other Person so as to enable the Parties to expeditiously close the transaction, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of such of its (or, following the Closing, the Acquired Company’s)

assets, properties, or businesses as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any charge, complaint, litigation, arbitration, suit, claim, action, investigation, hearing or similar proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein or otherwise, in no event shall Buyer be required or obligated to (A) take any steps or actions that individually or in the aggregate, would reasonably be expected to have a material and adverse effect on (i) Buyer’s assets or any of its businesses or (ii) after giving effect to the transactions contemplated by this Agreement, on the combined company, (B) agree to the imposition of any material limitation on its ability to conduct its business, or (C) appeal any adverse decision by a Governmental Entity on an adjudicated claim which delays, restrains, prevents, enjoins or otherwise prohibits consummation of this transaction (but shall, for the avoidance of doubt, be required to contest or defend through litigation the merits of any claim or determination asserted in the first instance in or by any court, agency or other proceeding by any person, entity or Governmental Entity which seeks to delay, restrain, prevent, enjoin or otherwise prohibit consummation of this transaction). For the avoidance of doubt, no action taken by Buyer pursuant to this Section 5.4 shall entitle Buyer to any reduction of the Purchase Price. During the period from this Agreement until the earlier of (i) the date this Agreement is terminated in accordance with its terms and (ii) the Closing, or except as otherwise required by this Agreement, the Parties shall not take, and shall cause their respective Affiliates not to take, any action inconsistent with their obligations under this Agreement that would reasonably be expected to materially hinder or delay the consummation of the transactions contemplated by this Agreement.
(c)
Cooperation. The Parties shall, in connection with the matters contemplated by this Section 5.4, with respect to actions taken on or after the date hereof: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any substantive communications from or with any Governmental Entity; (ii) permit the other Party to review and discuss in advance, and consider in good faith the view of the other in connection with, any proposed substantive written or oral communication with any Governmental Entity; (iii) not participate in any substantive meeting or have any substantive communication with any Governmental Entity unless it has given the other a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend and participate therein; (iv) furnish the other Party’s, upon request, outside legal counsel with copies of all filings and communications between it and any such Governmental Entity with respect to the Agreement; and (v) furnish the other Party’s outside legal counsel with such necessary information and reasonable assistance as its outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Entity. Subject to applicable Law, the parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted on behalf of any party hereto relating to proceedings under any Investment Screening Laws or Antitrust Laws. Notwithstanding anything in this Agreement to the contrary, in the event of any disagreement concerning strategy for satisfying the conditions set forth in this Section 5.4(c) after consultation between outside antitrust counsel of Buyer and the Company, the determination of Buyer with respect to strategy shall be final.

Section 5.5. Notification. Prior to the Closing, the Company shall promptly notify Buyer (in writing after the Company has notice thereof), and Buyer shall promptly notify the Company (in writing after Buyer has notice thereof), and keep such other Party advised on a reasonably current basis, as to (a) any communication received from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) any communication received from any Governmental Entity in connection with this Agreement or the transactions contemplated hereby (to the extent permitted by such Governmental Entity), (c) any Proceeding initiated against or by such Party or, to the Knowledge of the Company or the Knowledge of Buyer, as applicable, threatened against such Party that relates to the consummation of the transactions contemplated hereby and (d) any inaccuracy or breach of any representation, warranty or covenant contained in this Agreement of which, to the Knowledge of the Company or to the Knowledge of Buyer, as applicable, would result in the failure of any of the conditions set forth in Article VII. The delivery of any notice pursuant to this Section 5.5 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party sending or receiving such notice.

Section 5.6. Intercompany Accounts.

(a)
On or prior to the Closing Date, the Company shall cause any intercompany accounts involving the Company or any Affiliate thereof (other than the Acquired Company), on the one hand, and the Acquired Company, on the other hand, to be fully settled and discharged (through payment, dividend, capitalization or otherwise), other than commercial transactions in the ordinary course of business on terms generally available to unrelated parties. On or prior to the Closing Date, the Company shall cause to be terminated and cancelled all indemnity obligations from the Acquired Company, on the one hand, to the Company or any Affiliate thereof (other than the Acquired Company), on the other hand, and shall cause to be released any Liens on any assets of the Acquired Company or on any Acquired Assets to the extent such Liens secure any Indebtedness of the Company or its Affiliates (other than the Acquired Company).
(b)
On or prior to the Closing Date, except as set forth on Schedule 5.6(b), the Company shall take all actions necessary to cause any and all Contracts between the Company or any Affiliate thereof (other than the Acquired Company), on the one hand, and the Acquired Company, on the other hand, to be terminated without any continuing obligation of the Acquired Company.

Section 5.7. Financing.

(a)
Buyer shall, at Buyer’s sole expense, use its commercially reasonable efforts to take, or cause to be taken, all actions that are within Buyer’s control reasonably necessary to arrange and consummate the Debt Financing as soon as reasonably practicable after the date of this Agreement, but in any case on or prior to the Closing Date, on the terms and conditions described in the Debt Commitment Letter or on other terms and conditions as would not, or would not reasonably be expected to (in each case, without the prior written consent of the Company), (v) expand the conditions precedent to the Debt Financing as set forth in the Debt Commitment Letter, as the Debt Commitment Letter is in effect on the date hereof, (w) delay the Closing, (x) modify, alter or reduce any remedies provided for under the Debt Commitment Letter, as the Debt Commitment Letter is in effect on the date hereof, (y) reduce the aggregate amount available under the Debt Commitment Letter below an amount that, when combined with the proceeds of the Series D Financing, any convertible notes on terms and conditions acceptable to the Company (it being understood that such convertible notes shall not be acceptable to the Company unless they have been approved by the “Lenders” under and as defined in the Debt Commitment Letter pursuant to paragraph 6 of Annex A thereof), together with other cash on hand of Buyer (and any parent company thereof) and its Subsidiaries taken together is sufficient to consummate the transactions contemplated hereby or (z) make the terms of the Debt Financing any less favorable to the Borrowers (as defined in the Debt Commitment Letter) than those set forth in the Debt Commitment Letter as of the date hereof (except as agreed by the Company in its sole reasonable discretion) (clauses (v) through (z), the “Prohibited Debt Financing Modifications”), which commercially reasonable efforts shall include (i) negotiating definitive agreements with respect to the Debt Financing on terms and conditions contained in the Debt Commitment Letter or on other terms not less favorable to Buyer than those set forth in the Debt Commitment Letter or terms and conditions that would not, or would not reasonably be expected to result in a Prohibited Debt Financing Modification (in each case without the prior written consent of the Company) (such definitive agreements, the “Financing Agreements”), (ii) satisfying on a timely basis (except to the extent Buyer has obtained the waiver in writing of, which writing may be by email) the conditions precedent set forth in the Debt Commitment Letter and the Financing Agreements, (iii) consummating the Debt Financing and borrowing the full amount committed under the Debt Financing (unless the Company shall otherwise agree in its sole and absolute discretion) that, when combined with the proceeds of the Series D Financing, any convertible notes on terms and conditions acceptable to the Company (it being understood that such convertible notes shall not be acceptable to the Company unless they have been approved by the “Lenders” under and as defined in the Debt Commitment Letter pursuant to paragraph 6 of Annex A thereof), together with other cash on hand of Buyer (and any parent company thereof) and its Subsidiaries taken together in each case on or prior to the Closing Date, is sufficient for the Buyer to consummate the transactions contemplated hereby (it being understood that, it is not a condition to Buyer’s obligation to consummate the Closing under this Agreement for Buyer to obtain the Debt Financing) and (iv) in the event of a breach thereof by the applicable financing sources, enforcing its rights to funding under the Debt Commitment Letter and the Financing Agreements; provided, this clause (iv) shall not require the Buyer to pursue formal litigation against the applicable financing sources under the circumstances unless Buyer, in its reasonable discretion, determines it is in the best interest of Buyer and its Affiliates to do so. Buyer shall take all actions that are within Buyer’s control reasonably necessary to maintain in effect the Debt Commitment Letter. Without limiting Buyer’s other obligations under this Section 5.7(a), if a Financing Failure Event occurs, Buyer shall (i) promptly (but in any event within three (3) Business Days after the occurrence or discovery thereof) notify Company of such Financing Failure Event and the reasons therefor, (ii) use its commercially reasonable efforts as promptly as practicable following such event to obtain alternative financing from alternative financing sources (x) on terms (including structure, covenants and pricing) not materially less beneficial to Buyer than those contained in the Debt Commitment Letter, (y) containing conditions to draw, conditions to Closing and other terms that would reasonably be expected to affect the availability thereof that (A) are not more onerous in any material respect than those conditions and terms contained in the Debt Commitment Letter and (B) would not reasonably be expected to delay the Closing or make the Closing materially less likely to occur (in each case of this clause (y), without the Company’s prior written consent) and (z) with lenders reasonably satisfactory to Buyer, in an amount sufficient, together with the proceeds of the Series D Financing, any convertible notes on terms and conditions acceptable to the Company (it being understood that such convertible notes shall not be acceptable to the Company unless they have been approved by the “Lenders” under and as defined in the Debt Commitment Letter pursuant to paragraph 6 of Annex A thereof), together with other cash on hand of Buyer (and any parent company thereof) and its Subsidiaries to consummate the transactions contemplated hereby, as promptly as practicable following the occurrence of such event, and (iii) obtain, and when obtained, provide the Company with a copy of, a new financing commitment that provides for such alternative financing. Buyer shall not amend, modify, supplement, restate, assign, substitute or replace the Debt Commitment Letter except for (1) substitutions and replacements pursuant to the immediately preceding sentence and (2) amendments to the Debt Commitment Letter to add Lenders, lead arrangers, bookrunners, syndication agents, or similar entities, as applicable, which had not executed the Debt Commitment Letter as of the date hereof. Buyer shall (i) keep the Company informed on a current basis (and at any time upon the Company’s reasonable request) and in reasonable detail of the status of its efforts to arrange the Debt Financing and (ii) provide the Company with copies of all Financing Agreements, definitive agreements and other documents related to the Debt Financing as reasonably requested by the Company. Buyer shall give the Company written notice as promptly as practicable (and in any event, within four (4) Business Days) (A) in the event of any material amendment or modification that is made to, or any waiver of any material provision or remedy under, the Debt Commitment Letter and/or the Financing Agreements, and, if applicable, the Alternative Financing Commitment Letter and/or any definitive agreements with respect to the Alternative Financing on terms and conditions contained in the Alternative Financing Commitment Letter (including with respect to the Lenders providing such Debt Financing and, if applicable, Alternative Financing), (B) if, to the Knowledge of Buyer, there shall be any (I) breach or default by any Person party to any of the Financing Agreements or Debt Commitment Letter and/or (II) receipt of any (x) written notice or (y) other written communication, in each case from any Lender, with respect to (1) any actual breach, default, termination or repudiation by any Person party to any of the Financing Agreements or Debt Commitment Letter or (2) dispute or disagreement between or among the parties to any of the Financing Agreements, or Debt Commitment Letter with respect to the obligation to fund the Debt Financing (but excluding in each case, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing or any definitive agreement with respect thereto).
(b)
From the date hereof and until the earlier of Closing and the Termination Date, the Acquired Company and the Acquired Business shall, and shall cause their respective Representatives identified on Schedule 5.7(b) to, use commercially reasonable efforts to provide all cooperation as is reasonably necessary and customary for financings of the type set forth in the Debt Commitment Letter and/or as may be reasonably requested by Buyer in connection with the Debt Financing. In no event shall the Company or any Representative of the Company have any obligations under this Section 5.7(b). The foregoing notwithstanding, the Acquired Company or the Acquired Business shall not be required to take or permit the taking of any action pursuant to this Section 5.7(b) that would: (i) require the Acquired Company or the Acquired Business or any Persons who are officers or directors of the Acquired Company or the Acquired Business to (A) pass resolutions or consents to approve or authorize the execution of the Debt Financing or (B) enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, that would be effective prior to the Closing Date (other than customary “know your customer” information with respect to the Acquired Company, solely to the extent that any of the Representatives identified on Schedule 5.7(b) constitute a “beneficial owner” within the meaning of 31 CFR 1010.230(d)(2), as amended)), (ii) cause any representation or warranty in this Agreement to be breached by the Company, (iii) require the Acquired Company or the Acquired Business to pay any commitment or other similar fee or incur any third party expense, Liability or obligation in connection with the Debt Financing prior to the Closing or have any obligation of the Acquired Company or the Acquired Business under any agreement, certificate, document or instrument be effective until the Closing, (iv) cause any director, officer or employee or stockholder of the Acquired Company or the Acquired Business to incur any personal Liability, (v) unreasonably interfere with the ordinary course conduct of the business of the Acquired Company or the Acquired Business, (vi) require the giving of representations or warranties to any third parties or the indemnification thereof, (vii) require the waiver or amendment of any terms of this Agreement, (viii) require (A) the preparation of any projections or pro forma financial information or (B) the delivery of any projections or pro forma financial information to any third parties, (ix) require the delivery of any financial statements in a form or subject to a standard different than those provided to Buyer on or prior to the date hereof or (x) require delivery of any legal opinions or accountants’ comfort letters or reliance letters. Nothing contained in this Section 5.7(b) or otherwise shall require the Acquired Company or the Acquired Business, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Buyer shall, promptly upon request by the Company, reimburse the Company, Sellers and/or the Acquired Company, as the case may be, for all reasonable and documented out-of-pocket third-party costs incurred by the Company, Sellers, the Acquired Company or any of their respective Representatives in connection with any actions taken in connection with the Debt Financing or otherwise pursuant to this Section 5.7(b). Buyer shall indemnify and hold harmless the Company, the Sellers, the Acquired Company and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the Debt Financing and any action taken pursuant to this Section 5.7(b) and any information used in connection with the foregoing (other than information provided in writing by the Acquired Company or the Acquired Business specifically in connection with its obligations pursuant to this Section 5.7(b)); provided, that the foregoing indemnity shall not apply in respect of the willful misconduct or gross negligence of the Acquired Company and/or its respective Representatives. Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 7.2(b), as it applies to any of the Company’s and/or the Acquired Business’s obligations under this Section 5.7, shall be deemed satisfied, and the Company shall not be deemed to have breached or failed to perform or observe any covenants, obligations or other agreements contained in this Section 5.7, in each case, unless the Debt Financing has not been obtained directly and primarily as a result of the Company’s (or the Acquired Business’s) willful and material breach of its obligations under this Section 5.7 that cannot be or has not been cured prior to the Business Day prior to the Termination Date.
(c)
Buyer shall, at Buyer’s sole expense, use its commercially reasonable efforts to take, or cause to be taken, all actions that are within Buyer’s control reasonably necessary to consummate the Series D Financing on or prior to the Closing Date, on the terms and conditions described in the applicable Series D Documents which commercially reasonable efforts shall include (i) satisfying on a timely basis the conditions in the Series D Documents that are within Buyer’s control, and (ii) consummating the Series D Financing at or prior to the time upon which Closing is required to occur pursuant to the terms of this Agreement; provided, that Buyer may amend the Series D Documents solely to add or replace Series D Investors on substantially the same terms existing as of the date hereof and which would not, or would not reasonably be expected to, (w) expand the conditions precedent to the Series D Financing as set forth in the Series D Documents, (x) delay the Closing, (y) modify, alter or reduce any remedies provided for under the Series D Documents, or (z) reduce the aggregate amount available in connection with the Series D Financing below an amount that, when combined with Debt Financing, any convertible notes on terms and conditions acceptable to the Company (it being understood that such convertible notes shall not be acceptable to the Company unless they have been approved by the “Lenders” under and as defined in the Debt Commitment Letter pursuant to paragraph 6 of Annex A thereof), together with other cash on hand of Buyer (and any parent company thereof) and its Subsidiaries is sufficient to consummate the transactions contemplated hereby. Buyer shall give the Company written notice as promptly as practicable (and in any event, within four (4) Business Days) if, to the Knowledge of Buyer, there shall be any (I) breach or default by any Person party to any of the Series D Documents and/or (II) receipt of any (A) written notice or (B) other written communication, in each case from any Series D Investor, with respect to (1) any actual breach, default, termination or repudiation by any Person party to any of the Series D Documents or (2) dispute or disagreement between or among the parties to any of the Series D Documents with respect to the obligation to fund the Series D Financing. The

Company hereby consents to the reasonable use of the Acquired Business’ logos in connection with the Financing; provided, that such logos are used in compliance with any Contracts applicable to them and solely in a manner that does not, is not intended to, and is not reasonably likely to, harm or disparage the Company or the Acquired Business or the reputation or goodwill of the Company or the Acquired Business and its or their respective marks.
(d)
All non-public or other confidential information provided by the Company, the Acquired Company, the Acquired Business or any of their respective Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Buyer will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Financing and to any underwriters, initial purchasers or placement agents in connection with the Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.
(e)
Notwithstanding the foregoing, compliance by Buyer with this Section 5.7 shall not relieve Buyer of its obligation to consummate the transactions contemplated by this Agreement, whether or not the Financing is available.

ARTICLE VI

ADDITIONAL COVENANTS

Section 6.1. Tax Matters.

(a)
Liability for Transfer Taxes. Any and all real property transfer or gains, sales, use, value added, stamp, stock transfer, documentary, recording, registration, conveyance, intangible property transfer, personal property transfer, gross receipts, duty, securities transactions or other similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any taxing authority or Governmental Entity imposed on the transactions contemplated by this Agreement (“Transfer Taxes”), shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Buyer. Any recoupment or refund of such Transfer Taxes shall be shared equally between the Sellers, on the one hand, and the Buyer, on the other hand. Notwithstanding the foregoing, the Company and Buyer shall cooperate in good faith to minimize Transfer Taxes in accordance with applicable Law, including taking any actions necessary or advisable to obtain an exemption from or reduction of such Taxes, including with respect to such Taxes that would be levied by a taxing authority or other Governmental Entity in PRC, and any recoupment or refund of such Transfer Taxes shall be shared equally between the Sellers, on the one hand, and Buyer, on the other hand. The Party responsible for filing Tax Returns with respect to such Transfer Taxes under applicable Law shall provide the other Party with a reasonable opportunity to review any Tax Returns or filings to be made with respect to the Transfer Taxes, including such Tax Returns or filings seeking to obtain an exemption from or reduction of such Transfer Taxes, and shall consider all comments made by Buyer with respect thereto in good faith.

(b)
Tax Returns.
(i)
The Equity Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) (x) all Tax Returns with respect to a Pre-Closing Tax Period that are required to be filed by or with respect to the Acquired Company on a combined, consolidated or unitary basis with the Equity Seller or any Affiliate thereof (other than the Acquired Company) (such Tax Returns, “Seller Consolidated Returns”), and (y) all other Tax Returns that are required to be filed by or with respect to the Acquired Company (taking into account all extensions properly obtained) on or prior to the Closing Date. In each case, the Equity Seller shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Any such Tax Return, in each case excluding any Seller Consolidated Returns except to the extent it relates solely to the Acquired Company, shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and to the extent relating to material Taxes, shall be submitted to Buyer reasonably in advance of the due date thereof for Buyer’s review and comment. Sellers shall consider in good faith any reasonable written comments to any such Tax Return provided by Buyer reasonably in advance of the due date thereof (including extensions).
(ii)
Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Acquired Company after the Closing Date and Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. To the extent any such Tax Return relates to a Pre-Closing Tax Period, such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and shall be submitted by Buyer to the Company reasonably in advance of the due date thereof for such the Company’s review and comment, and Buyer shall consider in good faith any reasonable written comments to any such Tax Return provided by the Company reasonably in advance of the due date thereof (including extensions).
(iii)
Without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law, none of Buyer or any Affiliate of Buyer shall (or shall cause or permit the Acquired Company to) (A) make or change any material Tax election, or (B) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return, in each case relating in whole or in part to the Acquired Company with respect to any taxable year or period ending on or before the Closing Date.
(c)
Contest Provisions. Each of Buyer and the Sellers agrees to give prompt written notice to each other of the receipt of any written notice which involves the assertion of any claim, or the commencement of any Proceeding with respect to Taxes, in respect of which an indemnity may be sought by Buyer pursuant to Article X or relating to Taxes of the Acquired Company for a Pre-Closing Tax Period (a “Tax Claim”). The Sellers shall control the contest or resolution of any Tax Claim relating solely to Taxes of the Acquired Company for Pre-Closing Tax Periods or to a Seller Consolidated Return; provided, however, that with respect to Tax Claims relating to Taxes of the Acquired Company, (i) the Sellers shall provide Buyer the opportunity to participate in the defense of such Tax Claim at Buyer’s sole expense and (ii) the Sellers shall obtain the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Tax Claim, ceasing to defend such Tax Claim or otherwise resolving such Tax Claim. Notwithstanding anything to the contrary herein, Buyer shall not be entitled to participate in, be informed of, or otherwise have any information or consent rights relating to any Tax Claim or other audit or Proceeding with respect to any Seller Consolidated Return, so long as such Tax Claim will not result in any liability of or otherwise bind the Acquired Company after the Closing. Buyer shall control the contest or resolution of any other Tax Claim; provided, however, that (i) Buyer shall provide the Company the opportunity to participate in the defense of such Tax Claim at the Company’s sole expense and (ii) Buyer shall obtain the prior written consent of the applicable Seller (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of such Tax Claim, ceasing to defend such Tax Claim or otherwise resolving such Tax Claim. To the extent of any conflict between this Section 6.1(c) and Section 10.4 with respect to Taxes, this Section 6.1(c) shall control.
(d)
Assistance and Cooperation. After the Closing Date, each of the Equity Seller and Buyer shall (and shall cause their respective Affiliates to):
(i)
timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 6.1(a) (relating to sales, transfer and similar Taxes);
(ii)
assist the other Party in preparing any Tax Returns which such other Party is responsible for preparing and filing in accordance with Section 6.1(b), and in connection therewith, provide the other Party with any necessary powers of attorney;
(iii)
cooperate in preparing for and defending any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Acquired Company in accordance with Section 6.1(c); and
(iv)
retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Acquired Company and the Acquired Assets for any taxable period beginning before the Closing Date until ninety (90) days following the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate (without regard to extensions of which such Party has no notice except to the extent notified by the other Party in writing of such extensions for the respective Tax periods).
(e)
Allocation. The Parties agree that the Purchase Price (plus the amount of Assumed Liabilities and any other Liabilities, in each case, to the extent properly taken into account for U.S. federal and other applicable Income Tax purposes) shall be allocated among the Asset Sellers and the Equity Seller in accordance with Schedule 6.1(e), as adjusted pursuant to this Section 6.1(e) (the “Entity Level Allocation Statement”). No later than ten (10) days prior to the Closing Date, Buyer shall deliver to Seller an updated Entity Level Allocation Statement, reflecting, as applicable, each Buyer Designee; thereafter, but in any event, no later than five (5) days prior to the Closing Date, Seller shall deliver to Buyer an updated Entity Level Allocation Statement, in connection with its delivery of the Estimated Closing Statement pursuant to Section 2.1(b), taking into account any material changes in book values or other material information as of such date (but only to the extent such category of information was taken into account in the preparation of Schedule 6.1(e), and in each case, calculated using the same methodology used in preparing Schedule 6.1(e) (it being acknowledged and agreed that in any event the Closing Stock Consideration shall be allocated to KELLC)); and, within three (3) days of receipt of such updated Entity Level Allocation Statement, Buyer shall review and submit any comments thereto to Seller, which comments Seller shall consider in good faith. Within thirty (30) days after the Purchase Price is finally determined pursuant to Section 2.3, and taking into account any material changes in book values or other material information as of such date (but only to the extent such category of information was taken into account in the preparation of Schedule 6.1(e), and in each case, calculated using the same methodology used in preparing Schedule 6.1(e) (it being acknowledged and agreed that in any event the Closing Stock Consideration shall be allocated to KELLC)), Buyer shall prepare and deliver to the Company (i) an updated Entity Level Allocation Statement and (ii) an allocation of the Purchase Price (plus the amount of Assumed Liabilities and any other Liabilities, in each case, to the extent properly taken into account for U.S. federal and other applicable Income Tax purposes) among the Acquired Assets and the Acquired Equity (including among the assets of the Acquired Company that is disregarded for U.S. federal Income Tax purposes) consistent with applicable Law (including a separate allocation for each separate purchase reflected on the Entity Level Allocation Statement) (the “Asset Level Allocation Statement”). Any disputes that are unable to be resolved by the Parties within fifteen (15) days following the delivery of the Entity Level Allocation Statement and the Asset Level Allocation Statement by Buyer to Seller shall be submitted to the Independent Auditor for resolution. The Entity Level Allocation Statement and the Asset Level Allocation Statement as mutually agreed by Buyer and the Company or determined by the Independent Auditor (together, the “Final Allocation Statement”) shall be final and binding upon the Parties. Buyer and Sellers and their respective Affiliates shall report, act and file all Tax Returns in all respects and for all purposes consistent with the Final Allocation Statement as well as any amendments to such Tax Returns required with respect to any adjustment to the Purchase Price. The Parties agree that they will not, and will not permit any of their respective Affiliates to, take a position (except as required pursuant to any Order) on any Tax Return or in any audit or examination before any Governmental Entity that is in any way inconsistent with the Final Allocation Statement (as such may be adjusted in accordance with this Section 6.1); provided, however, that nothing herein shall prevent the Parties or any of their Affiliates from settling, or require them to litigate before any court, any challenge, proposed deficiency or adjustment by any Governmental Entity based upon or arising out of the Final Allocation Statement. If the Purchase Price is adjusted pursuant to this Agreement, including pursuant to Section 10.7, the Final Allocation Statement shall be adjusted in a manner consistent with the procedures set forth in this Section 6.1(e).
(f)
Straddle Period Allocation. In the case of any Straddle Tax Period, (i) real, personal and intangible property Taxes and any other similar Taxes levied on a per diem basis of any Person for a Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Tax Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Tax Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Tax Period and (ii) any other Taxes of any Person for any Pre- Closing Tax Period shall be computed as if such Tax period ended as of the Closing.
(g)
Tax Sharing Agreements. Any and all existing Tax Sharing Agreements between the Acquired Company, on the one hand, and any Seller or any of their Affiliates, on the other hand, shall be terminated effective on or before the Closing Date and, on and after the Closing, the Acquired Company, Buyer and Buyer’s Affiliates shall not be bound thereby or have any Liability thereunder.

(h)
Election Under Section 338. Notwithstanding anything to the contrary contained in this Agreement, Buyer in its sole and absolute discretion shall be permitted to (but shall have no obligation to) make or cause any of its Affiliates to make elections under Section 338(g) of the Code with respect to the Acquired Company. The Equity Seller and the Company (and their Affiliates, representatives, and agents) shall cooperate in good faith with Buyer and its Affiliates (including the Acquired Company) and use commercially reasonable efforts to provide Buyer and its Affiliates (including the Acquired Company) with any assistance reasonably requested by Buyer in connection with making such elections with respect to the Acquired Company.
(i)
Taiwan Pre-Closing Distribution. To the extent that the Acquired Company makes any distribution of its retained earnings prior to the Closing (a “Taiwan Pre-Closing Distribution”), and such distribution results in any Tax Liability, such Tax Liability shall not be a Transfer Tax within the meaning of this Agreement and shall, for the avoidance of doubt, be included within the respective meanings of Accrued Income Taxes and Indemnified Taxes for all purposes of this Agreement. Seller shall provide Buyer with a reasonable opportunity to review any Tax Returns or filings of the Acquired Company to be made with respect to any Taiwan Pre-Closing Distribution, and shall consider all comments made by Buyer with respect thereto in good faith.

Section 6.2. Employee Matters.

(a)
Offers of Employment.
(i)
No more than fourteen (14) calendar days after the date hereof Buyer shall provide to the Company a form or forms of offer letter to be used in making offers of employment to Offer Employees (collectively, the “Forms of Offer Letters”). The Company shall review the Forms of Offer Letter and provide comments within ten (10) calendar days after receipt. Buyer (or its Affiliate) shall reasonably consider the Company’s comments, and no later than thirty (30) calendar days after the date hereof, or, where applicable Law required that the Offer Employees be paid statutory payments such as termination benefits unless the offer of employment is made within any other period, such other period, make an offer of employment, in accordance with this Agreement, and to be effective on the Closing Date, to each Offer Employee on the terms set forth in this Section 6.2(a) and in Section 6.2(b) and providing for a work location that is no more than thirty-five (35) miles from the primary work location of each Offer Employee immediately prior to the Closing, and with respect to any Offer Employee currently working pursuant to a remote work policy, such offer of employment shall provide for a continued remote work policy that is no less favorable than that in effect prior to the Closing, including that the employment of each Offer Employee shall be transferred to Buyer in a manner such that such Offer Employee’s employment shall be considered continuous and uninterrupted employment under Law, and no severance shall be payable by the Company or its Affiliates, unless prohibited by applicable Law. If any Offer Employee requires a work permit, employment pass, visa or other legal or regulatory approval for his, her or their employment with Buyer or its Subsidiaries, to the extent Buyer has been informed of such immigration matters in writing, Buyer shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts to cause any such permit, pass, visa or other approval to be obtained and in effect prior to the Closing Date. Buyer agrees to serve as the successor-in-interest with respect to Seller’s U.S. immigration related filings submitted on behalf of applicable Offer Employees.
(ii)
With respect to each Offer Employee who is not actively employed due to an approved leave of absence as of immediately prior to the Closing Date (each, an “Inactive Offer Employee”), (A) any such offer of employment shall (1) be contingent on such Offer Employee presenting himself or herself for active employment during the six (6) month period immediately following the Closing Date (or such longer period as specified by applicable Law) and (2) be effective as of the date that such Offer Employee presents himself or herself to Buyer for active employment, unless this results in the Inactive Offer Employee being entitled to statutory payments such as termination benefits under applicable Law, and (B) the Company shall retain the Liability for the compensation and benefits payable to such Inactive Offer Employee from the Closing Date until the date his or her employment transfers to Buyer. The Company will provide Buyer with an updated list of Inactive Offer Employees within five (5) Business Days of the Closing Date indicating, if known, the last date of return. For all purposes of the remainder of this Section 6.2, with respect to any Inactive Offer Employee, the date that such Inactive Offer Employee commences employment with Buyer or the time of such commencement of employment shall be substituted for the terms “Closing Date” or “Closing”, respectively, wherever such term appears.
(iii)
Buyer agrees not to engage in any “mass layoff” or “plant closing” (as defined in the WARN Act and applicable similar state law) for at least 90 days after the Closing Date. Without limiting the generality of Section 1.2, Buyer shall be responsible for, and shall defend, hold harmless and indemnify the Seller for, all Liabilities under the WARN Act arising out of or resulting from any “plant closing,” “mass layoff” or other employment losses resulting from, related to, or caused by the transactions contemplated by this Agreement, including Buyer’s failure to offer U.S. Offer Employees employment, Buyer’s failure to comply with its obligations under this Section 6.2, Buyer’s decision to terminate any Transferred Employee, or by reason of any events occurring on or after the Closing Date in relation to any Offer Employee or Transferred Employee.
(iv)
In the jurisdictions set forth on Schedule 6.2(a)(iv), the Parties shall and shall cause their Affiliates to cooperate to enter into a tripartite agreement (in compliance with applicable Law) between each Offer Employee who becomes a Transferred Employee, Seller (or the applicable Retained Company), and Buyer (or its Affiliate), which shall include, to the extent permitted by applicable Law, (i) a waiver of claims and severance pay with respect to the employment and termination with Seller (or the applicable Retained Company) and (ii) the Offer Employee’s acceptance of new employment terms with Buyer, the terms of which shall be in accordance with this Section 6.2(a) and Section 6.2(b). In circumstances where an Offer Employee executes such tripartite agreement and becomes a Transferred Employee, Seller shall pay or shall cause the applicable Retained Company to be paid any accrued end of service gratuity with respect to such Transferred Employee in accordance with the terms of the relevant tripartite agreement.

(v)
To the extent permitted by applicable Law: (A) Sellers and Buyer agree that the transactions contemplated by this Agreement will constitute a relevant transfer for the purposes of the Transfer Regulations and, accordingly, that it will not operate so as to terminate the contracts of employment of any of the Automatic Transfer Employees; and (B) such contracts of employment of any of the Automatic Transfer Employees shall transfer automatically to Buyer or its applicable Affiliate upon the occurrence of the Closing by operation of the Transfer Regulations.
(b)
Maintenance of Compensation and Benefits. During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Buyer shall, or shall cause its Affiliates (including the Acquired Company) to, provide each Transferred Employee with (i) an annual base salary or wage rate, as applicable, and short-term incentive compensation opportunity that are no less favorable than the same provided to such Transferred Employee as of immediately prior to the Closing Date, (ii) long-term incentive compensation opportunities for the Management Employees that are no less favorable in the aggregate than the long-term incentive compensation opportunities provided to similarly situated employees of Buyer or its Subsidiaries; (iii) employee benefits that are (A) no less favorable than the employee benefits provided to similarly situated employees of Buyer or its Subsidiaries for any Transferred Employee whose principal place of employment is in the United States, and (B) no less favorable in the aggregate than the employee benefits provided to such Transferred Employee as of immediately prior to the Closing Date for any Transferred Employee whose principal place of employment is in a jurisdiction other than the United States (or a state thereof), and (iv) severance benefits that are no less favorable than the severance benefits provided under (x) any written plan, agreement or other arrangement in which such Transferred Employee was eligible to participate or was a party to, or (y) in accordance with Seller’s existing severance policies, as applicable, in each case as of immediately prior to the Closing Date and that is listed on Schedule 6.2(b).
(c)
Employee Benefit Plans Generally. Except as required by applicable Law or otherwise expressly provided in this Section 6.2(c), as of the Closing Date, the Acquired Company shall terminate their participation in each Retained Benefit Plan, and in no event shall any Transferred Employee be entitled to accrue any benefits under any Retained Benefit Plans with respect to services rendered or compensation paid on or after the Closing Date. The Company shall retain sponsorship of, and shall retain and indemnify and hold harmless Buyer and its Affiliates against, all Liabilities under the Retained Benefit Plans, whether arising before, on or after the Closing, and Buyer and its Affiliates shall not assume sponsorship of, contribute to or maintain, or have any Liability with respect to, the Retained Benefit Plans. Effective as of the Closing, Buyer shall assume all rights, liabilities and obligations under each Assumed Benefit Plan, and shall be solely responsible for, and shall assume and indemnify and hold harmless the Company and its Affiliates against, all Liabilities under the Assumed Benefit Plans and the Company shall not sponsor, contribute to or maintain, or have any Liability with respect to, the Assumed Benefit Plans. For all purposes under the employee benefit plans, programs and arrangements established or maintained by Buyer or any of its Affiliates in which Transferred Employees may be eligible to participate after the Closing (“Buyer Plans”), each Transferred Employee shall be credited with the same amount of service as was credited by the Company and its Affiliates (including the Acquired Company and including with respect to any service with its predecessors) as of the Closing under similar or comparable Benefit Plans (including for purposes of eligibility to participate, vesting, benefit accrual (excluding for purposes of any defined benefit pension plan) and level of benefits under any paid-time off or severance plan, and eligibility to receive benefits), except as otherwise required under applicable Law; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any benefit.

(d)
Welfare Benefit Plans and Arrangements. To the extent any Transferred Employee participates in a welfare benefit plan that is a Retained Benefit Plan, Buyer shall take all actions necessary to ensure that, as of the Closing Date (i) each such Transferred Employee shall be immediately eligible to participate in Buyer Plans providing welfare benefits (including medical, dental, vision, pharmaceutical, life insurance, long-term disability insurance and other group insurance arrangements) (“Buyer Welfare Plans”), without any waiting time, to the extent coverage under the applicable Buyer Plan replaces coverage under a similar or comparable Benefit Plan in which such Transferred Employee was eligible to participate immediately prior to the Closing (such Benefit Plans, the “Previous Benefit Plans”), and (ii) for purposes of each Buyer Welfare Plan, cause (and in the case of any fully insured Buyer Welfare Plans, use commercially reasonable efforts to cause) all pre-existing condition exclusions, waiting periods, evidence of insurability, and actively-at-work requirements of such Buyer Welfare Plan to be waived for such Transferred Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any analogous Previous Benefit Plan. Buyer and its Affiliates shall use commercially reasonable efforts to cause any eligible expenses incurred by any Transferred Employee and his or her covered dependents during the portion of the plan year of the Previous Benefit Plan that ends on the date such Transferred Employee’s participation in the corresponding Buyer Welfare Plan begins to be taken into account and fully credited under such Buyer Welfare Plan for purposes of satisfying all deductible, coinsurance, co-payments, and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Welfare Plan.
(e)
Vacation and Paid Time Off. Except as prohibited by local law, with respect to any earned but unused vacation time and paid time off to which any Transferred Employee is entitled pursuant to the vacation or paid time off policy applicable to such Transferred Employee immediately prior to the Closing Date, the Sellers shall pay to each Transferred Employee all such amounts on or prior to the Closing. Buyer shall have no obligation to honor such accrued vacation days or paid time off if it is accrued after the Closing. Where the foregoing payout is prohibited by local law, the unused entitlement will automatically be transferred to Buyer or its Affiliates, as applicable, and Buyer shall, or shall cause its Affiliates to honor such accrued vacation days or paid time off (such transferred and accrued amounts, the “Accrued PTO”).
(f)
401(k) Plan. Effective as of the Closing Date, Buyer’s defined contribution retirement plan that is qualified under Section 401(a) of the Code shall accept “direct rollovers” (within the meaning of Section 401(a)(31) of the Code) of distributions from the Knowles Corporation 401(k) Plan, but not include the amount of any unpaid balance of a participant loan made thereunder, if such rollovers are elected by any Transferred Employees. The rollovers described herein shall comply with applicable Law, and each party shall take any actions required of such party under applicable Law in connection therewith. Buyer shall have no responsibility for any failure of Sellers to properly administer the Knowles Corporation 401(k) Plan in accordance with its terms and applicable Law, including any failure to properly administer the accounts of Transferred Employees and their beneficiaries who effect a direct rollover pursuant to this Section 6.2(f) under the Knowles Corporation 401(k) Plan.

(g)
Payment of Severance; Change of Control Bonuses. At the Closing, the Buyer shall pay or cause to be paid, or otherwise be responsible for the amounts of, any severance, termination-related, retention or similar payments to be paid to any Current Employee arising from or related to the consummation of the transactions contemplated by this Agreement (unless the Current Employee receives a Qualifying Offer, or the Current Employee’s employment is terminated by Seller or its Affiliates before the Closing, in which case Seller and its Affiliates shall be responsible for any such amounts) (the “Transaction Payments”), provided, however, that Buyer shall pay or cause to be paid, or otherwise be responsible for the amounts of Transaction Payments to Current Employees in PRC without regard to whether such Current Employee received a Qualifying Offer (the “PRC Costs”), in all cases which Transaction Payments may be applied against the Separation Costs Credit. Buyer agrees that neither it nor any of its Affiliates will hire any Offer Employee who receives severance or becomes entitled to receive severance, benefits, or payment (including any statutory severance) arising from or related to the consummation of the transactions contemplated by this Agreement, for a period of twelve (12) months following the date of any such Offer Employee’s termination of employment or receipt of or entitlement to severance, whichever is later; provided that the foregoing shall not prohibit Buyer from advertising job openings by use of newspapers, magazines, the Internet and other media, so long as Buyer does not hire any such Offer Employee as a result thereof. Except for the payments set forth on Schedule 6.2(g) and any Transaction Payments due to Current Employees who receive a Qualifying Offer (other than the PRC Costs), Buyer shall be fully liable for, and shall indemnify the Company or Sellers, as the case may be, with respect to, the Transaction Payments and the employer portion to Taxes related thereto (unless applied to the Separation Costs Credit).
(h)
COBRA. Buyer shall be responsible for compliance with such health care continuation requirements with respect to all Current Employees who do not receive a Qualifying Offer and all Transferred Employees (and their respective eligible spouses and dependents) for whom a qualifying event (within the meaning of COBRA) occurs on or after the Closing Date. Any costs arising as a result of this Section 6.2(h) may be applied against the Separation Costs Credit to the extent arising within one (1) year of termination.
(i)
Employment Tax Reporting Responsibility. Sellers and Buyer hereby agree to follow the standard procedure for employment tax withholding as provided in Section 4 of Rev. Proc. 2004-53, I.R.B. 2004-35 with respect to any Offer Employees. Accordingly, Sellers shall have employment tax reporting responsibilities for the wages and other compensation it pays to Current Employees and Buyer shall have employment tax reporting responsibilities for the wages and other compensation it pays to Offer Employees.
(j)
Short-Term Incentives. As of the Closing Date, Buyer shall, or shall cause one of its Subsidiaries to, assume all existing accrued and unpaid obligations of the Company and its Affiliates to each Current Employee pursuant to any cash incentive or bonus program covering such Current Employee as of the Closing Date for the applicable performance period that includes the Closing Date. Buyer shall, or shall cause one of its Subsidiaries to, pay the Current Employees cash incentives or bonuses for the applicable performance measurement period that includes the Closing Date in accordance with such programs and based on the incentive opportunity required to be provided during the full performance measurement period pursuant to Section 6.2(b) above, but in no event less than the amount of such accrued but unpaid incentives or bonuses included in the calculation of the Purchase Price as Indebtedness and for which credit is given in respect of such performance measurement period.

(k)
Workers’ Compensation Claims. The Company shall retain all Liabilities for all workers’ compensation, short- and long-term disability, medical, prescription drug, dental, vision, life insurance, accidental death and dismemberment and other welfare benefit claims incurred by the Current Employees and their eligible dependents prior to 12:01 a.m. on the Closing Date that are covered under the terms of the applicable Benefit Plans.
(l)
Limitation on Obligations. Except as otherwise provided herein, nothing in this Agreement shall create any obligation on the part of Buyer or the Acquired Company to continue the employment of any Transferred Employee for any definite period of time following the Closing Date.
(m)
No Amendment; No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, the Parties do not intend for this Agreement, and nothing in this Section 6.2 shall be construed to, establish, amend, modify, or terminate any Benefit Plans or other employee benefit plans, programs, policies, agreements, or arrangements or create any rights or obligations except between the Parties. No Transferred Employee or other current or former employee of the Company, the Acquired Company or any of their Affiliates or any beneficiary or dependent thereof, or any other person not a party to this Agreement, shall be granted any rights under or be entitled to assert any claim hereunder.

Section 6.3. Delivery of Offer Employees. As of immediately prior to the Closing, Sellers shall take commercially reasonable efforts to cause (a) at least twelve (12) of the Offer Employees identified on Schedule 6.3(a) (or if any such employee is no longer employed as of immediately prior to the Closing, an Offer Employee selected by Sellers as a reasonable replacement of such Person) (the “Senior Management Employees”) to accept offers of employment pursuant to Section 6.2(a), (b) at least twenty two (22) of the Offer Employees identified on Schedule 6.3(b) (or if any such employee is no longer employed as of immediately prior to the Closing, an Offer Employee selected by Sellers as a reasonable replacement of such Person) (the “Mid-Level Management Employees”, and, collectively with the Senior Management Employees, the “Management Employees”) to accept offers of employment pursuant to Section 6.2(a), and (c) at least eighty percent (80%) of the Offer Employees (other than the Management Employees) to accept offers of employment pursuant to Section 6.2(a); provided, however, that (x) the restrictions set forth in Section 5.2(o) shall not apply to the Offer Employees described in this Section 6.3 to the extent that such restrictions would preclude them from accepting offers of employment under Section 6.2(a), (y) Buyer shall grant to the Management Employees long-term incentive awards during the one (1) year period following the Closing Date that are no less favorable in aggregate value than the long-term incentive compensation opportunities provided to similarly situated employees of Buyer or its Subsidiaries, and Sellers’ obligations under this Section 6.3 are contingent upon Buyer’s satisfaction of such obligation and (z) Buyer has made Qualifying Offers to all Offer Employees; provided further that the parties agree that, notwithstanding Seller’s obligation to undertake commercially reasonable efforts in respect of the foregoing, Seller shall not be required to offer additional compensation to any Offer Employee, except to the extent (A) that Buyer has specifically requested that Seller do so and (B) any costs associated with such increase in compensation shall be set off against the Separation Costs Credit. Buyer and Seller shall inform the other Party within three (3) Business Days after Buyer or Seller, as applicable, becomes aware that an Offer Employee has rejected or intends to reject Buyer’s offer of employment, and the Parties shall use commercially reasonable efforts in cooperating with the other Party on any continued negotiations with such Offer Employee.

Section 6.4. Post-Closing Access to Information. For a period of seven (7) years after the Closing Date, Buyer shall provide, and shall cause its Affiliates to provide, upon reasonable prior written notice by the Company, access (during normal business hours) to all Books and Records and other information in its possession or control with respect to periods on or prior to the Closing Date related to the Acquired Business, the Acquired Company, the Acquired Assets and the Assumed Liabilities, in each case, solely to the extent as may be reasonably required by the Company in connection with the preparation of Tax, financial reporting of the Acquired Business, the Acquired Company, the Acquired Assets and the Assumed Liabilities, reporting, disclosure, filing or other requirements imposed on the requesting party by any Governmental Authority or other legitimate business purpose. The Company shall have the right to make copies or extracts therefrom at its expense for any reasonable business purpose. Notwithstanding the foregoing,(a) this Section 6.4 shall not apply with respect to any adversarial Proceedings between the Parties and (b) Buyer shall not be required to violate any obligation of confidentiality, Order or Law to which Buyer is subject or to waive any privilege which Buyer may possess in discharging the obligations set forth in this Section 6.4 (provided, that in such event, the Parties shall reasonably cooperate with each other to seek an appropriate remedy to permit the access contemplated hereby). For a minimum of seven (7) years after the Closing Date, Buyer shall not, nor shall it permit its Affiliates to, dispose of, alter or destroy any such Books and Records or other information without giving thirty (30) days’ prior written notice to the Company and permitting the Company, at its expense, to examine, duplicate or repossess such records, files, documents and correspondence.

Section 6.5. Trade Names.

(a)
Knowles.
(i)
Ownership. Buyer acknowledges that, as between the parties, the Company and/or its Affiliates have the absolute and exclusive proprietary right to all Trademarks owned by the Company and its Affiliates that are not Acquired Trademarks (collectively, the “Knowles Marks”). Except to the extent contemplated by Section 6.5(a)(ii) or as otherwise agreed in the Transition Services Agreement or the IP License Agreement or the Trademark License Agreement, Buyer shall not, and shall cause its Affiliates (including, for the avoidance of doubt, all Acquired Company after the Closing) and its and their agents not to, use the Knowles Marks or any corporate symbol, acronym or logo incorporating any Knowles Mark in connection with the sale of any products or services or otherwise in the conduct of its or their businesses.
(ii)
Limited Use. Promptly (and in any event within six (6) months) after the Closing Date, Buyer shall, and shall cause the Acquired Company and their Subsidiaries to (A) make all filings with any office, agency or body to effect the elimination of any use of the Knowles Marks from the corporate names, registered names or registered fictitious names of the Acquired Company and their Subsidiaries, and (B) remove, obliterate or cover up the Knowles Marks and any derivation thereof and any corporate symbols, acronyms or logos incorporating any such Knowles Mark from their respective signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents, business cards, equipment, machinery, spare parts, Inventory, and other materials included in the Acquired Assets; provided, however, that (x) subject to Section 11.1, Buyer and the Acquired Company shall be permitted to communicate to third parties that Buyer has purchased the Acquired Business from the Company and reference the Knowles Marks in such communications; and (y) nothing in this Section 6.4(a) shall limit any of Buyer’s or the Acquired Company’s rights under the Transition Services Agreement, the IP License Agreement and the Trademark License Agreement.
(b)
Acquired Company.
(i)
Ownership. The Company acknowledges that, at the Closing, Buyer and/or its Affiliates will acquire the absolute and exclusive proprietary right to all Trademarks included in the Acquired Business IP (collectively, the “Acquired Trademarks”). Except to the extent contemplated by Section 6.5(b)(i), the Company shall not, and shall cause its Affiliates (including, for the avoidance of doubt, the Asset Sellers) not to, use said Acquired Trademarks or any corporate symbol, acronym or logo incorporating any such Acquired Trademark in connection with the sale of any products or services or otherwise in the conduct of its or their businesses.
(ii)
Limited Use. Promptly (and in any event within three (3) months) after the Closing Date, the Company shall, and shall cause its Affiliates to, remove, obliterate or cover up the Acquired Trademarks and any derivation thereof and any corporate symbols, acronyms or logos incorporating any such Acquired Trademark from their respective signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents, business cards, equipment, machinery, spare parts, inventory and other materials not included in the Acquired Assets, and the Company shall not, and the Company shall cause its Affiliates not to, put into use or otherwise develop after the Closing Date any such materials not in existence on the Closing Date that use or incorporate any such Acquired Trademarks; provided, however, that, subject to Section 11.1, the Company shall be permitted to communicate to third parties that the Company has sold the Acquired Business to Buyer and reference the Acquired Trademarks in such communications.

Section 6.6. Insurance. Effective at the Closing, the Acquired Company and the Acquired Business shall cease to be insured by any insurance policies of the Company or its Affiliates (excluding the Acquired Company).

Section 6.7. Further Assurances. From time to time after the Closing Date and without further consideration, upon the request of either Party, the other Party shall execute and deliver, or cause to be executed and delivered, to the requesting Party such documents and take such actions as the requesting Party reasonably deems necessary to evidence and consummate more effectively the intent and purposes of the Parties under this Agreement and the transactions contemplated hereby. If, after the Closing Date, the Parties determine that any assets, rights, properties or Liabilities that properly constituted Acquired Assets or Assumed Liabilities were not transferred to Buyer upon the Closing Date, the applicable Seller shall, or cause its Affiliate to, use commercially reasonable efforts to promptly transfer and deliver such assets, rights, properties or Liabilities to Buyer or, at Buyer’s request, an Affiliate of Buyer, and Buyer (or such Affiliate) shall accept such assets or Liabilities, without the payment of any further consideration therefor. If, after the Closing Date, the Parties determine that any assets or Liabilities that did not properly constitute Acquired Assets or Assumed Liabilities were inadvertently transferred to Buyer, Buyer shall, or shall cause its Affiliate to, use commercially reasonable efforts to promptly transfer and deliver such assets or Liabilities to such Seller or, at the Company’s request, an affiliate of such Seller, and such Seller (or such Affiliate) shall accept such assets or Liabilities, in each case, without the payment of any consideration therefor.

Section 6.8. Indemnification of Directors and Officers.

(a)
For a period of six (6) years following the Closing Date, Buyer shall (and shall cause the Acquired Company to) cause the certificate of incorporation and bylaws (or other similar organizational documents) of the Acquired Company to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Acquired Company immediately prior to the Closing, and during such six (6) year period, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the current or former directors, managers and officers of the Acquired Company (the “D&O Indemnified Parties”), except as required by applicable Law.
(b)
The Company shall obtain and fully pay for on behalf of the Acquired Company, prior to the Closing Date, “tail” insurance policies naming the D&O Indemnified Parties as direct beneficiaries with a claims period of at least six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the D&O Indemnified Parties, as the current director and officer indemnification insurance policies maintained by the Company or its Affiliates on behalf of the Company, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement); except that in no event shall the Company be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium currently payable for such insurance policies. Subject to the foregoing, the Company shall provide evidence satisfactory to Buyer on or prior to the Closing Date that (i) the premiums for such “tail” insurance policies have been paid and (ii) such “tail” insurance policies are in effect.
(c)
The obligations of Buyer under this Section 6.8 shall not be terminated, amended or otherwise modified in such a manner as to materially and adversely affect any D&O Indemnified Party (and their heirs and representatives) without the prior written consent of such affected D&O Indemnified Party (and their heirs and representatives). Each of the D&O Indemnified Parties (and their heirs and representatives) are intended third party beneficiaries of this Section 6.8, with full rights of enforcement as if a party to this Agreement.

Section 6.9. Non-Competition; Non-Solicitation.

(a)
Subject to Section 6.9(a)(iii), as a material inducement to Buyer to enter into this Agreement, the Company and the Sellers shall not, and shall cause their Affiliates not to, directly or indirectly (whether by itself, through an Affiliate or in partnership or conjunction with, or as a member, owner, consultant or agent of, any other Person):

(i)
for a period of three (3) years following the Closing Date, undertake, participate in, carry on or be engaged in, or in any other manner advise or knowingly assist, or have an interest in, any other Person anywhere in the world in connection with the operation of, the design, manufacture, marketing or sale of any Products of the type manufactured for sale or sold by and for purposes of the Acquired Business (“Competing Business Activities”, but which excludes, for the avoidance of doubt, any activities in the Hearing Health Field of Use); and
(ii)
for a period of three (3) years following the Closing Date, solicit, entice, encourage or influence, or attempt to solicit, entice, encourage or influence, any Transferred Employee to resign or otherwise leave the employ of Buyer or the Acquired Company or otherwise hire, employ, engage or contract with any Transferred Employee to perform services other than for the benefit of Buyer or the Acquired Company.
(iii)
Notwithstanding the foregoing, Sellers and their Affiliates shall not be prohibited from or restricted in any way with respect to: (A) advertising job openings by use of newspapers, magazines, the Internet and other media, so long as such efforts are not specifically directed at individual Transferred Employees or hiring any such Transferred Employees as a result thereof, (B) hiring or soliciting any Transferred Employee who has terminated employment with Buyer, the Acquired Company or any Affiliate thereof (provided that such termination was not a result of any breach by Sellers and their Affiliates of Section 6.9(a)(ii)), or whose employment has been terminated by Buyer, the Acquired Company or any Affiliate thereof, so long as there was no solicitation prohibited hereunder by Sellers or their Affiliates prior thereto, (C) continuing to engage in any business (other than the Acquired Business) that Sellers or any of their Affiliates (other than the Acquired Company) engages in as of the date of this Agreement, (D) holding, directly or indirectly, solely as an investment, not more than four percent (4%) of the outstanding voting securities of any company (public or private) that is primarily engaged in Competing Business Activities (E) holding the Closing Stock Consideration, or any other securities of Buyer, (F) acquiring (in a single transaction or series of related transactions) any Person that is, or has a subsidiary, division, group, franchise or segment that is, engaged in any Competing Business Activity and, following such acquisition, actively engaging in any such Competing Business Activity, so long as for the most recent fiscal year ended prior to the date of such acquisition, the revenues derived from the Competing Business Activities were less than ten percent (10%) of the total consolidated revenues of such Person.
(b)
As a material inducement to the Company and Sellers to enter into this Agreement, Buyer shall not, and shall cause each of its Affiliates not to, directly or indirectly (whether by itself, through an Affiliate or in partnership or conjunction with, or as a member, owner, consultant or agent of, any other Person), for a period of three (3) years following the Closing Date:
(i)
undertake, participate in, carry on or be engaged in, or in any other manner advise, have an interest in or knowingly assist any other Person in connection with the operation of, the design, manufacture, marketing or sale of any product of the type manufactured for sale or sold in the Hearing Health Field of Use; and

(ii)
solicit or attempt to solicit any Material Customer or Material Vendor to cease doing business with, or to materially alter or materially limit its business relationship with, the Company, Sellers or their Affiliates with respect to any Retained Businesses.
(c)
The Parties acknowledge that a violation of Section 6.9(a) (with respect to Buyer) or of Section 6.9(b) (with respect to the Company) may cause irreparable harm to Buyer or to the Company, respectively, which may not be adequately compensated for by money damages. The Parties therefore agree that in the event of any actual or threatened violation of this Section 6.9, the non-violating party shall be entitled, in addition to other remedies that they may have, to seek a temporary restraining order and to seek preliminary and final injunctive relief against the violating party to prevent any violations of this Section 6.9, without the necessity of posting a bond.

ARTICLE VII

CONDITIONS PRECEDENT CLOSING

Section 7.1. Conditions Precedent to Each Party’s Obligations. The obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:

(a)
Required Governmental Approvals. The Required Governmental Approvals shall have been obtained and shall remain in full force and effect, or the waiting periods (and any extensions thereof) related thereto will have expired or been terminated.
(b)
No Law, Proceeding or Injunction. No Governmental Entity having jurisdiction over Buyer, the Company or Sellers shall have issued any Order which is then in effect and there shall not be any Law or Proceeding that enjoins, prevents, makes illegal, or has the effect of restraining or prohibiting the consummation of the transactions contemplated by this Agreement or that otherwise seeks any of the foregoing.
(c)
Sony Consent. The Sony Consent shall have been obtained and be in full force and effect.

Section 7.2. Conditions Precedent to Buyer’s Obligations. Each and every obligation of Buyer to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by Buyer, to the extent permissible under applicable Law), prior to or at the Closing, of each of the following conditions:

(a)
Representations and Warranties. (i) Each of the representations and warranties of the Company made in Article III of this Agreement (other than the representations and warranties of the Company set forth in Section 3.8(a), the Seller Special Representations and the Seller Fundamental Representations), when read without any exception or qualification for materiality or Material Adverse Effect, shall be true and correct on and as of the date of this Agreement and the Closing Date as though made on the Closing Date (except for those representations and warranties made as of a particular date, which shall be true and correct in all material respects as of such date), except for failures of such representations and warranties to be true and correct which, individually or in the aggregate, have not resulted in a Material Adverse Effect, (ii) each of the Seller Special Representations, when read without any exception or qualification for materiality or Material Adverse Effect, shall be true and correct in all material respects on and as of the date of this Agreement and the Closing Date as though made on the Closing Date (except for those representations and warranties made as of a particular date, which shall be true and correct in all material respects as of such date), (iii) each of the representations and warranties of the Company set forth in Section 3.8(a) and the Seller Fundamental Representations shall be true and correct in all respects on and as of the date of this Agreement and the Closing Date as though made on the Closing Date (except for those representations and warranties made as of a particular date, which shall be true and correct in all respects as of such date).
(b)
Performance of Obligations. The Knowles Parties shall have performed or complied with, in all material respects, all obligations and covenants required by this Agreement to be performed or complied with by the Knowles Parties at or prior to the time of the Closing.
(c)
No Material Adverse Effect. Since the date hereof, there shall not have been any Material Adverse Effect.

Section 7.3. Conditions Precedent to the Knowles Parties’ Obligations. Each and every obligation of the Knowles Parties to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by the Company, to the extent permissible by applicable Law), prior to or at the Closing, of each of the following conditions:

(a)
Representations and Warranties. (i) The representations and warranties of Buyer made in Article IV of this Agreement (other than the Buyer Fundamental Representations), when read without any exception or qualification for materiality or material adverse effect, shall be true and correct on the Closing Date as though made on the Closing Date (except for those representations and warranties made as of a particular date, which shall be true and correct as of such date), except for failures of such representations and warranties to be true and correct which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby; and (ii) each of the Buyer Fundamental Representations shall be true and correct in all respects on and as of the date of this Agreement and the Closing Date as though made on the Closing Date (except for those representations and warranties made as of a particular date, which shall be true and correct in all material respects as of such date).
(b)
Performance of Obligations. Buyer shall have performed or complied with, in all material respects, all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the time of the Closing.

Section 7.4. Frustration of Conditions Precedent. Neither Party may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3 to be satisfied, as the case may be, if such failure was caused by such Party’s failure to use its commercially reasonable efforts to consummate the transactions contemplated hereby (subject to the applicable limitations set forth herein) or failure to otherwise comply with its obligations under this Agreement.

ARTICLE VIII

CLOSING

Section 8.1. Closing Date. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Section 9.1, and provided that the conditions to the Closing set forth in Section 7.1 and Section 7.3 are satisfied or waived, the closing with respect to the transactions contemplated hereby (the “Closing”) shall be held remotely via the exchange of executed documents and other deliverables by PDF, at 10:00 a.m., Central Time, on the third (3rd) Business Day immediately following the satisfaction or waiver of such conditions to the Closing, or at such other time as the Parties shall agree upon. The actual date of the Closing is referred to in this Agreement as the “Closing Date.” Notwithstanding the foregoing, all acts and transactions to be taken or effected at the Closing shall be deemed to be effective as of 12:01 a.m. in each applicable jurisdiction on the Closing Date.

Section 8.2. Items to be Delivered by the Company. At the Closing, the Company shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

(a)
Compliance Certificate. A certificate, in form and substance reasonably acceptable to Buyer, dated the Closing Date, signed on behalf of the Company by a duly authorized officer thereof, confirming the satisfaction of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c).
(b)
Securities Certificates. The certificates representing the Acquired Equity, duly endorsed to Buyer or accompanied by duly executed stock powers (or equivalent documents), in form and substance reasonably acceptable to Buyer.
(c)
Resignations. Written resignations (if requested by Buyer no fewer than five (5) Business Days prior to the Closing), effective as of the Closing, of the directors, managers and officers (or the local equivalents) of the Acquired Company.
(d)
Assignment and Assumption Agreement. The Assignment and Assumption Agreement, in a form to be mutually agreed by the Parties, duly executed by the Company.
(e)
Transition Services Agreement. The Transition Services Agreement, duly executed by the Company.
(f)
Stamping Supply Agreement (KEM-2). The stamping supply agreement, in substantially the form attached hereto as Exhibit H-1 (the “KEM-2 Stamping Supply Agreement”), duly executed by the Company or one of its Affiliates.
(g)
MEMS Release Services Agreement. The MEMS release services agreement, in substantially the form attached hereto as Exhibit H-2 (the “MEMS Release Services Agreement”), duly executed by the Company or one of its Affiliates.
(h)
Itasca Lease. The lease agreement for certain premises at the Company’s Itasca, IL location, by and between Knowles Electronic Holdings, Inc. and Buyer or a Buyer Designee, in substantially the form attached hereto as Exhibit I (the “Itasca Lease”), duly executed by Knowles Electronic Holdings, Inc.

(i)
Suzhou Sublease. The sublease agreement for certain premises at the Company’s Suzhou, PRC location, by and between KES and Buyer or a Buyer Designee, in substantially the form attached hereto as Exhibit J (the “Suzhou Sublease”), duly executed by KES.
(j)
Penang Manufacturing Lease. The lease agreement for certain premises at the Company’s Penang, Malaysia manufacturing location, by and between KEM and Buyer or a Buyer Designee, in substantially the form attached hereto as Exhibit K-1 (the “Penang Manufacturing Lease”), duly executed by KEM.
(k)
Penang Warehouse Lease (Units 11 & 49). The lease agreement for Units 11 and 49 at the Company’s Penang, Malaysia warehouse location, by and between KEM and Dynaview Sdn. Bhd., in substantially the form attached hereto as Exhibit K-2, duly executed by KEM.
(l)
Withholding Certificate. An IRS Form W-9 or the appropriate IRS Form W- 8, if applicable, properly completed and duly executed for each Seller (or, if applicable, its regarded owner for U.S. federal income tax purposes).
(m)
IP Assignment Agreement. The IP Assignment Agreement, duly executed by the Company.
(n)
IP License Agreement. The IP License Agreement, duly executed by the Company.
(o)
Trademark License Agreement. The Trademark License Agreement, duly executed by the Company.
(p)
Series D Stock Purchase Agreement. A counterpart signature page to the Series D Stock Purchase Agreement, in substantially the form attached hereto as Exhibit L-1 (the “Series D Stock Purchase Agreement”), duly executed by KELLC.
(q)
Voting Agreement. A counterpart signature page to the Voting Agreement, in substantially the form attached hereto as Exhibit L-2, duly executed by KELLC.
(r)
Investor Rights Agreement. A counterpart signature page to the Investor Rights Agreement, in substantially the form attached hereto as Exhibit L-3, duly executed by KELLC.
(s)
Right of First Refusal and Co-Sale Agreement. A counterpart signature page to the Right of First Refusal and Co-Sale Agreement, in substantially the form attached hereto as Exhibit L-4, duly executed by KELLC.
(t)
Series D Side Letter. A counterpart signature page to the Series D Side Letter, in substantially the form attached hereto as Exhibit L-5, duly executed by KELLC.
(u)
Conveyance Instruments. Such stock transfer instruments, Local Agreements, deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as shall be effective to vest in Buyer (or a Buyer Designee) all right, title and interest in and to the Acquired Equity and the Acquired Assets, in each case as provided for pursuant to this Agreement or as otherwise agreed by the Parties.

Section 8.3. Items to be Delivered by Buyer. At the Closing, Buyer shall deliver to the Company the following documents, in each case duly executed or otherwise in proper form:

(a)
Compliance Certificate. A certificate, in form and substance reasonably acceptable to the Company, dated the Closing Date, signed on behalf of Buyer by a duly authorized officer thereof, confirming the satisfaction of the conditions set forth in Section 7.3(a) and Section 7.3(b).
(b)
Assignment and Assumption Agreement. The Assignment and Assumption Agreement, in a form to be mutually agreed by the Parties, duly executed by Buyer.
(c)
Transition Services Agreement. The Transition Services Agreement, duly executed by Buyer (or a Buyer Designee).
(d)
Stamping Supply Agreement (KEM-2). The KEM-2 Stamping Supply Agreement, duly executed by Buyer or one of its Affiliates.
(e)
MEMS Release Services Agreement. The MEMS Release Services Agreement, duly executed by Buyer or one of its Affiliates.
(f)
Itasca Lease. The Itasca Lease, duly executed by Buyer or an Affiliate of Buyer. Designee).
(g)
Suzhou Sublease. The Suzhou Sublease, duly executed by Buyer (or a Buyer
(h)
Penang Manufacturing Lease. The Penang Manufacturing Lease, duly executed by Buyer (or a Buyer Designee).
(i)
Penang Warehouse Lease (Unit 51). The lease agreement for Unit 51 at the Company’s Penang, Malaysia warehouse location, by and between Buyer or Buyer’s Designee and Dynaview Sdn. Bhd., in substantially the form attached hereto as Exhibit K-3, duly executed by Buyer or Buyer’s Designee.
(j)
IP Assignment Agreement. The IP Assignment Agreement, duly executed by Buyer (or a Buyer Designee).
(k)
IP License Agreement. The IP License Agreement, duly executed by Buyer (or a Buyer Designee).
(l)
Trademark License Agreement. The Trademark License Agreement, duly executed by Buyer (or a Buyer Designee).
(m)
Series D Side Letter. A counterpart signature page to the Series D Side Letter, in substantially the form attached hereto as Exhibit L-5, duly executed by Buyer.
(n)
Conveyance Instruments. Such stock transfer instruments, Local Agreements, deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as shall be effective to vest in Buyer (or a Buyer Designee) all right, title and interest in and to the Acquired Equity and the Acquired Assets, in each case as provided for pursuant to this Agreement or as otherwise agreed by the Parties.

ARTICLE IX

TERMINATION

Section 9.1. General. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Closing, only as follows:

(a)
by the written agreement of the Parties;
(b)
by either Party, upon written notice provided to the other Party, if the Closing shall not have occurred on or prior to December 31, 2024 (the “Termination Date”) or such other date as the Parties agree in writing; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to fulfill any of its obligations under this Agreement was the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that if on the Termination Date the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) (if such Order or provision of applicable Law is, or is in respect of, any Required Governmental Approval) has not been satisfied but all other conditions to the Closing set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions shall be capable of being satisfied), the Termination Date shall be automatically extended up to two (2) times, each for an additional thirty (30) days to January 30, 2025 (in the case of the first extension) or March 1, 2025 (in the case of the second extension), as applicable, and such extended date shall thereafter be considered the Termination Date;
(c)
by either Party, upon written notice provided to the other Party, if, after compliance with the provisions of Section 5.3 and Section 5.4, a Governmental Entity with competent jurisdiction has issued a final and non-appealable Order permanently restraining, preventing, making illegal, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any Party whose breach of any of its obligations under this Agreement was the primary cause of or primarily resulted in such Order or other action;
(d)
by Buyer, upon written notice provided to the Company, if the Company has breached, or caused the breach of, its respective representations, warranties, covenants, agreements or other obligations hereunder in a manner that would reasonably be expected to cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied and such breach, if capable of being cured, has not been cured within thirty (30) days following written notification thereof to the Company by Buyer; or
(e)
by the Company, upon written notice provided to Buyer, if Buyer has breached, or caused the breach of, its representations, warranties, covenants, agreements or other obligations hereunder in a manner that would reasonably be expected to cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied and such breach, if capable of being cured, has not been cured within thirty (30) days following written notification thereof to Buyer by the Company.

Section 9.2. Post-Termination Obligations. To terminate this Agreement as provided in Section 9.1, the terminating Party shall provide the other Party with written notice of its election to terminate this Agreement, and upon delivery of such written notice in accordance with Section 11.7:

(a)
the transactions contemplated hereby shall be terminated, without further action by either Party; and
(b)
upon the Company’s request, Buyer shall return to the Company or destroy (at Buyer’s option) all documents and copies and other materials received from or on behalf of the Knowles Parties relating to the transactions contemplated hereby, whether obtained before, on or after the execution and delivery of this Agreement; and, upon Buyer’s request, each of the Knowles Parties shall return to Buyer or destroy (at such Knowles Party’s option) all documents and copies and other materials received from or on behalf of Buyer or any Affiliate of Buyer relating to the transactions contemplated hereby, whether obtained before, on or after the execution and delivery of this Agreement.

Section 9.3. Survival; Liabilities in Event of Termination. If this Agreement is terminated as provided in Section 9.1, then this Agreement shall become wholly void and of no further force and effect, and there shall be no liability under this Agreement on the part of the Company or Buyer, except that the respective obligations of the Company or Buyer, as the case may be, under Section 9.2, this Section 9.3 and Article XI shall remain in full force and effect, and except that such termination shall not relieve either Party of any Liability for any willful and intentional breach of this Agreement or in cases of Fraud. For the avoidance of doubt, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

ARTICLE X

INDEMNIFICATION

Section 10.1. Survival.

(a)
(i) Covenants and agreements of the Parties contained herein which by their terms contemplate performance before the Closing Date, shall survive until the Closing; (ii) covenants and agreements of the Parties contained herein which by their terms contemplate performance after the Closing Date shall survive the Closing for the duration set forth in such covenant and, if no period is set forth, until the date that is sixty (60) days after such covenant or agreement is fully performed; and (iii) the representations and warranties in this Agreement or in any certificate delivered by any Party to any of the other Parties as required by this Agreement shall survive the Closing as follows: (a) the Fundamental Representations shall survive until sixty (60) days after the date on which the applicable statute of limitations with respect to the Liabilities in question expires (giving effect to any extensions or waivers thereof), and (b) all other representations and warranties contained in this Agreement shall survive until the date that is twenty-four (24) months after the Closing Date; provided, that any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 10.2(a), and the indemnity with respect thereto, shall survive the date at which it would otherwise terminate pursuant to this Section 10.1 if notice of the inaccuracy or breach thereof giving rise to such right or alleged right of indemnity shall have been given to the Party against whom such indemnity may be sought on or prior to such date.

(b)
In specifying and agreeing to the survival periods specified above, the Parties hereby waive any other statute of limitations period that may be applicable to claims based on any of the provisions or rights referenced in this Section 10.1.

Section 10.2. Indemnification.

(a)
Indemnification by the Knowles Parties. Subject to the other terms and conditions set forth in this Article X, from and after the Closing, the Knowles Parties shall, jointly and severally, indemnify the Buyer Indemnified Parties and save and hold each of them harmless against any Losses which any such Buyer Indemnified Party may suffer, sustain or become subject to (whether or not relating to a Third-Party Claim), as a result of, arising in connection with or relating to:
(i)
any breach or inaccuracy of any representation or warranty of the Company under this Agreement or the certificate furnished to Buyer by the Company pursuant Section 8.2(a);
(ii)
any nonfulfillment or breach of any covenant or agreement of any Knowles Party contained in this Agreement;
(iii)
any Excluded Liability;
(iv)
any Indemnified Taxes;
(v)
the enforcement of indemnification rights under this Section 10.2(a);
(vi)
Fraud by any Knowles Party;
(vii)
any Third-Party Claim from the parties set forth on Schedule 10.2(a)(vii) or any of their Affiliates that the operation of the Acquired Business (as it was operated as of the Closing) and/or the design, use, sale, import, export and manufacture of Products or products on the Roadmap (as defined in the IP License Agreement), in each case, as of the Closing, by Buyer or any of its Affiliates infringes, misappropriates or otherwise violates any Intellectual Property Right of such parties, respectively, that is licensed or provided to a Knowles Party under and of the Contracts set forth on Schedule 10.2(a)(vii); and
(viii)
any Third-Party Claim relating to the disclosure set forth in the first sentence on Schedule 3.15(b).
(b)
Indemnification by Buyer. Subject to the other terms and conditions set forth in this Article X, from and after the Closing, Buyer shall indemnify the Company Indemnified Parties and save and hold each of them harmless against any Losses which any such Company Indemnified Party may suffer, sustain or become subject to (whether or not relating to a Third-Party Claim), as a result of as a result of, arising in connection with or relating to:
(i)
any breach or inaccuracy of any representation or warranty of Buyer under this Agreement or the certificate furnished to the Company by Buyer pursuant to Section 8.3(a);

(ii)
any nonfulfillment or breach of any covenant or agreement of Buyer contained in this Agreement;
(iii)
any Assumed Liability;
(iv)
the enforcement of indemnification rights under this Section 10.2(b); and
(v)
Fraud by Buyer.

Section 10.3. Limitations and Other Provisions Related to Indemnification.

(a)
Except in the case of (x) Fraud or criminal activity or (y) claims with respect to any breach of or inaccuracy in any Fundamental Representations:
(i)
(A) For the first twelve months after Closing, the Company will not have any Liability to indemnify any Buyer Indemnified Party under Section 10.2(a)(i) (other than for Section 3.13(c) and Section 3.18(h)) (1) until the aggregate amount of all Losses for which all Buyer Indemnified Parties would, but for this Section 10.3(a)(i), be entitled to indemnification under Section 10.2(a)(i) exceeds $150,000 (the “Initial Threshold”), at which time the Company will be liable for all such Losses, including, for the avoidance of doubt, those Losses applied towards the satisfaction of the Initial Threshold, or (2) in excess of $300,000 (the “Initial Cap”); and (B) after the date that is the twelve (12) month anniversary of Closing, the Company will not have any Liability to indemnify any Buyer Indemnified Party under Section 10.2(a)(i) (other than for Section 3.13(c) and Section 3.18(h)) until the aggregate amount of all Losses for which all Buyer Indemnified Parties would, but for this Section 10.3(a)(i), be entitled to indemnification under Section 10.2(a)(i) exceeds $75,000 (the “Step-Down Threshold”, and, collectively with the Initial Threshold, the “Threshold”), at which time the Company will be liable for all such Losses, including, for the avoidance of doubt, those Losses applied towards the satisfaction of the Step-Down Threshold, or (2) in excess of $150,000 (the “Step-Down Cap”, and, collectively with the Initial Cap, the “Cap”);
(ii)
Buyer will have no Liability to indemnify any Company Indemnified Party under Section 10.2(b)(i): (A) until the aggregate amount of all Losses for which all Company Indemnified Parties would, but for this Section 10.3(a)(ii), be entitled to indemnification under Section 10.2(b)(i) exceeds the applicable Threshold, and then only to the extent that any such Losses are in excess of the applicable Threshold (but subject to the other provisions in this Section 10.3); or (B) in excess of the applicable Cap;
(iii)
The Company will not have any Liability to indemnify any Buyer Indemnified Party under Section 10.2(a)(iii) with respect to the Excluded Liabilities set forth in Section 1.2(b)(ii)(B) in excess of $11,696,000;
(iv)
The Company will not have any Liability to indemnify any Buyer Indemnified Party under Section 10.2(a)(vii) in excess of $10,000,000 (and Section 10.2(a)(vii) shall be the exclusive source of indemnification with respect to the matters addressed thereby, except in the case of Fraud or criminal activity);

(v)
The Company will not have any Liability, individually or in the aggregate, to indemnify any Buyer Indemnified Party under Section 10.2(a)(i) in respect of Section 3.13(c) and Section 3.18(h) in excess of $5,000,000 (exclusive of any amounts recovered or recoverable under the R&W Insurance Policy); and
(vi)
The Company will not have any Liability to indemnify any Buyer Indemnified Party under Section 10.2(a)(viii) if such Third-Party Claim arises as a result of Buyer’s or Buyer’s Representatives’ discretionary acts (and Section 10.2(a)(viii) shall be the exclusive source of recovery with respect to the matters addressed thereby).
(b)
The recovery by any Indemnified Party pursuant to this Article X shall be net of any monetary reimbursement actually received from any insurance carrier (including the insurer of the R&W Insurance Policy) in connection with the Losses that form the basis of such Indemnified Party’s claim for indemnification hereunder, provided, that the amount deemed to be actually received shall be net of the deductibles for such policies and the costs and expenses of recovery, and any Taxes incurred with respect to the obtaining or receipt of such monetary reimbursement. The Company shall be entitled to setoff against the amount of the Separation Costs Credit all or any portion of any Losses as a result of or arising from Buyer’s obligations to indemnify the Company Indemnified Parties pursuant to Section 10.2(b).
(c)
Notwithstanding anything in this Agreement to the contrary, in the event any Indemnified Party suffers any Losses in connection with or relating to Fraud or criminal activity, such Indemnified Party shall be entitled to seek recovery therefor without regard to any limitation set forth in this Agreement (whether a temporal limitation, dollar limitation or otherwise). Other than with respect to such Losses in connection with or relating to Fraud or criminal activity, no Indemnified Party shall be entitled to seek recovery for any Losses under this Article X in an aggregate amount in excess of the Purchase Price actually received by the Knowles Parties. With respect to Losses in excess of, or not recoverable under, the R&W Insurance Policy, but subject to the limitations herein, the Buyer Indemnified Parties may (1) first seek to recover Losses directly from the Knowles Parties in cash up to an amount equal to the Closing Cash Consideration plus any proceeds of any Series D preferred stock sold by any Knowles Party (other than to an Affiliate of a Knowles Party), and (2) second, have a right to set off any Losses in excess of the amount set forth in clause (1) against the amount equal to the value of the Series D preferred stock then held by the Knowles Parties (or any of their Affiliates), by cancellation of all or a portion, as applicable, of such Series D preferred stock then held by the Knowles Parties representing the amount equal to the Losses in excess of the amount set forth in clause (1). For purposes of recovering Losses pursuant to this Section 10.3, Series D preferred stock held by the Knowles Parties shall be valued at the original issue price of such Series D preferred stock.
(d)
Notwithstanding anything to the contrary contained herein, for purposes of determining whether there has been a breach and the amount of any Losses that are the subject matter of a claim for indemnification hereunder, each representation and warranty contained in this Agreement shall be read without regard and without giving effect to any materiality or Material Adverse Effect (other than the use of the term “Material Adverse Effect” in Section 3.8 or the use of the terms “Material Contract”, “Material Customers” or “Material Vendors”) or similar standard or qualification (but, for the avoidance of doubt, excluding specific dollar thresholds) contained in such representation or warranty (as if such standard or qualification were deleted from such representation and warranty).

Section 10.4. Defense of Third-Party Claims.

(a)
Promptly upon obtaining knowledge of any claim, event, fact or demand that gives rise to, or is reasonably expected to give rise to, a claim for indemnification under this Article X as a result of a claim or demand asserted by a third party (a “Third-Party Claim”), any Indemnified Party that intends to seek indemnification with respect thereto from one or more other Parties (such other Party, the “Indemnitor”) hereunder, will promptly notify the Indemnitor of such Third-Party Claim in writing and will provide the Indemnitor with copies of any pleadings or other information or documents evidencing such Third-Party Claim. The failure to give such notice or provide such copies will not relieve the Indemnitor of any Liability under this Agreement or otherwise, except to the extent such Indemnitor is materially and adversely prejudiced in its ability to defend against, settle, mitigate or satisfy any Losses for which the Indemnified Party is seeking indemnification hereunder as a result of such failure.
(b)
The Indemnitor will be entitled to elect, by delivery of written notice thereof to the Indemnified Party within fifteen (15) Business Days of delivery of notice of the Third-Party Claim to the Indemnitor (in which notice the Indemnitor expressly and irrevocably acknowledges its obligation to indemnify such claim, but only as to the obligations specific to the Indemnitor in the event of a Third-Party Claim that gives rise to indemnification obligations of more than one Party, and, in each case, subject to any applicable limitations on the liability of the Indemnitor hereunder and other defenses available to the Indemnitor), to assume control (at its own cost and expense) of the defense of the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party; provided, that, notwithstanding anything to the contrary herein, the Indemnitor will not be entitled to assume control of the defense of any Third-Party Claim (unless otherwise agreed to in writing by the Indemnified Party) if: (i) the Third-Party Claim relates to or arises in connection with any criminal Proceeding; (ii) the Third-Party Claim seeks an injunction or other non-monetary relief against the Indemnified Party; (iii) Indemnified Party has been advised by its counsel that there may be legal defenses available to it which are different from or additional to the defenses available to the Indemnitor or its Affiliates, or that it would be inappropriate for a single counsel to represent both the Indemnitor and the Indemnified Party in connection with such claim or Proceeding under applicable standards of legal ethics; (iv) the Third-Party Claim involves a Material Customer or Material Vendor or seeks to impose any restriction on the operation of the Indemnified Party’s business (but only as to the obligations exclusive to the Indemnifying Party if such Material Customer or Material Vendor is also a customer or vendor of the Indemnitor and/or such restriction on the operation of the Indemnified Party’s business also seeks to restrict the operation of the Indemnitor’s business); (v) the Indemnified Party is seeking recovery under the R&W Insurance Policy; or (vi) the Third-Party Claim is by a Governmental Entity solely against the Indemnified Party, provided that, in the event of any Third-Party Claim by a Governmental Entity against both Parties, each Party shall control such Third-Party Claim to the extent of the claims against such Party, and provided further, for the avoidance of doubt, that the Indemnitor shall control any Third-Party Claim by a Governmental Entity solely against the Indemnitor. Notwithstanding the foregoing, the Company shall control any Third-Party Claim relating to the indemnity set forth in Section 10.2(a)(viii), and the Company and Buyer shall have the rights and obligations of an Indemnitor and an Indemnified Party, respectively, set forth in Section 10.4(c).

(c)
If the Indemnitor elects to defend such Third Party Claim of which it is entitled to assume control of the defense in accordance with the provisions of this Agreement, and for so long as the Indemnitor is controlling the defense of such Third-Party Claim: (i) the Indemnified Party shall make available to the Indemnitor and its agents and representatives as reasonably requested all records and other materials that are reasonably required in the defense of such Third-Party Claim and shall otherwise reasonably cooperate with and assist the Indemnitor in the defense of such Third-Party Claim, subject to the reimbursement of the reasonable costs and expenses incurred by the Indemnified Party as a result of a request by the Indemnitor to make available such records or other materials and to so cooperate; (ii) the Indemnified Party will have the right to participate in the defense of the Third-Party Claim and the fees and expenses of counsel retained by the Indemnified Party in relation to such participation will constitute an indemnifiable Loss if such fees and expenses are incurred (A) at the Indemnitor’s request in order to employ counsel specifically authorized by the Indemnitor, (B) under any of the circumstances described in Section 10.4(b)(i) to Section 10.4(b)(vi) or (C) in connection with any Third-Party Claim with respect to which Indemnitor does not control the defense; (iii) the Indemnified Party shall not concede, settle or compromise such Third-Party Claim without the consent of the Indemnitor (not to be unreasonably withheld, delayed or conditioned); and (iv) the Indemnitor may concede, settle or compromise such Third-Party Claim, but only if the Indemnitor has obtained the Indemnified Party’s prior written consent (not to be unreasonably withheld, delayed or conditioned), provided, however, that the Indemnified Party’s prior written consent shall not be required to concede, settle or compromise any Third-Party Claim if such concession, settlement or compromise (A) is for monetary payment only and the Indemnitor has agreed in writing to be solely responsible for the full amount of such payment, (B) expressly and unconditionally releases the Indemnified Party and its Affiliates from all Liabilities relating to such Third-Party Claim, (C) does not provide for any injunctive relief or other restrictions on the business of any Indemnified Party or any of its Affiliates and (D) there is no finding or admission of any violation of Law or the rights of any Person or any other wrongdoing.

Section 10.5. Recovery of Certain Losses. With respect to Losses indemnifiable based on claims pursuant to Section 10.2(a)(i), the Buyer Indemnified Parties shall first pursue recovery from the R&W Insurance Policy to the extent of coverage thereunder (provided, that the Company shall be liable for the first fifty percent (50%) of the retention amount under the R&W Insurance Policy, which forms the basis for the Cap). The Buyer Indemnified Parties shall be obligated to pursue recovery under the R&W Insurance Policy in good faith until the insurer of the R&W Insurance Policy provides its coverage determination letter. If coverage under the R&W Insurance Policy is unavailable, the Buyer Indemnified Parties may pursue indemnification for such claims directly against the Company pursuant to Section 10.2(a)(i) hereof, subject to the limitations set forth in this Article X.

Section 10.6. Mitigation. The Parties acknowledge and agree that neither Party has (i) waived any common law obligation of the other Party to mitigate its or any other Indemnified Party’s Losses as required by Delaware law, nor (ii) waived the right to bring any claims for any failure of the other Party to comply with such obligation.

Section 10.7. Tax Treatment of Indemnification Payments. Any indemnification payments made under this Article X or pursuant to any other section of this Agreement (including by way of setoff) will be deemed adjustments to the Purchase Price, as finally determined pursuant to Section 2.3, for all Tax purposes, except as otherwise required by Law.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Publicity. The Parties agree that no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned), except (a) for any such release or announcement that may, in the reasonable judgment of the releasing Party, be required by Law or any securities exchange on which securities of the releasing Party (or any of its Affiliates) are listed or (b) that the Knowles Parties and their Affiliates and Buyer may make such announcements to their respective employees.

Section 11.2. Assignment. Except to the extent otherwise expressly set forth in this Agreement, neither Party shall assign, transfer or encumber this Agreement, or its rights or obligations hereunder, in whole or in part, voluntarily or by operation of Law, without the prior written consent of the other Party, and any attempted assignment, transfer or encumbrance without such consent shall be void and without effect; provided, however, that Buyer may, without the written consent of the Company, (a) make a collateral assignment of any or all of its rights or interests under this Agreement to any Lender and (b) assign all such rights or interests under this Agreement to any one of its current Affiliates which shall assume all obligations and Liabilities of Buyer under this Agreement, provided that no such assignment shall relieve Buyer of any of its obligations hereunder.

Section 11.3. Parties in Interest; No Third-Party Beneficiaries. This Agreement shall be binding upon, inure to the benefit of, and be enforceable only by the Parties and their respective permitted successors and permitted assigns, and shall not confer any rights or remedies upon any other Person (including, for the avoidance of doubt, any Transferred Employee); provided, however, that each of the D&O Indemnified Parties (and their heirs and representatives) are intended third party beneficiaries of Section 6.8, with full rights of enforcement as if a Party to this Agreement.

Section 11.4. Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed and interpreted according to, and any matters arising out of, relating to or in connection with this Agreement shall be governed by, the Laws of the State of Delaware, excluding any choice of law rules that may direct the application of the Laws of another jurisdiction. This Agreement shall be construed and interpreted in accordance with the English language only, which language shall be controlling in all respects. No translation, if any, of this Agreement shall have any force or effect in the interpretation hereof or in the determination of the intent of the Parties hereunder. Each Party stipulates that any dispute shall be commenced and prosecuted in its entirety in, and consents to the exclusive jurisdiction and proper venue of, the federal court located within the State of Delaware, and each Party consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles, or by any other reason. The Parties acknowledge that all Orders issued by the forum court will be binding and enforceable in all jurisdictions and countries. Without limiting any other means of service, each Party agrees that service of any process, summons, notice or document with respect to any Proceeding may be served on it in accordance with the notice provisions set forth in Section 11.7. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.5. Amendment. No modifications, amendments or supplements to this Agreement shall be valid and binding unless set forth in a written agreement executed and delivered by both Parties.

Section 11.6. Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed and delivered by the Party so waiving. Except as provided in the preceding sentence, no action taken or inaction pursuant to this Agreement shall be deemed to constitute a waiver by the Party taking such action or inaction of compliance with any representations, warranties, covenants or agreements contained in this Agreement and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing under this Agreement. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 11.7. Notice. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be deemed given or made when personally delivered by hand or internationally recognized overnight mail courier service, or five (5) days after being sent to the Parties at their respective addresses indicated below by registered or certified mail (return receipt requested and postage prepaid) or by sent by email with confirmation of transmission by the transmitting equipment or receiving Person (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email) addressed as follows:

(a)
If to Buyer, to: Syntiant Corp.

7555 Irvine Center Drive, Suite 200
Irvine, CA 92618
Attention:	Robert M. Saman, VP & General Counsel
Email:	[***]; [***]

with a copy, which shall not constitute notice, to:
Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention:	Benjamin A. Potter; Nima J. Movahedi
Email:	[***]; [***]

(b)
If to the Company, to:

Knowles Corporation
1151 Maplewood Drive
Itasca, IL 60143
Attention:	Robert Perna, Senior Vice President, General Counsel & Secretary
Email:	[***]

with a copy, which shall not constitute notice, to:
Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Attention:	Paul L. Choi; Jonathan A. Blackburn
Email:	[***]; [***]

or to such other Person or address or email address as either Party shall have specified by notice in writing to the other Party pursuant to this Section 11.7.

Section 11.8. Expenses. Regardless of whether or not the transactions contemplated hereby are consummated and except to the extent otherwise expressly set forth in this Agreement, all expenses incurred by the Parties shall be borne solely and entirely by the Party that has incurred such expenses.

Section 11.9. Schedules. Any fact or item disclosed on any Schedule to this Agreement shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement. Any disclosure with respect to a Section of this Agreement, including any Schedule, shall be deemed to be disclosed for other Sections of this Agreement, including any Schedule, to the extent that such disclosure is reasonably sufficient so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure. The specification of any dollar amount in any representation or warranty contained in this Agreement is not intended to imply that such amount, or any higher or lower amount, is or is not material, and no party shall use the fact setting forth any such amount as a point of reference in determining any standard of materiality under this Agreement.

Section 11.10. Interpretive Provisions. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” is not exclusive, (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole and (d) words importing the singular include the plural and vice versa, and words importing gender include all genders. Unless the context otherwise requires, references herein (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules and Exhibits referred to herein and attached hereto shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. All references to days shall be to calendar days unless Business Days are specified. All references to “dollars” or “$” shall mean United States Dollars.

Section 11.11. Section Headings; Table of Contents. The Article and Section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 11.12. No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each Party confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

Section 11.13. Entire Agreement. This Agreement (including the Schedules and Exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement between the Parties, and supersede all prior agreements and understandings, oral and written, between the Parties, with respect to the subject matter hereof; there are no conditions to this Agreement that are not expressly stated in this Agreement.

Section 11.14. Counterparts. This Agreement may be executed by electronically delivered signatures and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.15. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.16. Specific Performance. Each of the Parties agrees that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by Buyer or the Knowles Parties were not performed in accordance with their specific terms or were otherwise breached. Accordingly, prior to any termination of this Agreement pursuant to Section 9.1, each Party shall be entitled to specific performance of the terms hereof, including an injunction or injunctions and any other equitable relief to prevent breaches of this Agreement by the other Party, and to enforce specifically the terms and provisions of this Agreement in any federal court in the State of Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity. Buyer and the Knowles Parties hereby waive (i) any defense in any action for an injunction, specific performance and other equitable relief that a remedy at law would be adequate and (ii) any requirements of applicable Law to post security as a prerequisite to obtaining equitable relief.

Section 11.17. Certain Matters regarding Representation of the Acquired Company and the Knowles Parties.

(a)
Recognizing that the legal department (“Knowles Legal”) of the Company, in concert with certain outside counsel, including Sidley Austin LLP (collectively with Knowles Legal, “Counsel”) has acted as legal counsel to the Company, Sellers and the Acquired Company (collectively, the “Clients”) for various matters prior to Closing, including in connection with this Agreement and the transactions contemplated hereby (collectively, the “Pre-Closing Engagements”), and in connection with such Pre-Closing Engagements not as counsel for any other Person, including Buyer or its Affiliates, only the Clients shall be considered clients of Counsel for purposes of the Pre-Closing Engagements. If the Company or its applicable Affiliates so desire, and without the need for any consent or waiver by Buyer or the Acquired Company, Counsel shall be permitted to represent Sellers after the Closing in connection with any matter, including anything related to the transactions contemplated hereby or any disagreement or dispute in connection therewith or any other matter relating to a Pre-Closing Engagement. Without limiting the generality of the foregoing, after the Closing, Counsel shall be permitted to represent the Company and any of its Affiliates or representatives in connection with any negotiation, transaction or dispute (where “dispute” includes litigation, arbitration or other adversarial proceedings) with Buyer, the Acquired Company or any of their respective Affiliates or representatives relating to any Pre-Closing Engagements, including indemnification claims or any other matter related to this Agreement, the agreements contemplated hereby or the transactions contemplated hereby or thereby. Buyer, on behalf of itself and its Affiliates, including the Acquired Company, hereby: (i) acknowledge that communications among Counsel, on the one hand, and the Clients, on the other hand, related to the negotiation of this Agreement and consummation of the transactions contemplated hereby, in each case, to the extent governed by the attorney-client privilege, shall remain privileged after the Closing; and (ii) consent to the disclosure to the Company and its Affiliates and representatives by Counsel of any information learned by Counsel in the course of its representation of the Clients.
(b)
Buyer, on behalf of itself and its Affiliates further agrees that all communications in any form or format whatsoever between or among Counsel, the Company, Sellers or the Acquired Company, or any of their respective Affiliates or representatives, that relate to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned by the Company, shall be controlled by the Company and shall not pass to or be claimed by the Acquired Company, Buyer or any of their respective Affiliates, and none of the Acquired Company, Buyer or any of their respective Affiliates shall have access to any such Deal Communications, or to the files of Counsel relating thereto. Buyer, on behalf of itself and its Affiliates (including the Acquired Company) irrevocably waives any right it may have to discover or obtain information or documentation relating to the representation of the Clients by Counsel relating to any Deal Communications; provided, however, that nothing contained herein shall be deemed to be a waiver by Buyer or any of its Affiliates (including, after the Closing, the Acquired Company) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party. Without limiting the generality of the foregoing, notwithstanding that the Acquired Company may be a client in the Pre-Closing Engagements, from and after the Closing, (i) the Company shall be the sole holder of the attorney-client privilege with respect to Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) and the expectation of client confidence relating to any Deal Communications, and none of Buyer, the Acquired Company or any of their respective Affiliates shall be a holder thereof, (ii) to the extent that files of Counsel in respect of the transactions contemplated by this Agreement would constitute property of the Clients, only the Company shall hold such property rights, and (iii) Counsel shall have no duty whatsoever to reveal or disclose any Deal Communications or such files to Buyer, the Acquired Company or any of their respective Affiliates by reason of any attorney-client relationship between Counsel and the Acquired Company or otherwise. Notwithstanding the foregoing, if the Acquired Company, Buyer or any of their respective Affiliates intentionally or inadvertently come into possession of Privileged Deal Communications and in the event that a dispute arises between the Acquired Company, Buyer or any of their respective Affiliates, on the one hand, and a third party other than the Company or any of its Affiliates, on the other hand, the Acquired Company may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, none of Buyer, the Acquired Company or any of their respective Affiliates may waive such privilege without the prior written consent of the Company. In the event that Buyer, the Acquired Company or any of their respective Affiliates are legally required by a Governmental Entity or applicable Law or otherwise to access, obtain or disclose a copy of all or a portion of the Deal Communications, Buyer shall cause the Acquired Company to promptly (and, in any event, within five (5) Business Days) notify the Company in writing so that the Company can seek a protective order and Buyer shall, and shall cause the Acquired Company and its Affiliates to, use commercially reasonable efforts to assist therewith. Each Party hereby agrees, on its own behalf and on behalf of its Affiliates and each of their respective directors, equityholders, officers, employees and representatives, that, except as otherwise set forth in this Agreement, including as set forth above relating to the Privileged Deal Communications, all other confidential and privileged information relating to the Acquired Assets or the Acquired Company belongs to Buyer and, following the Closing, Buyer shall have full rights with respect thereto.
(c)
the Company on behalf of itself and its Affiliates (including the Acquired Company prior to the Closing) and Buyer on behalf of itself and its Affiliates (including the Acquired Company after the Closing) hereby consent to the foregoing arrangements and waive (and agree to cause their respective Affiliates to waive) any actual or potential conflict of interest that may be involved in connection with any representation by Counsel permitted hereunder. Buyer shall not seek or have, and shall cause its Affiliates (including the Acquired Company after the Closing) to refrain from seeking or having, Counsel disqualified from any such representation based on the prior representation of the Acquired Company by Counsel.

Section 11.18. Non-Recourse; Release.

(a)
Notwithstanding anything to the contrary herein or in any other documents delivered pursuant hereto, (a) this Agreement may only be enforced against, and any Proceeding based upon, arising out of or related to a breach of this Agreement by either Party may only be made against, the other Party, (b) none of the Company’s or Buyer’s respective Affiliates or the Company’s or Buyer’s or their respective Affiliates’ respective current, former or future directors, officers, employees, agents, partners, managers, members, stockholders, assignees, or representatives (each, a “Related Party”) shall have any liability in connection with this Agreement or any Proceeding in connection therewith (whether in tort, contract or otherwise), and (c) neither Buyer nor the Company shall have any rights of recovery in respect of this Agreement against any Related Party of the other Party, whether by or through attempted piercing of the corporate veil, by or through any Proceeding (whether in tort, contract or otherwise) by or on behalf of a Party against any Related Party of the other Party, by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable Law, or otherwise.

(b)
Effective as of the Closing Date, each Knowles Party, on behalf of itself and its successors, assigns, heirs, beneficiaries, creditors, Representatives, agents and Affiliates (each, a “Seller Releasor”), hereby releases, waives and forever discharges, to the fullest extent permitted by Law, Buyer, the Acquired Business and the Acquired Company and each of their respective successors, assigns, heirs, beneficiaries, creditors, Representatives, agents and Affiliates (each, a “Buyer Releasee”), from and against any and all Proceedings and Liabilities of every kind, nature and description whatsoever, whether liquidated or unliquidated, fixed or continent, matured or unmatured, known or unknown, foreseen or unforeseen, whether or not hidden or concealed, existing in Law, equity or otherwise which have been or could have been asserted against any Buyer Releasee (other than Proceedings or Liabilities under this Agreement or the Series D Documents in accordance with and as limited by the terms hereof and thereof), which any Seller Releasor ever had, now has or may have on or by reason of any facts, circumstances or occurrences existing at or prior to the Closing Date. Each Seller Releasor agrees not to assert any claim against the Buyer Releasees that are released hereunder. Notwithstanding the foregoing, the Knowles Parties and the other Seller Releasors retain, and do not release, any of their rights and interests (i) under the terms and conditions of this Agreement and the Transaction Documents or (ii) in the ordinary course of business for compensation, vacation pay and benefits arising under such Person’s employment arrangements.

Section 11.19. Definitions. For purposes of this Agreement, the term:

“Acceptance Notice” shall have the meaning set forth in Section 2.3(b).

“Accounting Principles” shall mean GAAP applied consistently as modified by the methodologies and principles set forth on Exhibit A-1, provided, however, that with respect to any matter as to which there is more than one generally accepted accounting principle under GAAP, “Accounting Principles” means the generally accepted accounting principles applied in the preparation of the Interim Balance Sheet included in Schedule 3.6(a), as modified by the methodologies and principles set forth on Exhibit A-1.

“Accounts Payable” means that portion of all ordinary course trade accounts payable, accounts and notes payable and other payment obligations (or portions thereof) to suppliers, vendors or other third parties representing amounts payable in respect of goods shipped or products sold or services rendered, in each case, in respect of the Acquired Business or Acquired Assets, calculated, in each case, in accordance with the Accounting Principles.

“Accounts Receivable” means that portion of all ordinary course trade accounts receivable, accounts and notes receivable and other rights to payment (or portions thereof) from customers, clients or similar third parties representing amounts receivable in respect of goods shipped or products sold or services rendered to such customers, clients or third parties, whether billed or unbilled, in each case, to the extent related to the Acquired Business or Acquired Assets, calculated, in each case, in accordance with the Accounting Principles.

“Accrued Income Taxes” means without duplication, an amount equal to the aggregate amount of any current unpaid Income Taxes of or imposed on a separate company basis of the Acquired Company attributable to any Pre-Closing Tax Period, calculated on a jurisdiction- by-jurisdiction basis and in accordance with Section 6.1(g), and provided that in no event will the amount taken into account with respect to a particular Income Tax imposed by a particular taxing jurisdiction be less than zero;

provided, however, that for purposes of computing Accrued Income Taxes, Liability shall (a) be determined on a basis consistent with past practice of the Acquired Company in filing income Tax Returns, (b) exclude deferred Tax assets and deferred Tax liabilities, (c) take into account any overpayments of Income Taxes (and any applicable prepayments or estimated payments of Income Taxes) made prior to Closing, in each case, to the extent such amounts actually reduce the amount of such unpaid Income Taxes, and (d) be determined as of the end of the Closing Date.

“Acquired Assets” means the assets of the Asset Sellers, whether or not specifically referred to in this Agreement or in any instrument or conveyance delivered pursuant hereto, and whether or not any of such assets have any value for accounting purpose or are carried or reflected on or referred to in any financial statements to the extent exclusively used in the Acquired Business (except as set forth in clause (v) below), including the following assets:

(i)
all Contracts (A) to which the Asset Sellers are a party that are exclusively related to the Acquired Business or (B) set forth on Schedule 11.19(a)(i) (collectively, the “Acquired Contracts”);
(ii)
all prepaid expenses or advance payments under any Acquired Contract;
(iii)
all transferable licenses, permits, approvals, authorizations and consents of all Governmental Entities exclusively used in the Acquired Business;
(iv)
all accounts, notes and other receivables of the Acquired Business which arise exclusively out of the sale by any Asset Seller of services or products of the Acquired Business to third parties;
(v)
all personal property, Technology, Inventory, equipment and tooling, furniture, tools, laptop computers and mobile phones that is owned by an Asset Seller and exclusively used or exclusively held for use in the Acquired Business, including the property listed on Schedule 11.19(a)(v)(i) (whether or not exclusively related to the Acquired Business);
(vi)
all Books and Records exclusively related to the Acquired Business (other than Excluded Books and Records);
(vii)
all Acquired Business IP, together with the goodwill of the Acquired Business appurtenant to the Acquired Trademarks included therein, and copies of intangible Transferred Technology (e.g., diagrams, plans, methods, specifications, schematics, algorithms, software code, data, documentation, and the like), it being understood that physical assets such as equipment and tooling will be included only to the extent covered by clause (v) of the definition of “Acquired Assets”; and
(viii)
all causes of action owned by an Asset Seller against third parties exclusively arising out of any Acquired Asset or any Assumed Liability.

“Acquired Business” shall mean the development, design, production, manufacturing, marketing, sale, distribution, import, export, support and maintenance of micro electronic mechanical systems (MEMS) microphones, including SiSonicTM analog and digital microphones and voice vibration sensors (V2S), and AISonicTM digital signal processors (DSP), for use in consumer product applications, including in the ear, augmented/virtual reality, internet of things, automotive, computing and mobile markets (but excluding, for the avoidance of doubt, the Hearing Health Field of Use).

“Acquired Business IP” means all Intellectual Property Rights owned or purported to be owned (in whole or in part) by the Company or any of its Affiliates listed on Schedule 11.19(b)(i), but excluding any Intellectual Property Rights listed on Schedule 11.19(b)(ii).

“Acquired Business Registered IP” shall have the meaning set forth in Section 3.18(a)(i).

“Acquired Company” shall have the meaning set forth in the recitals of this Agreement.

“Acquired Equity” shall have the meaning set forth in Section 1.1.

“Acquired Software” means all Software included in the Acquired Business IP.

“Affiliate” shall mean, with respect to any specified Person, any other Person that owns or controls, is owned or controlled by or is under common ownership or control with such specified Person. For purposes of this definition, “control” means the ability to direct the operation or management of a Person, whether by Contract, ownership of securities, status as director, officer or other position therein, or otherwise. For the avoidance of doubt, the Acquired Company shall be considered an Affiliate of the Company prior to the Closing, and shall be considered an Affiliate of Buyer following the Closing.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Alternative Financing” shall have the meaning set forth in Section 5.7(b).

“Alternative Financing Commitment Letter” shall have the meaning set forth in Section 5.7(b).

“AML Laws” means the Money Laundering Control Act of 1986, the USA PATRIOT Act, the Bank Secrecy Act, and any similar Laws related to terrorist financing or money laundering of the United States or other jurisdiction applicable in respect of the transactions contemplated by this Agreement and by the other transaction document related hereto.

“Anti-Corruption Laws” means all Laws of any applicable jurisdiction concerning or relating to bribery or corruption, including the Foreign Corrupt Practices Act of 1977, and the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials.

“Antitrust Laws” means any Law or Order that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, including the HSR Act.

“Asset Sellers” shall have the meaning set forth in the recitals of this Agreement.

“Assignable Shared Contract” means all Shared Contracts which may be split and assigned in part to Buyer or replicated for the benefit of Buyer pursuant to its terms, without the consent of the counterparty thereto.

“Assignment and Assumption Agreement” means the assignment and assumption agreement, in a form to be mutually agreed by the Parties, by and between the Company and Buyer, to be entered into concurrently and in connection with the Closing.

“Assumed Benefit Plan” shall mean each Benefit Plan that is sponsored or maintained by the Acquired Company to which the Acquired Company is a party, and that is identified on Schedule 3.16(a) as an Assumed Benefit Plan.

“Assumed Liabilities” shall have the meaning set forth in Section 1.2(b).

“Automatic Transfer Employee” means an employee of the Acquired Business whose employment is expected to transfer from Seller or one of its Affiliates to Buyer or one of its Affiliates pursuant to the Transfer Regulations on the Closing Date.

“Balance Sheet Date” shall have the meaning set forth in Section 3.6.

“Base Purchase Price” means an amount equal to $150,000,000.

“Benefit Plans” shall have the meaning set forth in Section 3.16(a).

“Books and Records” shall mean all business, accounting, operating, and personnel records of the Sellers relating to the Acquired Business, including the organizational documents and ownership records of the Acquired Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions located in New York, New York or Chicago, Illinois are authorized or obligated by applicable Law to close.

“Business In-Licensed IP” means the Intellectual Property Rights and Technology licensed under the Business In-Licenses.

“Business In-License” has the meaning set forth in Section 3.15(a)(iv).

“Business IP” means, collectively, the Acquired Business IP and the Licensed Business IP.

“Business Registered IP” shall have the meaning set forth in Section 3.18(a)(ii).

“Buyer” shall have the meaning set forth in the preamble of this Agreement.

“Buyer Designee” shall have the meaning set forth in Section 1.3.

“Buyer Fundamental Representations” means those representations and warranties set forth in Section 4.1 (Due Authorization and Power), Section 4.2 (Authority), and Section 4.10 (Brokers).

“Buyer Indemnified Party” or “Buyer Indemnified Parties” shall mean: (a) Buyer; (b) Buyer’s current and future Affiliates; and (c) the respective directors, officers, employees, successors and assigns of the Persons referred to in clauses “(a)” and “(b)” of this definition.

“Buyer Plans” shall have the meaning set for in Section 6.2(c).

“Buyer Welfare Plans” shall have the meaning set for in Section 6.2(d).

“Cash and Cash Equivalents” shall mean the aggregate amount of the Acquired Company’s cash and cash equivalents (including marketable securities, short term investments, amounts of any received but uncleared checks, drafts and wires issued and all lease and other security deposits posted by each such Acquired Company, and excluding any outstanding checks undeposited by the recipient thereof), as determined in accordance with the Accounting Principles. Notwithstanding the foregoing, Cash and Cash Equivalents will be calculated net of any Taxes that would be imposed on or with respect to the repatriation of such Cash and Cash Equivalents to Buyer; provided, however, that in no event shall “Cash and Cash Equivalents” be duplicative of any amount included in Closing Date Working Capital.

“Clients” shall have the meaning set forth in Section 11.17(a).

“Closing” shall have the meaning set forth in Section 8.1.

“Closing Cash Consideration” shall mean an amount in cash equal to the Purchase Price minus $80,000,000.

“Closing Date” shall have the meaning set forth in Section 8.1.

“Closing Date Balance Sheet” shall have the meaning set forth in Section 2.3(b).

“Closing Date Cash” shall have the meaning set forth in Section 2.3(b).

“Closing Date Company’s Proportionate Share Shortfall” shall have the meaning set forth in Section 2.3(b).

“Closing Date Indebtedness” shall have the meaning set forth in Section 2.3(b)

“Closing Date Transaction Expenses” shall have the meaning set forth in Section 2.3(b)

“Closing Date Working Capital” shall have the meaning set forth in Section 2.3(b).

“Closing Stock Consideration” shall mean an aggregate amount of 8,334,653 shares of Series D preferred stock of Buyer.

“CMM Segment” sham mean the CMM segment, as defined, used and referenced in the Company’s Form 10-K filing for the fiscal year ended December 31, 2023.

“Code” shall mean the U.S. Internal Revenue Code of 1986.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Company Indemnified Party” or “Company Indemnified Parties” shall mean: (a) the Knowles Parties; (b) their current and future Affiliates; and (c) the respective directors, officers, employees, successors and assigns of the Persons referred to in clauses “(a)” and “(b)” of this definition.

“Company’s Proportionate Share Shortfall” shall mean the amount equal to the product of (x) an amount equal to (a) the number of wafers purchased by the Company during the period from April 1, 2024 through the Closing Date; minus (b) the number of wafers that is equal to (i) 68,000 multiplied by (ii) the fraction the numerator of which is the number of days having elapsed from April 1, 2024 through the Closing Date and the denominator of which is 365, multiplied by (y) the average price per wafer from April 1, 2024 through the Closing Date. Exhibit A-2 sets forth the calculation of the Company’s Proportionate Share Shortfall as if the Closing occurred on the Balance Sheet Date (the “Illustrative Company’s Proportionate Share Shortfall”).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.1.

“Contract” shall mean any legally binding indenture, note, bond, mortgage, deed of trust, lease, license or sublicense, contract, instrument, commitment or other agreement, arrangement or understanding between two or more Persons or by one Person in favor of another Person, whether oral or written.

“Copyrights” shall mean U.S. and foreign registered and unregistered copyrights, design rights, rights in mask works, and analogous rights in works of authorship (including Software), including moral rights and exclusive exploitation rights, and all registrations and applications to register the same.

“Counsel” shall have the meaning set forth in Section 11.17(a).

“Current Employee” shall mean each of the (a) employees of the Acquired Company, (b) Offer Employees and (c) Automatic Transfer Employees.

“D&O Indemnified Parties” shall have the meaning set forth in Section 6.8(a).

“Deal Communications” shall have the meaning set forth in Section 11.17(b).

“Debt Commitment Letter” shall mean that certain Amended and Restated Commitment Letter dated as of the date hereof, from Structural Capital Investments IV, LP and Structural Capital Investments III, LP in favor of Syntiant Corp., as amended, restated, amended and restated, supplemented or replaced in compliance with Section 5.7(a), or as required by Section 5.7(a) following a Financing Failure Event, pursuant to which the issuers thereof (collectively, the “Lenders”) have committed, subject solely to the conditions precedent set forth therein, to provide or cause to be provided the debt financing described therein for the purposes of financing the transactions contemplated hereby.

“Debt Financing” shall mean the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter.

“Dispute Notice” shall have the meaning set forth in Section 2.3(b).

“Enforceability Exceptions” shall have the meaning set forth in Section 3.2.

“Environmental Laws” shall mean all Laws regarding protection of the environment, including those protecting the quality of the ambient air, soil, surface water or groundwater, and the use, handling, transportation, treatment, storage, recycling, disposal, Release or discharge of Hazardous Substances, in each case enacted as of the date hereof.

“Environmental Permits” shall have the meaning set forth in Section 3.12(a).

“Equity Seller” shall have the meaning set forth in the recitals of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, is, or was considered, at the relevant time, as a single employer with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code (whether or not such other entity is incorporated or located in the U.S.).

“Estimated Closing Date Cash” shall have the meaning set forth in Section 2.1(b).

“Estimated Closing Date Company’s Proportionate Share Shortfall” shall have the meaning set forth in Section 2.1(b).

“Estimated Closing Date Indebtedness” shall have the meaning set forth in Section 2.1(b).

“Estimated Closing Date Working Capital” shall have the meaning set forth in Section 2.1(b).

“Estimated Closing Date Transaction Expenses” shall have the meaning set forth in Section 2.1(b).

“Estimated Working Capital Statement” shall have the meaning set forth in Section 2.1(b).

“Excluded Books and Records” means (a) minute books, equity interest records, consents and other similar records of the Company and its Subsidiaries (other than the Acquired Company); (b) books and records relating to any assets or liabilities of the Company or its Subsidiaries other than the Acquired Assets and the Assumed Liabilities (including any books and records and privileged information relating to any cause of action (including counterclaims) and defenses against third parties relating to any such asset or liability, to the extent not relating to an Assumed Liability); (c) books and records (including personnel and employment records) that the Company or any of its Subsidiaries is required by Law to retain or prohibited by Law from delivering to Buyer (provided, that copies of which have been made available to Buyer, at Buyer’s reasonable request and sole cost and expense, to the extent permitted by Law and solely with respect to the Acquired Business); (d) books and records of the Acquired Company to the extent that they relate to the Company or its Subsidiaries (other than the Acquired Company), including any internal proceedings of the Company or its Subsidiaries (other than the Acquired Company), and including minute books, equity interest records, consents and other similar records, consolidated financial reports, documents and other materials to the extent reflecting or relating to internal approval processes of the Company or its Subsidiaries (other than the Acquired Company) (provided, that copies have been made available to Buyer, at Buyer’s reasonable request and sole cost and expense, to the extent permitted by Law and solely with respect to the Acquired Business); (e) any financial records (including general ledgers) or Tax Returns of the Company or its Subsidiaries (other than the Acquired Company or exclusively related to the Acquired Assets or Acquired Business); (f) any books and records, reports, internal drafts, opinions, valuations, correspondence or other materials prepared or received by the Company or any of its Subsidiaries or its or their respective Representatives, including any such materials prepared or received by the Acquired Company prior to the Closing, irrespective of whether they remain in the possession of the Acquired Company after the Closing, in connection with a potential sale of the Acquired Business or the Acquired Company; (g) all confidentiality or non-disclosure agreements with prospective purchasers of the Acquired Business or the Acquired Company or any portion thereof and all bids, letters of intent and expressions of interest received from third parties with respect thereto; (h) any consolidated, combined, affiliated or unitary Tax Return that includes the Company or any of its Affiliates or any Tax-related work papers; (i) any consolidated regulatory filings made by the Company or any of its Affiliates and any related correspondence with Governmental Entities unless the information contained therein relates to the Acquired Company or the Acquired Business (except to the extent exclusively related to the Acquired Company, Acquired Assets or Acquired Business); (j) personnel and employment records for all employees and former employees of the Company or any of its Subsidiaries who are not Transferred Employees, and any other email, files, data and information with respect to the employees of the Company or any of its Affiliates; (k) evaluative and performance-related personnel and employment records for employees of the Acquired Business who become Transferred Employees, including employment application materials, performance evaluations, and disciplinary records; (l) any medical information regarding any current or former employee, consultant or contractor of the Company or any of its Affiliates, including any “genetic information” within the meaning of the Genetic Information Nondiscrimination Act of 2008 (“GINA”), any individual’s family medical history (except as otherwise permitted by GINA and the Family and Medical Leave Act), the results of an individual’s or family member’s genetic tests, the fact that an individual or an individual’s family member sought or received genetic services, or genetic information of a fetus carried by an individual or an individual’s family member or an embryo lawfully held by an individual or family member receiving assistive reproductive services; and (m) all privileged materials, documents and records that are not exclusively related to the Acquired Business.

“Excluded Liabilities” shall have the meaning set forth in Section 1.2(b)(ii).

“Fee Letter” shall mean that certain Amended and Restated Fee Letter dated as of the date hereof, from Syntiant Corp. in favor of Structural Capital Investments IV, LP and Structural Capital Investments III, LP, as amended, restated, amended and restated, supplemented or replaced in compliance with Section 5.7(a).

“Financial Statements” shall have the meaning set forth in Section 3.6.

“Financing” shall have the meaning set forth in Section 4.8(b).

“Financing Failure Event” means any of the following (a) the commitments with respect to all or any portion of the Debt Financing expiring or being terminated, (b) for any reason, all or any portion of the Debt Financing becoming unavailable, (c) a breach or repudiation by any party to the Debt Commitment Letter, or (d) it becoming reasonably foreseeable that any of the events set forth in clauses (a) through (c) shall occur, or (e) any party to a Debt Commitment Letter or any Affiliate or agent of such Person shall allege that any of the events set forth in clauses (a) through (c) has occurred.

“Fraud” means with respect to a Party common law fraud under the applicable Laws of the State of Delaware in respect of the making by such party of any representation or warranty set forth in this Agreement.

“Form of Offer Letter” means the form offer letter to be used in making offers of employment to the Offered Employees.

“Fundamental Representations” means the Buyer Fundamental Representations and the Seller Fundamental Representations.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” shall mean any foreign, state, local or other governmental authority, including any court, commission, board, bureau, agency or instrumentality thereof.

“Hazardous Substance” shall mean any material, substance, or waste defined as hazardous or toxic or as a contaminant or pollutant under any Environmental Law.

“Hearing Health Field of Use” means the market for micro electronic mechanical systems (MEMS) or voice vibration sensors (V2S) for wearable electronic sound-amplifying devices primarily designed for the purpose of compensation for impaired hearing. In 2024 this would include, for example, the Resound Nexia 9 and the Oticon Intent 1; but would exclude, for example, the Apple AirPods Pro and the Bose QuietComfort Ultra Earbuds.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax” means any Tax that is, in whole or in part, based on or measured by net income or profit.

“Indebtedness” means, with respect to any Person, (i) obligations of such Person with respect to indebtedness for borrowed money, including (A) any indebtedness evidenced by a note, bond, debenture or similar instrument, and (B) accrued interest and any prepayment premiums, penalties, breakage costs or other similar obligations in respect thereof to the extent that the related Indebtedness is prepaid or paid off as of the relevant time of calculation, (ii) obligations of such Person with respect to indebtedness for the deferred purchase price of property or services, including earn-out obligations appearing on such Person’s balance sheet in accordance with GAAP (other than current trade liabilities incurred in the ordinary course of business), (iii) obligations of such Person in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person, in each case, to the extent drawn, (iv) liabilities and reimbursement obligations of such Person under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other similar hedging agreements or arrangements, (v) Accrued Income Taxes, (vi) obligations of such Person to pay rent or other amounts under any lease of (or other arrangements conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, provided that the foregoing shall not include any amounts required to be paid under the Suzhou Sublease, (vii) obligations of such Person under guarantees in respect of any Indebtedness of a type described in the foregoing clauses (i) through (vi) of any other Person (other than obligations of the Acquired Company), (viii) the Accrued PTO and any accrued but unpaid bonuses given credit in accordance with Section 6.2(j), and (ix) any Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided that “Indebtedness” shall in no event include any current liabilities included in the calculation of Working Capital.

“Indemnified Party” or “Indemnified Parties” shall mean any Buyer Indemnified Party or Company Indemnified Party, as the context shall imply.

“Indemnified Taxes” means (i) any Taxes of the Acquired Company with respect to any Pre-Closing Tax Period, (ii) any Taxes attributable to any settlement of intercompany accounts pursuant to Section 5.6, and (iii) Taxes for which the Acquired Company (or any predecessor of the foregoing) is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date; provided, however, that Indemnified Taxes shall exclude any Taxes (i) resulting from transactions on the Closing Date after the Closing outside the ordinary course of business and not contemplated by this Agreement and (ii) to the extent such Taxes were specifically reflected as a Liability in Closing Date Indebtedness or Closing Date Working Capital, as finally determined pursuant to Section 2.3.

“Independent Auditor” shall have the meaning set forth in Section 2.3(d).

“Initial Closing Cash Consideration” shall mean an amount in cash equal to the Initial Purchase Price minus $80,000,000.

“Initial Purchase Price” shall mean (i) the Base Purchase Price, (ii) (A) plus the amount, if any, by which the Estimated Closing Date Working Capital exceeds the Working Capital Target or (B) minus the amount, if any, by which the Working Capital Target exceeds the Estimated Closing Date Working Capital, plus (iii) the Estimated Closing Date Cash, minus (iv) the Estimated Closing Date Indebtedness, minus (v) the Estimated Closing Date Transaction Expenses, plus (vi) the Estimated Closing Date Company’s Proportionate Share Shortfall.

“Intellectual Property Rights” shall mean, collectively, all past, present and future intellectual property, industrial and proprietary rights and related priority rights of any kind, whether registered or unregistered, and whether protected, created or arising under the Laws of the U.S., any state, any other country or jurisdiction, or international treaty regime or convention, including all rights, title and interests in and to any of the following: (i) Trademarks; (ii) Patents; (iii) Copyrights; (iv) Trade Secrets; (v) internet domain names; (vi) industrial designs; (vii) rights in databases and data collections (including knowledge databases, customer lists and customer databases), and (viii) all past, present and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

“Interim Balance Sheet” shall have the meaning set forth in Section 3.6. “Interim Financial Statements” shall have the meaning set forth in Section 3.6.

“Inventory” shall mean inventories of raw materials, work-in-process and finished products, and all spare, service and repair parts, supplies and components held for sale, together with related packaging materials.

“Investment Screening Laws” means any Law or Order designed or intended to prohibit, restrict or regulate investment made by any Person into business interests located in a foreign country.

“Investor Rights Agreement” means the Amended and Restated Investors’ Rights Agreement, dated February 10, 2022, by and among Buyer and the investors listed on Schedule A thereto.

“IP Assignment Agreement” means an intellectual property assignment agreement, substantially in the form of Exhibit C hereto, pursuant to which the Company will convey, transfer, assign and deliver to Buyer all rights, title and interests in, to and under certain Intellectual Property Rights used in the Acquired Business.

“IP License Agreement” shall have the meaning set forth in the recitals of this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Key Employees” shall mean the following individuals: Gregory Doll, Peter Vancorenland, Steven Lu and Millet Barbajo.

“Knowledge of Buyer” or “Buyer’s Knowledge” shall mean the knowledge of the following individuals after reasonable due inquiry of direct reports by such individuals: Kurt Busch, Paul Henderson and Pieter Vorenkamp.

“Knowledge of the Company” or “Company’s Knowledge” shall mean the knowledge of the following individuals after reasonable due inquiry of direct reports by such individuals: Brian Crannell; Gregory Doll; Peter Vancorenland; Millet Barbajo; Dan Giesecke; and Steven Lu.

“Knowles Marks” shall have the meaning set forth in Section 6.5(a)(i). “Knowles Parties” shall have the meaning set forth in Section 3.2.

“Law” shall mean any common law or any federal, foreign, state, local or other constitution, statute, law, code, ordinance, rule, regulation or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Leased Real Property” shall have the meaning set forth in Section 3.14(a)(i). “Leases” shall have the meaning set forth in Section 3.14(a)(ii).

“Lenders” shall have the meaning set forth in the defined term “Debt Commitment Letter”.

“Liability” shall mean any direct or indirect liability or obligation that a Person owes to or at the behest of any other Person, fixed or unfixed, known or unknown, liquidated or unliquidated or secured or unsecured, in each case whether called a liability, obligation, Indebtedness, guaranty, endorsement, claim or responsibility or otherwise.

“Licensed Business IP” means all Intellectual Property Rights licensed or sublicensed to Buyer or its Affiliates under the IP License Agreement or any other ancillary agreement hereunder.

“Licensed Registered IP” shall have the meaning set forth in Section 3.18(a)(ii). “Lien” shall mean any mortgage, lien, pledge, charge, claim, security interest or similar encumbrance.

“Local Agreements” shall have the meaning set forth in Section 1.5(a).

“Losses” means any losses, damages, Liabilities, judgments, settlements, interest awards, penalties, fines, costs and expenses (including reasonable and documented attorneys’ fees), in each case, to the extent actually incurred by or awarded against an Indemnified Party.

“Material Adverse Effect” means any event, circumstance, development, change, effect or occurrence that, individually or in the aggregate, (i) is or would reasonably expected to be materially adverse to the condition (financial or otherwise), assets, properties or results of operations of the Acquired Company or Acquired Business, taken as a whole, or (ii) would prevent or materially delay the ability of the Company or the Sellers to consummate the transactions contemplated by this Agreement; provided, however, that, solely for purposes of clause (i) above, in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will or would reasonably expected to be a “Material Adverse Effect”: (a) any change or prospective change in any applicable Law or GAAP or interpretation thereof; (b) any change in interest rates or general economic conditions in any of the industries or markets in which the Acquired Business operates or affecting the United States of America or foreign economies in general; (c) any change that is generally applicable to the industries or markets in which the Acquired Business operates; (d) the entry into or announcement of this Agreement and/or the consummation of the transactions contemplated hereby; (e) any omission to act or action taken by the Company or any of its Affiliates that is expressly contemplated by the terms of this Agreement or with the prior written consent of Buyer; (f) any national or international political or social conditions, including the engagement by the United States of America or any other jurisdiction in which the Acquired Business operates in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America, such jurisdiction or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America or any such jurisdiction; (g) any acts of God, including any earthquakes, hurricanes, tornados, floods, tsunamis or other natural disasters, or any other damage to or destruction of assets caused by casualty; or (h) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance for any period (provided, however, that the underlying causes of such failure (subject to the other provisions of this definition of “Material Adverse Effect”) may be taken into account in determining whether a “Material Adverse Effect” has occurred or will occur); provided, however, that each of the clauses (b), (c) and (g) shall only be excluded for the purpose of determining whether there has been a “Material Adverse Effect” under clause (i) above to the extent such event, circumstance, development, change, effect or occurrence affects the Acquired Company or the Acquired Business in a disproportionate manner relative to other businesses in the same industry or industries and location in which the Acquired Company or the Acquired Business operates (in which case, only the incremental disproportionate effect or effects may be taken into account in determining whether there has been a Material Adverse Effect).

“Material Contract” shall have the meaning set forth in Section 3.15. “Material Customers” shall have the meaning set forth in Section 3.26(a). “Material Vendors” shall have the meaning set forth in Section 3.26(b). “Non-Transferable Asset” shall have the meaning set forth in Section 1.2(c).

“Offer Employee” means each employee of the Sellers and their Affiliates, other than the employees of the Acquired Company and the Automatic Transfer Employees, who is employed exclusively in connection with the Acquired Business and who are set forth on Schedule 11.19(d).

“OFAC” shall have the meaning set forth in Section 3.27(b).

“Open Source Software” means any Software that is licensed, provided, or distributed under or otherwise subject to the terms of any open-source or similar license agreement, including any license agreement that meets the definition of “Open Source” promulgated by the Open Source Initiative, available online at http://www.opensource.org/osd.html, or the Free Software Definition (as promulgated by the Free Software Foundation) (any such license, an “Open Source License”).

“Orders” shall mean any order, writ, injunction, judgment, ruling, plan or decree of any Governmental Entity.

“Owned Real Property” shall have the meaning set forth in Section 3.14(a).

“Party” or “Parties” shall mean the Company and/or Buyer, as the case may be.

“Patents” shall mean issued U.S. and foreign patents and pending patent applications, wherever filed, and invention disclosures of any kind or nature (including utility models that are subject to statutory protection), and any and all divisions, continuations, continuations-in-part, provisionals and patents issuing on any of the foregoing, and all reissues, reexaminations, substitutions, renewals and extensions thereof, as well as any related counterparts and members of the same patent families to such patents and patent applications or applications filed on the basis of such invention disclosures, wheresoever issued or pending anywhere in the world.

“Permitted Liens” shall mean (a) Liens for Taxes not yet due and payable or being contested in good faith by appropriate Proceedings for which appropriate reserves have been made, (b) Liens as reflected in title records relating to the Real Property that do not materially impair the use or value of the Real Property to which they relate, (c) Liens arising from products purchased from third parties under a retention of title or similar reservation, (d) Liens of landlords or mechanic’s, material men’s, repairman’s or similar Liens arising in the ordinary course of business with respect to obligations that are not more than one hundred twenty (120) days past due or that are being contested in good faith by appropriate Proceedings, (e) all Liens identified in the Schedules, including Schedule 11.19(e), (f) pledges or deposits to secure obligations under workers’ compensation, unemployment insurance or other types of social security or similar requirements of Law, (g) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business on a form previously made available to Buyer, and (h)

such other Liens as do not, individually or in the aggregate, materially interfere with the present use of the affected property or do not, individually or in the aggregate, materially interfere with the conduct of the normal operations of the Acquired Business as currently conducted.

“Permitted Real Property Exceptions” means, collectively, (a) Liens for Taxes and other governmental charges and assessments (including special assessments) that are not yet due and payable or being contested in good faith by appropriate Proceedings or for which appropriate reserves have been made; (b) all Real Property Agreements; (c) all matters and exceptions set forth in any title insurance policies or commitments, if any, made available to Buyer prior to the date hereof; (d) Liens or other charges, encumbrances or title exceptions or imperfections with respect to the Real Property created by or resulting from the acts or omissions of Buyer or any of its Affiliates, employees, officers, directors, agents, representatives, contractors, invitees or licensees; (e) Liens or other charges, encumbrances and/or title exceptions or imperfections created by any of the documents to be executed in connection with this Agreement whether prior to, at or after the Closing; (f) all matters that may be shown by a current, accurate survey or physical inspection of the Real Property; (g) applicable Law, including building and zoning laws, ordinances and regulations now or hereafter in effect relating to the Real Property; (h) any and all service Contracts affecting the Real Property as of the date hereof, and any and all service Contracts entered into after the date of this Agreement in accordance with the provisions of this Agreement, in each case, to the extent in effect as of the Closing; (i) any Permitted Liens to the extent applicable or relating to, or otherwise affecting, the Real Property; (j) easements, rights of way, restrictions, covenants or other similar matters that are not material in amount or do not materially detract from the value or materially impair the existing use of the Real Property affected by such easement, right of way, restriction, covenant or other matter; and (k) Liens not created by the Acquired Company that affect the underlying fee interest of any Leased Real Property.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Entity.

“Personal Information” means information in any form that is capable, directly or indirectly, of being associated with, related to or linked to a natural Person, device or household and/or is considered “personally identifiable information,” “personal information,” “personal data,” or any similar term by any applicable Laws or Privacy Requirements.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the islands of Taiwan.

“PRC Costs” shall have the meaning set forth in Section 6.2(g).

“Pre-Closing Engagements” shall have the meaning set forth in Section 11.17(a). “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Tax Period, the portion of such Tax period ending on the Closing Date.

“Privacy Laws” means all applicable Laws, in each case as amended, consolidated, re-enacted or replaced from time to time relating to privacy, data security, the processing of Personal Information, data breach notification, website and mobile application privacy policies and practices, consumer protection, the processing and security of payment card information, wiretapping, the interception of electronic communications, the tracking or monitoring of online activity, data- or web-scraping, advertising or marketing, and email, text message, or telephone communications, including: the Federal Trade Commission Act; the Telephone Consumer Protection Act; the Telemarketing and Consumer Fraud and Abuse Prevention Act; the Controlling the Assault of Non-Solicited Pornography and Marketing Act; the Electronic Communications Privacy Act; the Computer Fraud and Abuse Act; the California Consumer Privacy Act (“CCPA”) and any similar Laws enacted and in effect in other U.S. states; the EU General Data Protection Regulation; the EU General Data protection Regulation as it forms part of United Kingdom (“UK”) law by virtue of section 3 of the European Union (Withdrawal) Act 2018 and any applicable implementing or supplementary legislation of the UK (including the UK Data Protection Act 2018); and the EU e-Privacy Directive 2002/58/EC as amended by Directive 2009/136/EC (and any European Union member states’ laws and regulations implementing it).

“Preliminary Cash Determination” shall have the meaning set forth in Section 2.3(a).

“Preliminary Closing Date Balance Sheet” shall have the meaning set forth in Section 2.3(a).

“Preliminary Closing Statement” shall have the meaning set forth in Section 2.3(a).

“Preliminary Indebtedness Determination” shall have the meaning set forth in Section 2.3(a).

“Preliminary Transaction Expenses Determination” shall have the meaning set forth in Section 2.3(a).

“Preliminary Working Capital Determination” shall have the meaning set forth in Section 2.3(a).

“Previous Benefit Plans” shall have the meaning set for in Section 6.2(d).

“Privileged Deal Communications” shall have the meaning set forth in Section 11.17(b).

“Proceeding” shall mean any claim, demand, charge, complaint, action, suit, proceeding, hearing, audit or investigation, whether judicial or administrative, of any Person or Governmental Entity.

“Products” means (a) the products and services set forth on Schedule 11.19(f) and (b) all other products and services designed, developed, manufactured, marketed, imported, exported, supported, maintained, sold, distributed or otherwise disposed of by the Company and its Affiliates exclusively in the operation of the Acquired Business, and all products and service offerings in development by the Company and its Affiliates exclusively in connection with the Acquired Business.

“Prohibited Debt Financing Modifications” shall have the meaning set forth in Section 5.7(a).

“Purchase Price” shall have the meaning set forth in Section 2.1(a).

“Qualifying Offer” shall have the meaning set forth in Section 1.2(b)(i)(D).

“Real Property” shall have the meaning set forth in Section 3.14(a).

“Real Property Agreements” means all reciprocal easement and operating agreements, agreements supplemental thereto, easements, and the Acquired Company’s interests as landlord under any leases or subleases, purchase and lease-termination options, rights of first refusal or first offer, subordination, non-disturbance and attornment agreements, and other agreements that run with the land and in each case are appurtenant to the Real Property and other agreements (other than lease agreements) that relate to the occupancy or operation of the Real Property.

“Registered IP” means all Intellectual Property Rights registered, filed or issued (or for which an application is pending for registration, filing or issuance) under the authority of, with or by any Governmental Entity (or, in the case of internet domain names, under the authority of any authorized private registrar).

“Related Party” shall have the meaning set forth in Section 11.18.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Representative” means, as to any Person, its Affiliates and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives.

“Required Governmental Approvals” shall have the meaning set forth in Section 5.4(a). Plan.

“Retained Benefit Plan” means each Benefit Plan that is not an Assumed Benefit

“Retained Businesses” means the businesses of the Company, Sellers and their Affiliates other than the Acquired Business.

“Retained Company” means the Company and its Affiliates other than the Acquired Company.

“Right of First Refusal and Co-Sale Agreement” means the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated February 10, 202, by and among Buyer and the other parties thereto.

“R&W Insurance Policy” shall have the meaning set forth in Section 2.5(a).

“Sanctions” means economic sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State, the European Union, any European Union Member State, the United Kingdom or the United Nations Security Council.

“Schedules” shall mean the disclosure schedules delivered by the Company to Buyer simultaneously with the execution and delivery of this Agreement and which form a part of this Agreement.

“Security Incident” means in relation to the Acquired Business or Acquired Company any (i) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other processing of Personal Information; (ii) unlawful or unauthorized access to the IT Systems that impacts the confidentiality, integrity, or availability of the IT Systems or any Personal Information stored or otherwise processed therein; or (iii) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Privacy Laws.

“Seller Fundamental Representations” means those representations and warranties set forth in Section 3.1(a) (Due Authorization and Power), Section 3.2 (Authority), Section 3.3 (Ownership), Section 3.4 (Title to Acquired Equity), Section 3.7 (Tax Matters) Section 3.13(a) and (b) (Assets), Section 3.21 (Certain Relationships) and Section 3.28 (Brokers); provided that Section 3.7 (Tax Matters) shall only be a Seller Fundamental Representation for purposes of Article X and shall not be a Seller Fundamental Representation for purposes of Section 7.2(a).

“Seller Loan” means a potential loan to be made by the Company to Buyer in an amount not to exceed $15,000,000 pursuant to the terms and conditions set forth in a separate written agreement between the Company and Buyer.

“Seller Special Representations” means those representations and warranties set forth in Section 3.18(b), (c) and (d) (Intellectual Property).

“Sellers” shall mean the Equity Seller and the Asset Sellers.

“Separation Costs” shall mean the costs incurred by Buyer or any of its Affiliates which are: (a) Service Fees incurred by Buyer or any of its Affiliates under the Transition Services Agreement which are identified in column M of the Services Schedule to the Transition Services Agreement as “Transitional Separation” costs; (b) (i) PRC Costs and Transaction Payments, to the extent permitted Section 6.2(g), (ii) COBRA costs, to the extent permitted pursuant to Section 6.2(h), (iii) costs associated with any increase in compensation requested by Buyer to the extent permitted pursuant to Section 6.3(A) and (B), and (iv) any severance payments paid from the Closing Date through the first anniversary of the Closing Date for Transferred Employees pursuant to Section 6.2(b)(iv); (c) costs for establishing a new Malaysian facility and costs for moving the applicable Acquired Assets to such new facility; or (d) rent under the lease for the Santa Clara facility for the duration of its current term; and excluding, for the avoidance of doubt, costs incurred by Buyer or any of its Affiliates with respect to the Itasca Lease or the Suzhou Sublease.

“Separation Costs Credit” shall mean (a) reimbursement by the Company of Buyer for one hundred percent (100%) of the first seven million ($7,000,000) of Separation Costs and (b) reimbursement by the Company of Buyer for fifty percent (50%) of Separation Costs in excess of seven million ($7,000,000) (with Buyer being solely responsible for the other fifty percent (50%) of such costs); provided that in no event will any Knowles Party reimburse Buyer for more than $13.5 million in total for Separation Costs.

“Series D Documents” shall mean the Series D Stock Purchase Agreement, the Voting Agreement, the Investor Rights Agreement and the Right of First Refusal and Co-Sale Agreement and the letter agreements with Series D Investors relating to the Series D Financing, including all exhibits, schedules or appendices thereto (such as, without limitation, the Schedule of Exceptions attached as Exhibit C to the Series D Stock Purchase Agreement) as have been provided to the Company as of the date hereof, in substantially the form(s) so-provided.

“Series D Financing” shall have the meaning set forth in Section 4.8(b).

“Series D Investors” shall mean such entities or individuals as have purchased or will purchase Series D Shares (as such term is defined in the Series D Stock Purchase Agreement) pursuant to and in accordance with the Series D Stock Purchase Agreement, including those set forth on Schedule 11.19(c).

“Series D Side Letter” means the side letter agreement in substantially the form attached hereto as Exhibit L-5, regarding certain matters relating to the Series D Documents, by and between KELLC and Buyer, to be entered into concurrently and in connection with the consummation of the Closing Stock Consideration.

“Shared Contracts” shall have the meaning set forth in Section 3.15(c).

“Software” shall mean (a) computer software programs and software systems, including software implementations of algorithms, heuristics models and methodologies and related data files, whether in source code or object code, application programming interfaces, (b) software testing, validation, verification and quality assurance materials, (c) descriptions, schematics, flow- charts and other work product used to design, plan, organize and develop any of the foregoing, (d) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing, (e) operating systems, management code, firmware, utilities, graphical user interfaces and software engines, (f) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing, and (g) documentation, including user manuals, technical manuals, developer notes, developer tools, developers’ kits, utilities, comments and annotations, web materials, and architectural and design specifications and training materials, in each case whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature relating to any of the foregoing.

“Sony” means Sony Electronics, Inc.

“Sony Consent” shall mean the consent of Sony to the transactions contemplated by this Agreement pursuant to the Sony Contracts, as further described on Exhibit G hereto.

“Sony Contracts” shall mean the Contracts set forth on Schedule 11.19(g).

“Sony Side Letter” means side letter regarding certain matters as between the Company and Buyer with respect to the Sony Contracts which is being entered into concurrently with this Agreement.

“SSO” means a standard body, standard-setting organization or standards development organization.

“Standard Software” means non-customized, off-the-shelf, commercially available Software that is (a) licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (b) not redistributed with or incorporated into, or used directly in, the design, development, or manufacturing of, any of the Products, and (c) generally available on (and actually licensed under) standard terms and involves annual payments by the Company or any of its Affiliates of $75,000 or less.

“Straddle Tax Period” means a Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” of any Person shall mean another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or by another Subsidiary of such first Person.

“Tax” or “Taxes” shall mean any and all United States federal, state, local, foreign or other taxes of any kind whatsoever (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, real and tangible property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, stamp taxes, custom duties and taxes or other charges in the nature of excise, withholding, ad valorem or value added, alternative or add-on minimum or estimated tax whether disputed or not.

“Tax Return” shall mean any return, declaration, report, estimate, claim for refund, or information return or statement relating to, or filed or required to be filed or sent in connection with, any Taxes, including any schedule, form, attachment or amendment.

“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Tax agreement which obligates any Person to indemnify another party to any such agreement for Tax obligations, other than customary commercial agreements entered into in the ordinary course of business and not primarily relating to Taxes.

“Technology” means all technology, methods, techniques, processes, designs, design rules, inventions (whether or not patented or patentable), diagrams, plans, discoveries, ideas, concepts, methods, prototypes, specifications, schematics, formulae, compositions, communication protocols, algorithms, routines, logic information, register-transfer levels, netlists, verilog files, simulations, lab notebooks, reports (including emulation and simulation reports), RTL, GDSII files, layout designs, topographies, cores, blocks, libraries, circuit designs, whether embodied in Software or otherwise, wafers, test methodologies, and hardware development tools, business plans, proposals, financial information, pricing and cost information, bills of material, user interfaces, network configurations and architectures, test vectors and procedures, protocols, works of authorship, physical mask works for semiconductor devices and mask sets, know-how, trade secrets and other proprietary information, software, files, information, documentation, performance data, quality data, customer data, technical data, databases and data collections, firmware, devices and hardware and other scientific or technical information, technology or materials, in whatever form (tangible or otherwise), and in each case, whether or not registered with a Governmental Entity, but in all cases excluding Intellectual Property Rights.

“Termination Date” shall have the meaning set forth in Section 9.1(b).

“Third Party Consent” shall mean any consent, authorization, approval, waiver or agreement of third parties (including Governmental Entities) that is required by Law or Contract to sell, assign, transfer, convey, deliver or contribute any Acquired Asset or Acquired Equity.

“Trade Controls” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801- 4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“Trade Secrets” shall mean any rights in know-how, business, marketing and technical information, databases, procedures, research records, market surveys, product specifications, product designs, plans, compositions, proprietary processes, methods, techniques, customer lists and data, supplier lists and data, and any other trade secrets and analogous rights for the protection of confidential, proprietary or non-public information, in each case that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use.

“Trademark License Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Trademarks” means registered and unregistered trademarks, service marks, business names, corporate names, brand names, certification marks, trade dress, logos, slogans, trade names, and other indicators of source or origin (including social media handles), together with the goodwill associated therewith and any registrations and applications for registration therefor.

“Transaction Documents” means the Assignment and Assumption Agreement, the Transition Services Agreement, the IP License Agreement, the Trademark License Agreement, the Sony Consent, the Local Agreements and the other documents, instruments and agreements contemplated to be entered into in connection with the transactions contemplated hereby.

“Transaction Expenses” means, as of Closing, the aggregate amount of any fees, costs and expenses incurred in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby (including any strategic transaction process conducted with third parties prior to the execution of this Agreement) payable by the Company, any Seller or their Affiliates that have not been paid by the Company, Sellers or their Affiliates or otherwise prior to the Closing, including (a) all brokerage or finders’ fees or agents’ commissions or any similar charges, and (b) all legal, accounting, financial advisory, consulting and other fees and expenses of third parties (including (x) fifty percent (50%) of the cost of the R&W Insurance Policy and (y) the cost of the “tail” insurance policies contemplated by Section 6.7); provided, however, that in no event shall “Transaction Expenses” be duplicative of any amount included in Closing Date Indebtedness or Closing Date Working Capital.

“Transfer Regulations” mean the European Council Directive of March 12, 2001 (2001/23/EC) (the “Directive”) relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses or any country legislation implementing the Directive or any other local equivalent under applicable Law.

“Transferred Employees” shall mean each Offer Employee who, as of Closing Date (or, if applicable, such later date that such employee actually commences employment with Buyer or one of its Affiliates), becomes an employee of Buyer or one of its Affiliates by acceptance of Buyer’s or one of its Affiliates’ offer of employment pursuant to Sections 6.2(a) and (b).

“Transferred Technology” means all Technology owned or purported to be owned by (whether solely or jointly) the Company or any of its Affiliates that is exclusively used or exclusively held for use in or is otherwise exclusively related to the Acquired Business.

“Transition Services Agreement” shall have the meaning set forth in the recitals of this Agreement, and may, to the extent required by Law or to the extent more convenient for administrative purposes, have appended thereto separate agreements for particular jurisdictions, in each case as mutually agreed upon by the Parties.

“Treasury Regulation” shall mean any regulation promulgated under the Code by the United States Department of Treasury.

“Voting Agreement” means the Amended and Restated Voting Agreement, dated February 10, 2022, by and among Buyer and the other parties thereto.

“WARN Act” means the Worker Adjustment and Retraining Notification, 29 U.S. 2101 and any similar state, local or foreign Laws, and the regulations implemented thereto.

“Working Capital” shall mean, as of any time of determination, calculated on a combined basis in accordance with the Accounting Principles, (a) the current assets of the Acquired Business as of such time (excluding deferred Tax assets) minus (b) the current liabilities of the Acquired Business as of such time, in each case consisting solely of the line items set forth in the Estimated Working Capital Statement (excluding deferred Tax liabilities and Accrued Income Taxes of the Acquired Company attributable to a Pre-Closing Tax Period), and prepared in a manner consistent with the illustration set forth on Exhibit A-1.

“Working Capital Target” shall mean $66,000,000.Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number, and vice versa.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute and deliver this Purchase and Sale Agreement as of the day and year first written above.

KNOWLES CORPORATION

By:	/s/ Jeffrey S. Niew
Name:	Jeffrey S. Niew
Title:	President & Chief Executive Officer

[Signature Page - Purchase and Sale Agreement]

SYNTIANT CORP.

By:	/s/ Kurt F. Busch
Name:	Kurt F. Busch
Title:	Chief Executive Officer

[Signature Page - Purchase and Sale Agreement]

Exhibit A-1

Illustrative Working Capital Calculation

[Intentionally Omitted]

Exhibit A-2

Illustrative Company’s Proportionate Share Shortfall Calculation

[Intentionally Omitted]

Exhibit B

[Reserved.]

Exhibit C

Form of IP Assignment Agreement

[Intentionally Omitted]

Exhibit D

Form of IP License Agreement

[Intentionally Omitted]

Exhibit E

Form of Trademark License Agreement

[Intentionally Omitted]

Exhibit F

Form of Transition Services Agreement

[Intentionally Omitted]

Exhibit G

Sony Consent

[Intentionally Omitted]

Exhibit H-1

Form of Stamping Supply Agreement

[Intentionally Omitted]

Exhibit H-2

Form of MEMS Release Supply Agreement

[Intentionally Omitted]

Exhibit I

Form of Itasca Lease

[Intentionally Omitted]

Exhibit J

Form of Suzhou Lease

[Intentionally Omitted]

Exhibit K-1

Form of Penang Manufacturing Lease

[Intentionally Omitted]

Exhibit K-2

Form of Penang Warehouse Lease (Units 11 & 49)

[Intentionally Omitted]

Exhibit K-3

Form of Penang Warehouse Lease (Unit 51)

[Intentionally Omitted]

Exhibit L-1

Form of Series D Stock Purchase Agreement

[Intentionally Omitted]

Exhibit L-2

Form of Voting Agreement

[Intentionally Omitted]

Exhibit L-3

Form of Investor Rights Agreement

[Intentionally Omitted]

Exhibit L-4

Form of Right of First Refusal and Co-Sale Agreement

[Intentionally Omitted]

Exhibit L-5

Form of Series D Side Letter

[Intentionally Omitted]